                                                  Filed Pursuant to Rule 424B5
Prospectus Supplement                             Registration No. 333-63423
(To prospectus dated October 30, 1998)

                                5,000,000 SHARES

                                [HERCULES LOGO]

                                  COMMON STOCK
                            ------------------------

     Hercules Incorporated is offering 5,000,000 shares of our common stock in a firmly underwritten offering.
                            ------------------------

     Our common stock is listed on the New York Stock Exchange under the symbol "HPC." On July 21, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $35 15/16 per share.
                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-11.
                            ------------------------

                                                      Per Share       Total
                                                      ---------    ------------
Offering Price......................................   $35.00      $175,000,000
Discounts and Commissions to Underwriters...........   $ 0.70      $  3,500,000
Offering Proceeds to Company........................   $34.30      $171,500,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Hercules Incorporated has granted the underwriters the right to purchase up to 750,000 additional shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within thirty days after the offering. Banc of America Securities LLC expects to deliver the shares of common stock to investors on July 27, 1999.

                         BANC OF AMERICA SECURITIES LLC

                            ------------------------

                                 July 21, 1999

[HERCULES LOGO]


                                 OUR BUSINESSES



PROCESS CHEMICALS AND SERVICES SEGMENT

Products and services in this segment are designed to enhance the manufacturing processes, reduce the operating costs or improve the quality of the end products of its customers; at the same time, helping its customers meet their environmental objectives and regulatory requirements.

                                 PULP AND PAPER
                                  [two photos]

Pulp and Paper is a global supplier of functional, process and water treatment chemicals for the pulp and paper industry.

                                  BETZDEARBORN
                                  [two photos]

BetzDearborn is a global supplier of advanced engineered chemical treatment programs for water, wastewater and industrial process systems.

-------------------------------------------------------------------------------

FUNCTIONAL PRODUCTS SEGMENT

Products in this segment modify the physical properties of aqueous (water-based) solutions and non-aqueous systems, are principally derived from natural resources and are sold as key ingredients to other manufacturers.

                                    AQUALON
                                  [two photos]

Aqualon's products modify the physical properties of aqueous (water-based) and non-aqueous systems and are used by a broad range of industries including construction material and paint manufacturers.

                                   FOOD GUMS
                                  [two photos]

Food Gums is a global producer and supplier of carrageenan and pectin. These products are used to stabilize and gel foods as diverse as jams, jellies, processed meats, processed dairy foods and water desserts.

-------------------------------------------------------------------------------

CHEMICAL SPECIALTIES SEGMENT

This segment manufactures hydrocarbon and rosin-based resins and is the only global manufacturer to make both. It is also the largest manufacturer of thermal bond polypropylene staple fibers.

                                     RESINS
                                  [two photos]

Resins is among the oldest and largest suppliers of resins and the only manufacturer to produce and market hydrocarbon and rosin-based resins. Resins also makes specialty terpene products for the aroma chemicals industry.

                                  FIBERVISIONS
                                  [two photos]

FiberVisions is the largest manufacturer of thermal bond polypropylene staple fiber and a supplier of fine denier staple fibers to the disposable hygiene product industry. It also sells fibers to the fabricated textile market.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Prospectus Supplement Summary...............................   S-4
Risk Factors................................................  S-11
Use of Proceeds.............................................  S-13
Price Range of Common Stock and Dividend Policy.............  S-14
Capitalization..............................................  S-15
Selected Historical Financial Information...................  S-16
Unaudited Pro Forma Financial Information...................  S-17
Management's Discussion and Analysis........................  S-19
Business....................................................  S-27
Management..................................................  S-37
Underwriting................................................  S-41
Legal Matters...............................................  S-42
Experts.....................................................  S-43
Index to Consolidated Financial Statements..................   A-1

                            PROSPECTUS
                                                              PAGE
                                                              ----
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     3
The Company.................................................     4
The Hercules Trusts.........................................     4
Use of Proceeds.............................................     6
Ratio of Earnings to Fixed Charges..........................     6
Description of the Securities to be Offered.................     7
Description of Debt Securities..............................     8
Description of Capital Stock................................    24
Description of Warrants.....................................    33
Description of Trust Preferred Securities...................    33
Description of Guarantees...................................    41
Description of Purchase Contracts and Purchase Units........    43
Plan of Distribution........................................    44
Legal Matters...............................................    45
Experts.....................................................    45

     Please rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Such information is accurate only as of the dates on the front cover of this prospectus supplement and the accompanying prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since such dates. No person has been authorized to provide you with different or additional information. No offer is being made to sell these securities in any jurisdiction where the offer or sale is not permitted.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This prospectus supplement and the accompanying prospectus are referred to collectively as the "Prospectus Documents" and should be read together. This summary highlights selected information from the Prospectus Documents. You should carefully read the Prospectus Documents before making a decision about whether to invest in our common stock. You should pay special attention to "Risk Factors" beginning on page S-11 and our financial statements and the related notes contained or incorporated by reference herein. Unless otherwise specified, information in this prospectus supplement assumes that no portion of the underwriters' over-allotment option will be exercised.

     The Prospectus Documents include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting our current analysis and expectations, based on reasonable assumptions. Actual results could differ materially from such statements depending on such risk factors as business climate, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, inability to integrate newly acquired businesses, changes in strategies, risks in developing new products and technologies, our ability and that of our customers and suppliers to achieve Year 2000 readiness, environmental and safety regulations and clean-up costs, foreign exchange rates, adverse legal and regulatory developments and adverse changes in economic and political climates around the world. As appropriate, additional risk factors are contained in "Risk Factors" beginning on page S-11 and in reports filed with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not required to be publicly revised as circumstances change.

                             HERCULES INCORPORATED

     Hercules is a diversified, global producer of specialty chemicals used in a variety of home, office and industrial products. We are focused on sustaining long-term growth in shareholder value, driven by new product development, continuous improvement in manufacturing costs and responsive customer service. We produce a large number of high-margin specialty chemicals and have leadership positions in our principal product lines. Our principal products are performance (also referred to as functional) and process paper chemicals, water treatment chemicals, water-soluble polymers, food ingredients, resins and polypropylene and polyethylene fibers. The primary markets we serve include pulp and paper, petroleum refineries, food processors and manufacturers, paint manufacturers, construction materials, adhesives, pharmaceutical companies and personal care product manufacturers. Historical net sales in 1998 by region were: United States $944 million, or 44%; Europe $785 million, or 37%; Canada and Latin America $258 million, or 12%; and Asia Pacific $158 million, or 7%.

     Our products have a low cost impact on the end-users but frequently possess characteristics important to the functionality of the finished product or the efficient operation of the manufacturing process. Examples of our products in consumer end uses include the paper coating and strengthener in writing paper, the tackifier (which provides stickiness) in adhesive for labels and tapes, the fibers in inner and outer linings of disposable diapers and the thickeners in products such as jams, jellies, toothpaste, shampoos and water-based paints. Examples of our products in industrial end uses include chemicals that improve manufacturing processes, chemicals that improve the water quality in manufacturing processes, tile cements used in building materials and resins used in industrial adhesives. Industrial and commercial uses for our fibers include decorative fabrics and automotive trim.

     In the early 1990s, we were focused primarily on increasing our return on equity and reducing our costs of operations. Although these objectives are still important, growth has become our primary deliverable. Accordingly, since 1995, we have implemented internal and external initiatives to achieve growth and have disposed of a number of businesses that did not fit our portfolio and acquired other businesses that better fit our strategy and our current businesses.

     Internally, we have committed substantial resources to our research and development efforts. Through these efforts, since 1995, we have increased sales of products which are less than five years old. Externally, we consummated five acquisitions in 1998. Taking into account these acquisitions, on an annualized basis, we had revenues of approximately $3.3 billion for 1998. While these acquisitions have resulted in significant synergies, we expect to realize even more synergies as the integration process continues.

     Our reporting segments are: Process Chemicals and Services (comprised of Pulp and Paper and BetzDearborn); Functional Products (comprised of Aqualon and Food Gums); and Chemical Specialties (comprised of Resins and FiberVisions). Prior to 1998, we had five established franchises in pulp and paper, food gums, the physical property modification of aqueous systems, resins and fibers. The October 1998 acquisition of BetzDearborn, Inc., a global specialty chemical company, added our sixth global franchise, water and process treatment programs used in a wide variety of industrial and commercial applications, and extended our existing pulp and paper franchise. We believe that the strategic combination of Hercules and BetzDearborn has created a paper chemical business with the most complete specialty chemicals product and service offerings for the pulp and paper industry.

     In 1998, we made the following four additional strategic business acquisitions: FiberVisions -- we purchased the remaining minority interest in FiberVisions, L.L.C. and we now own 100% of FiberVisions, which was added to Chemical Specialties; Houghton International's paper chemicals group -- which was added to Pulp and Paper; Citrus Colloids -- a pectin manufacturer, which gave Food Gums alternate pectin-extraction technologies; and Alliance Technical Products -- a manufacturer of resins, which strengthened Resins dispersion capabilities.

PROCESS CHEMICALS AND SERVICES (PULP AND PAPER AND BETZDEARBORN)

     Products and services in this segment are designed to enhance the manufacturing processes, reduce the operating costs or improve the quality of the end products of our customers. At the same time, we help our customers meet their environmental objectives and regulatory requirements. Pulp and Paper and BetzDearborn sell each other's products to their customers and Pulp and Paper also sells Aqualon's products to its customers.

     For 1998, this segment had net sales of $717 million, or 34% of total net sales, and profit from operations of $131 million, or 31% of total profit from operations, excluding corporate and one-time items. For the three months ended March 31, 1999, this segment had net sales of $412 million, or 52% of total net sales, and profit from operations of $78 million, or 49% of total profit from operations, excluding amortization of goodwill and intangibles and other corporate and one-time items.

     DIVISION                PRINCIPAL PRODUCTS                       PRIMARY MARKETS
------------------  -------------------------------------  -------------------------------------
PULP AND PAPER      Performance chemicals:
                    Wet strength, dry strength and sizing  Makers of tissues, paper towels, packaging, beverage containers,
                    Process treatment chemicals:           newsprint, papers for magazines and
                    Deposit control, biofouling control,   books, printing and writing paper and
                    foam control, clarification,           other stationery items such as labels
                    retention/drainage, felt               and envelopes
                    conditioning, deinking, fiber
                    recovery, water closure and crepe and
                    release aids
                    Water treatment chemicals:
                    Influent water, effluent water,
                    cooling towers and boiler systems
BETZDEARBORN        Water treatment:                       Industrial, commercial and
                    Influent water, boilers, cooling       institutional establishments
                    towers and wastewater
                    Process treatment:
                    Petroleum refining, chemical           Petroleum refineries, chemical
                    processing, metals processing and      plants, manufacturers of metals,
                    finishing, automotive assembly, sugar  automobile assembly plants and makers
                    and alcohol production and mineral     of food and beverages
                    processing

FUNCTIONAL PRODUCTS (AQUALON AND FOOD GUMS)

     Products in this segment modify the physical properties of aqueous (water-based) and non-aqueous systems, are principally derived from natural resources and are sold as key ingredients to other manufacturers. A broad range of industries use our products for a variety of applications, including the world's processed food industry (to stabilize and gel foods), construction materials manufacturers (for tile cement) and paint manufacturers (to thicken paints). Aqualon sells products produced by Food Gums to Aqualon's personal care product customers, while Pulp and Paper and Food Gums sell Aqualon products to their customer bases.

     For 1998, this segment had net sales of $863 million, or 40% of total net sales, and profit from operations of $215 million, or 51% of total profit from operations, excluding corporate and one-time items. For the three months ended March 31, 1999, this segment had net sales of $208 million, or 26% of total net sales, and profit from operations of $54 million, or 34% of total profit from operations, excluding amortization of goodwill and intangibles and other corporate and one-time items.

     DIVISION                PRINCIPAL PRODUCTS                       PRIMARY MARKETS
------------------  -------------------------------------  -------------------------------------
AQUALON             Water-soluble polymers:                Manufacturers of interior and
                    Hydroxyethylcellulose (HEC),           exterior water-based paints, oilfield
                    Carboxymethylcellulose (CMC),          service companies for oil and gas
                    Methylcellulose (MC) and derivatives   exploration, paper mills,
                    and Hydroxypropylcellulose (HPC)       construction material manufacturers
                                                           and makers of oral hygiene products,
                                                           cosmetics and dairy and bakery
                                                           products
                    Solvent-soluble polymers:
                    Nitrocellulose (NC), Pentaerythritol   Producers of furniture lacquer,
                    (PE) and Ethylcellulose (EC)           printing inks and aviation fluids
FOOD GUMS           Pectin: ingredient for jams and
                    jellies, yogurt fruit preparations,    Multi-national and regional
                    confectionery, dairy applications,     manufacturers and processors of food
                    bakery products and low-fat and        products
                    no-fat foods
                    Carrageenan: ingredient for dairy,
                    meat, poultry and fish products,
                    bakery glazings and toothpaste
                    Agar: ingredient for dessert gels,
                    confectionery gels and icings

CHEMICAL SPECIALTIES (RESINS AND FIBERVISIONS)

     In this segment, we manufacture hydrocarbon and rosin-based resins. We are the only global manufacturer to make both of these resins. We are also the largest manufacturer of thermal bond polypropylene staple fibers used in products like disposable diapers.

     For 1998, this segment had net sales of $566 million, or 26% of total net sales, and profit from operations of $75 million, or 18% of total profit from operations, excluding corporate and one-time items. For the three months ended March 31, 1999, this segment had net sales of $171 million, or 22% of total net sales, and profit from operations of $26 million, or 17% of total profit from operations, excluding amortization of goodwill and intangibles and other corporate and one-time items.

     DIVISION                PRINCIPAL PRODUCTS                       PRIMARY MARKETS
------------------  -------------------------------------  -------------------------------------
RESINS              Hydrocarbon resins: for adhesives and
                    graphic arts                           Makers of consumer and industrial
                                                           products such as masking, packaging,
                    Rosin resins: for adhesives, food,     arts and duct tape, construction
                    rubber and plastics                    materials, beverages, chewing gum,
                                                           wire and cables, plastics, fragrances
                    Terpene resins: for chewing gum and    and flavors, printing inks and copier
                    adhesives                              toner
                    Peroxides: for wire and cable
                    insulation, plastics and rubber
                    Terpene specialties: for flavor and
                    fragrance in household and industrial
                    products
FIBERVISIONS        Polypropylene and polyethylene
                    monocomponent fibers and bicomponent   Makers of disposable diapers, adult
                    (PE/PP) fibers: for disposable         incontinence products, feminine care
                    hygiene products                       products, upholstered fabrics,
                                                           automotive textiles and agricultural
                    Textile fibers: for automotive,        fabrics
                    decorative and industrial
                    applications

                                    STRATEGY

     We are focused on sustaining long-term growth in shareholder value by:

     - revenue growth -- through internal growth (e.g., broadening our market reach) and external growth (e.g., strategic business transactions);

     - new product innovations and producing a broader array of products -- through a focused commitment to research and development;

     - cost improvements -- through continuing cost reduction programs developed and implemented by the joint efforts of manufacturing and research and development; and

     - responsive customer service and cross-selling our products -- through collaborations with our customers and coordination of our internal forces (including sales, manufacturing and research and development) to meet the needs of our customers.

     Our strategy for growth involves the continued improvement in the performance of our businesses, prudent financial discipline and taking advantage of strategic business transactions as suitable opportunities arise. Our business and financial goals are to achieve:

     - internal revenue growth of one to two times global Gross Domestic Product and growth through acquisitions of 1% to 3% per year;

     - manufacturing cost improvement of 5% each year;

     - operating margins of 18% to 20%; and

     - earnings per share growth greater than revenue growth.

REVENUE GROWTH

     We intend to increase revenues through internal and external growth.

     Our internal growth strategy involves new product development, product enhancement, cross-selling and market and geographical expansion. Our new product introductions have been received positively in the marketplace, as evidenced by the significant increase in our sales of products less than five years old.

     Our external growth strategy resulted in five business acquisitions in 1998 that contributed approximately $450 million (or $1.6 billion annualized) to our 1998 revenues. We intend to continue to seek to increase revenues through business transactions, including alliances and joint ventures.

NEW PRODUCT INNOVATIONS AND PRODUCING A BROADER ARRAY OF PRODUCTS

     We believe that new product innovation allows us to maintain and grow profit margins in the face of competition. Over the last three years, we have spent a total of $170 million on research and development. In addition, we added 100 research and development scientists with specific expertise in areas of our research focus. Our goal is to have 30% of our sales come from products less than five years old. In 1996, 14% of our sales came from these products, rising to 16% in 1998 and projected to be 21% in 1999.

COST IMPROVEMENTS

     Our goal is to achieve manufacturing cost improvements of 5% each year through operating efficiencies, among other things. This has become a fundamental business goal across all three of our segments. We expect that our enhanced research and development activities will contribute to these efforts.

RESPONSIVE CUSTOMER SERVICE AND CROSS-SELLING OUR PRODUCTS

     Responsive customer service continues to be a key component in the growth of our businesses. We believe a primary measurement of our success is not just how many products we sell but how our products can add value or generate cost savings for our customers. We strive to be recognized by our customers for excellence in delivering solutions and cost effectiveness built on technical capability. Recently, we began to utilize the site manager concept in the pulp and paper industry which we believe will allow us to better understand and meet the needs of our customers. We collaborate with many of our customers to develop new products and new applications to meet their needs. We actively explore the sale of complementary products to customers of other divisions. Our corporate marketing group continues to create closer ties with major customers and to develop business-to-business marketing as a core competency.

                              RECENT DEVELOPMENTS

     On July 1, 1999, Vincent J. Corbo, previously our President and Chief Operating Officer, also became our Chief Executive Officer. R. Keith Elliott stepped down as our Chief Executive Officer as of July 1, 1999. He will remain in his current position as Chairman of the Board of Directors until March 31, 2000.

                             COMMON STOCK OFFERING

Common stock offered.......  5,000,000 shares.

Common stock outstanding
after the offering.........  105,857,162 shares(1).

Dividend policy............  We currently pay a quarterly dividend of $0.27 per share. The declaration of any future dividend is subject to the sole discretion of our board of directors.

Use of proceeds............  We will use the net proceeds from this offering of common stock and the contemplated sale of CRESTS Units described in "Use of Proceeds" on page S-13 to repay a portion of the debt outstanding under the credit facility.

New York Stock Exchange
symbol.....................  HPC.
---------------
(1) The number of shares of common stock shown as offered and outstanding is given as of March 31, 1999, and excludes (a) 750,000 shares subject to the over-allotment option granted to the underwriters hereunder, (b) 8,196,720 shares underlying the warrants to be offered as part of the contemplated CRESTS Units offering and 1,170,960 shares underlying the warrants to be offered as part of the contemplated CRESTS Units offering subject to the over-allotment granted to the underwriters in the contemplated CRESTS Units offering and (c) shares reserved for issuance upon exercise of outstanding stock options and awards under incentive compensation plans, for employee stock purchases, for sales to our Savings Plan Trustee and for conversion of outstanding debentures and notes (which reserved shares totaled 16,023,661 shares at December 31, 1998).

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following table sets forth selected historical and pro forma financial information for Hercules. The year-end information has been derived from our audited financial statements. The interim financial information has been derived from our unaudited financial statements. We believe that the financial statements reflect all normal adjustments necessary for a fair presentation of the financial information. The results for the three months ended March 31, 1999 do not necessarily indicate the results to be expected for the full year. You should read the financial information below in conjunction with our financial statements and the related notes, and the other financial and operating data included elsewhere herein or incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 1998, our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and the historical consolidated financial statements of BetzDearborn and the related notes for the year ended December 31, 1997 and the unaudited financial statements of BetzDearborn for the period ended June 30, 1998, as set forth in our Current Report on Form 8-K dated October 15, 1998, which is incorporated by reference herein. Annual selling, general and administrative expenses for 1996, 1997 and 1998 have been reclassified to conform with the 1999 presentation for goodwill and intangible asset amortization.

                                                      THREE MONTHS      PRO FORMA
                                                    ENDED MARCH 31,    COMBINED(1)   YEAR ENDED DECEMBER 31,
                                                    ----------------   -----------   ------------------------
                                                     1999      1998       1998        1998     1997     1996
                                                    ------    ------   -----------   ------   ------   ------
                                                      (UNAUDITED)      (UNAUDITED)
                                                     (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA
  Net sales.......................................  $  791    $  430     $3,093      $2,145   $1,866   $2,060
  Cost of sales...................................     423       262      1,665       1,287    1,169    1,320
  Selling, general and administrative
    expenses(2)...................................     197        60        765         377      248      260
  Profit from operations..........................     123        94        437         192      228      441
  Income before income taxes......................      62        44        131          77      593      485
  Provision for income taxes......................      24        16         55          68      269      160
  Net income......................................      38        28         76           9      319      325
  Earnings per share
    Basic.........................................     .37       .29        .75         .10     3.22     3.10
    Diluted.......................................     .37       .29        .75         .10     3.13     2.98
  Weighted average shares outstanding
    Basic.........................................   100.8      95.9      100.7        96.3     99.2    104.9
    Diluted.......................................   101.5      97.4      101.8        97.4    102.4    109.7
CASH FLOW DATA
  Capital expenditures............................  $   38    $   28                 $  157   $  119   $  120
  Depreciation....................................      34        16                     86       73      106
  Amortization....................................      28         1                     22        3        2

                                                MARCH 31, 1999
                                            -----------------------
                                                       PRO FORMA
                                            ACTUAL   AS ADJUSTED(3)
                                            ------   --------------
                                                  (UNAUDITED)
                                             (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
  Working capital.........................  $  240       $  240
  Cash and cash equivalents...............      46           46
  Total assets............................   5,783        5,790
  Total debt..............................   3,287        2,775
  Guaranteed preferred beneficial
    interests in Hercules' subordinated
    debentures............................     562          822
  Stockholders' equity....................     561          820

---------------
(1) The pro forma combined information is stated for the year ended December 31, 1998, and is based on the historical financial statements of Hercules and BetzDearborn after giving effect to the acquisition using the purchase method of accounting.
(2) Excludes goodwill and intangible asset amortization.
(3) The Pro Forma As Adjusted balance sheet data has been adjusted to reflect the sale of the common stock and the contemplated sale of CRESTS Units and the application of the net proceeds to repay a portion of the debt outstanding under the credit facility.

                                  RISK FACTORS

     Your investment in our common stock will involve certain risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in the Prospectus Documents, before deciding whether to invest in our common stock.

WE HAVE SIGNIFICANT INDEBTEDNESS.

     As of March 31, 1999, Hercules had approximately $3.3 billion of total debt. Total debt amounted to approximately 75% of our total capitalization. After taking into account the planned repayment of some of our debt with the proceeds from this offering of common stock and the contemplated sale of CRESTS Units described in "Use of Proceeds" on page S-13, we would have approximately $2.8 billion of total debt, and total debt would amount to approximately 63% of our total capitalization. See "Capitalization" on page S-15.

     We have an outstanding credit facility with a syndicate of banks which was used to refinance existing debt and to finance our acquisition of BetzDearborn and which was amended and restated in April 1999 (the "credit facility"). See "Management's Discussion and Analysis -- Financial Condition" beginning on page S-22 for a description of the credit facility. We also have a $94 million credit facility related to the BetzDearborn ESOP Trust (the "ESOP credit facility"). The credit facility and the ESOP credit facility, which account for most of our debt, contain restrictive covenants that require us to maintain certain financial ratios, including leverage, net worth and interest coverage, and place limits on our ability to take certain corporate actions, such as amending our governing documents, without lender approval.

     The credit facility and the ESOP credit facility also provide that the entry of any judgments against us involving aggregate liabilities of $50 million or more, which have not been vacated, discharged, stayed or bonded pending appeal within 60 days of entry, is an event of default. As previously disclosed in reports filed with the Securities and Exchange Commission, in an action involving us and another company, a court has ordered us and the other company to pay $102.9 million, plus additional response costs. A trial on the allocation of damages between us and the other company has been completed but the judgment has not been rendered. We expect to appeal any determination of liability against us. If the court finds against us for $50 million or more after all of our appeals have been exhausted and we do not pay that amount, then certain of our lenders, including the lenders under the credit facility and the ESOP credit facility, may accelerate their loans. However, we believe that we will have access to sufficient funds to pay any such judgment within the 60-day period, although no assurance can be given that we will have sufficient funds or that the impact will not be significant if we do not have such funds.

WE HAVE POTENTIAL ENVIRONMENTAL LIABILITIES.

     In the ordinary course of our business, we are subject to numerous environmental laws and regulations covering compliance matters or imposing liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances. Changes in these laws and regulations may have a material adverse effect on our financial position and results of operations. Any failure by us to adequately comply with such laws and regulations could subject us to significant future liabilities.

     We have been identified by U.S. federal and state authorities as a potentially responsible party for environmental cleanup at numerous sites. The estimated range of reasonably possible costs for remediation is between $63 million and $199 million. Remediation costs typically have been funded from internal sources of cash, are a normal, recurring part of operations and are not significant in relation to total operating costs or cash flows. We do not anticipate that our overall financial condition or liquidity will be materially affected by environmental remediation costs in excess of amounts accrued, although quarterly or annual operating results could be materially affected.

WE MAY NOT ACHIEVE OUR PLANNED INTEGRATION OF NEWLY ACQUIRED BUSINESSES AND OPERATIONS.

     In 1998, we made five key acquisitions. As is the case with any integration of major businesses that previously operated independently, the integration processes will require the dedication of management and operational resources. The difficulties of combining operations may be heightened by, among other things, the necessity of coordinating geographically separate organizations, integrating personnel with disparate business backgrounds and combining different processes, systems and corporate cultures. The integration process could cause an interruption of, or loss of momentum in, the activities of the combined business; a loss of key employees, customers or suppliers; a loss of revenues; increases in costs; and/or other difficulties, some of which may not have been foreseen. We may not be able to realize the operating efficiencies, cost savings and other benefits that are sought from such acquisitions, including the anticipated synergies from the acquisition of BetzDearborn.

WE ARE SUBJECT TO COMPETITION FOR CUSTOMERS AND ACQUISITIONS.

     The global specialty chemicals industry is highly competitive. We compete for customers and acquisition candidates. Some of our competitors have greater financial, technical, marketing and other resources, which could provide them with a competitive advantage over us. Also, our competitors have in the past caused, and could in the future cause, a reduction in the prices for some of our products as a result of intensified price competition.

WE ARE SUBJECT TO TECHNOLOGICAL CHANGE AND INNOVATION.

     Many of our products could be affected by rapid technological change and new product introductions and enhancements. We believe we must continue to enhance our existing products, to develop and manufacture new products with improved capabilities and to make improvements in our productivity in order to maintain our competitive position. Our inability to anticipate, respond to or utilize changing technologies could have a material adverse effect on our business and results of operations.

MANY OF OUR CUSTOMERS ARE IN CYCLICAL INDUSTRIES.

     Many of our customers are in industries and businesses that are cyclical in nature and sensitive to changes in general economic conditions. The demand for our products depends, in part, upon the general economic conditions of the markets of our customers. Downward economic cycles in our customers' industries may reduce sales of our products.

CURRENCY FLUCTUATIONS COULD IMPACT OUR FINANCIAL PERFORMANCE.

     Our products are sold around the world and, as a result, currency fluctuations could impact our financial performance in the future. Our revenues in foreign countries largely are generated in foreign currencies, while costs incurred to generate those revenues are only partly incurred in the same currencies. Since our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies will have an impact on our results of operations. To reduce this currency exchange risk, we enter into hedging transactions but such transactions do not eliminate all of the risks associated with currency fluctuations.

OUR INTERNATIONAL OPERATIONS ARE AFFECTED BY GLOBAL AND REGIONAL CONDITIONS.

     Our international operations are subject to risks, such as currency exchange controls, labor unrest, regional economic uncertainty, political instability, restrictions on the transfer of funds into or out of a country, export duties and quotas, domestic and foreign customs and tariffs and current and changing regulatory environments. These events could have an adverse effect on our international operations in the future by reducing the demand for our products, increasing the prices at which we can sell our products or otherwise having an adverse affect on our results of operations. In recent years, many economies, including some in Asia, have been highly volatile and recessionary, resulting in significant fluctuations in local currencies and other instabilities. These instabilities may continue or worsen, which could have a continued adverse impact on our results of operations.

OUR PRODUCTION FACILITIES ARE SUBJECT TO OPERATING HAZARDS, AND WE MAY NOT HAVE READY ACCESS AT ALL TIMES TO RAW MATERIALS.

     We are dependent on the continued operation of our production facilities. Such production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, remediation complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage and could have a material adverse effect on us.

     While we may occasionally experience temporary shortages in raw materials and fuels, these items are currently readily available. However, their continuing availability and price are subject to domestic and world market and political conditions as well as to the direct or indirect effect of governmental regulations. The impact of any future raw material and energy shortages on our business as a whole or in specific world areas cannot be accurately predicted. Operations and products may, at times, be adversely affected by governmental actions, shortages or international or domestic events.

IF YEAR 2000 PROBLEMS CANNOT BE FULLY IDENTIFIED, CONTROLLED OR RESOLVED, WE COULD HAVE INTERRUPTIONS IN, OR FAILURES OF, OUR NORMAL BUSINESS OPERATIONS.

     The ability of computers, software or any equipment utilizing microprocessors to properly recognize and process data at the turn of century is commonly referred to as a Y2K compliance issue. Failure on our part or that of our business partners to correct a material Y2K compliance problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could have a material adverse impact on our operations.

     We have already taken substantial steps to address the Y2K issue. We believe that, with the implementation of new business systems and completion of our Y2K project as scheduled, the possibility of significant interruptions of our normal operations is reduced. However, we cannot assure you that we will identify and address all significant internal or external Y2K problems in a prompt and cost-effective manner. Such Y2K problems, if not fixed, could have a material adverse effect on our business or results of operations. For a more complete discussion of Y2K issues, you should read "Management's Discussion and Analysis -- Year 2000 Readiness Disclosure" beginning on page S-24.

                                USE OF PROCEEDS

     The net proceeds to us from this offering of 5,000,000 shares of common stock is estimated to be $171.5 million ($197.2 million if the underwriters' over-allotment option is exercised in full) and the net proceeds to us from the contemplated sale of CRESTS Units discussed in the next paragraph is estimated to be approximately $340.4 million ($389.0 million if the underwriters' over-allotment option for such sale is exercised in full), each after deducting underwriting discounts and estimated offering expenses payable by us. We will use all of the net proceeds for the partial repayment of the tranche C term loan made under the credit facility. Such term loan bears interest at the London Interbank Offered Rate (LIBOR) plus 0.75% and is payable on December 31, 2000. See "Capitalization" on page S-15.

     Concurrently with this offering, we and one of our wholly owned subsidiary trusts are offering approximately $350 million of CRESTS Units, components of which are preferred securities of our subsidiary trust and warrants to purchase common stock of Hercules (the "CRESTS Units"), in a separate public offering. This offering of common stock is not conditioned upon the commencement or consummation of the CRESTS Units offering and this prospectus supplement relates only to this offering.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock, without par value ($25/48 stated value), is listed on the New York Stock Exchange under the symbol "HPC", the London Stock Exchange and the Swiss Exchange. The following table sets forth high and low sale prices of our common stock as reported on the New York Stock Exchange (New York Stock Exchange Composite Tape).

                                                                 HIGH          LOW
                                                              ----------    ----------
FISCAL YEAR ENDED DECEMBER 31, 1997
  First Quarter...........................................    $47 7/8       $41 1/2
  Second Quarter..........................................    49 3/16       37 3/4
  Third Quarter...........................................    54 1/2        47 7/8
  Fourth Quarter..........................................    50 3/4        41 9/16

FISCAL YEAR ENDED DECEMBER 31, 1998
  First Quarter...........................................    51 3/8        45 3/16
  Second Quarter..........................................    50 1/2        40 1/2
  Third Quarter...........................................    41 1/4        24 5/8
  Fourth Quarter..........................................    35 1/2        24 15/16

FISCAL YEAR ENDING DECEMBER 31, 1999
  First Quarter...........................................    29 3/8        25 1/4
  Second Quarter..........................................    40 11/16      24
  Third Quarter (through July 21).........................    40 3/8        35 3/8

     On July 21, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $35 15/16 per share and we had approximately 17,466 stockholders.

     We have paid a quarterly dividend without interruption since 1913, our first year of operation. Our board of directors has the authority to declare payments of dividends. The amount of any future dividend payments will depend upon our results of operations, financial condition, cash position and requirements, investment opportunities, future prospects and other factors deemed relevant by our board of directors in its sole discretion.

     Our last dividend payment of $0.27 per share was declared on April 29, 1999, and was paid on June 25, 1999 to stockholders holding common stock at the close of business on June 4, 1999.

     Certain of our credit agreements contain restrictions on our ability to pay dividends on our common stock if a default has occurred or would occur upon payment of the dividend.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1999 (1) the historical capitalization of Hercules; (2) the capitalization of Hercules as adjusted to give effect to the sale of 5,000,000 shares of common stock and the application of the net proceeds to reduce amounts outstanding under the credit facility; and
(3) such amounts as adjusted on a pro forma basis to reflect the contemplated sale of CRESTS Units and the application of the net proceeds to reduce amounts outstanding under the credit facility.

                                                                       MARCH 31, 1999
                                                            -------------------------------------
                                                                                       PRO FORMA
                                                            ACTUAL     AS ADJUSTED    AS ADJUSTED
                                                            -------    -----------    -----------
                                                                    (DOLLARS IN MILLIONS)
Short-Term Debt:
  Bank debt...............................................  $   223      $   223        $   223
  Current maturities of long-term debt....................       44           44             44
                                                            -------      -------        -------
     Short-term debt......................................      267          267            267
                                                            -------      -------        -------
Long-Term Debt:
  6.15% notes due 2000....................................      100          100            100
  6.60% debentures due 2027...............................      100          100            100
  7.85% notes due 2000....................................       25           25             25
  6.625% notes due 2003...................................      125          125            125
  8% convertible subordinated debentures due 2010.........        3            3              3
  Term loan tranche A due in varying amounts through
     2003 (a).............................................    1,250        1,250          1,250
  Term loan tranche C due 2000 (a)........................    1,000          828            488
  Revolving credit agreement due 2003 (a).................      224          224            224
  ESOP debt (b)...........................................      108          108            108
  Term notes at various rates from 4.03% to 9.60% in
     varying amounts through 2006 (c).....................       93           93             93
  Variable rate loans.....................................       22           22             22
  Other...................................................       14           14             14
                                                            -------      -------        -------
     Total long-term debt.................................    3,064        2,892          2,552
     Current maturities of long-term debt.................      (44)         (44)           (44)
                                                            -------      -------        -------
     Net long-term debt...................................    3,020        2,848          2,508
                                                            -------      -------        -------
Guaranteed preferred beneficial interests in Hercules'
  subordinated debentures (d).............................      562          562            822
                                                            -------      -------        -------
Stockholders' Equity:
  Common stock -- 300,000,000 shares authorized. Shares
     issued: actual -- 154,833,121; and as adjusted and
     pro forma as adjusted -- 159,833,121.................       81           83             83
  Additional paid-in capital (d)..........................      504          674            761
  Unearned compensation...................................     (130)        (130)          (130)
  Foreign currency translation adjustment.................      (23)         (23)           (23)
  Retained earnings.......................................    2,079        2,079          2,079
  Reacquired stock at cost -- 53,975,959 shares...........   (1,950)      (1,950)        (1,950)
                                                            -------      -------        -------
     Total stockholders' equity...........................      561          733            820
                                                            -------      -------        -------
Total Capitalization......................................  $ 4,410      $ 4,410        $ 4,417
                                                            =======      =======        =======

---------------
(a) The BetzDearborn acquisition was financed with borrowings under the credit facility. The facility includes two remaining tranches of varying maturity term loans currently totaling $2.25 billion and a $900 million revolving credit agreement.
(b) Hercules assumed a $94 million loan guarantee related to the BetzDearborn ESOP Trust. The loan was recorded at fair market value at the date of acquisition.
(c) These term notes relate to the July 1998 acquisition of the remaining 49% share of FiberVisions L.L.C. from a former joint venture partner.
(d) Based on allocation of 74.146% of the initial offering price of the CRESTS Units to guaranteed preferred beneficial interests in Hercules' subordinated debentures and 25.854% to additional paid-in capital of Hercules.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth selected historical financial information for Hercules. The year-end information has been derived from our audited financial statements. The interim financial information has been derived from our unaudited financial statements. We believe that the financial statements reflect all normal adjustments necessary for a fair presentation of the financial information. The results for the three months ended March 31, 1999 do not necessarily indicate the results to be expected for the full year. You should read this information in conjunction with our financial statements and the related notes and the other financial and operating data included elsewhere herein or incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 1998 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. Annual selling, general and administrative expenses for 1994, 1995, 1996, 1997 and 1998 have been reclassified to conform with the 1999 presentation for goodwill and intangible asset amortization.

                                             AT OR FOR THE THREE
                                                MONTHS ENDED
                                                  MARCH 31,          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                             -------------------   ------------------------------------------
                                               1999       1998      1998     1997     1996     1995     1994
                                             --------   --------   ------   ------   ------   ------   ------
                                                 (UNAUDITED)
                                                                  (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA
  Net sales................................   $  791     $  430    $2,145   $1,866   $2,060   $2,427   $2,821
  Operating costs and expenses:
    Cost of sales..........................      423        262     1,287    1,169    1,320    1,591    1,924
    Selling, general and administrative
      expenses.............................      197         60       377      248      260      365      372
    Research and development...............       21         13        61       53       56       59       65
    Purchased in-process research and
      development..........................       --         --       130       --       --       --       --
    Goodwill and intangible asset
      amortization.........................       20          1        22        3        2        2        2
    Other operating expenses (income),
      net..................................        7         --        76      165      (19)      47       39
                                              ------     ------    ------   ------   ------   ------   ------
  Profit from operations...................      123         94       192      228      441      363      419
  Equity in income of affiliated
    companies..............................        1          5        10       30       53       41       26
  Interest and debt expense................       65         11       103       39       35       28       28
  Other income (expense), net..............        3        (44)      (22)     374       26      129       (9)
                                              ------     ------    ------   ------   ------   ------   ------
  Income before income taxes...............       62         44        77      593      485      505      408
  Provision for income taxes...............       24         16        68      269      160      172      134
                                              ------     ------    ------   ------   ------   ------   ------
  Income before effect of changes in
    accounting principles..................       38         28         9      324      325      333      274
  Effect of changes in accounting
    principles.............................       --         --        --       (5)      --       --       --
                                              ------     ------    ------   ------   ------   ------   ------
  Net income...............................   $   38     $   28    $    9   $  319   $  325   $  333   $  274
                                              ======     ======    ======   ======   ======   ======   ======
BALANCE SHEET DATA
  Working capital (deficit)................   $  240     $ (125)   $  (77)  $ (110)  $   45   $  180   $  385
  Property, plant and equipment, net.......    1,380        691     1,438      687      865    1,000    1,216
  Total assets.............................    5,783      2,536     5,833    2,411    2,386    2,493    2,941
  Total debt...............................    3,287        826     3,662      694      658      505      496
  Guaranteed preferred beneficial interests
    in Hercules' subordinated debentures...      562         --       200       --       --       --       --
  Stockholders' equity.....................      561        630       559      690      887    1,082    1,295
CASH FLOW DATA
  Net cash provided from operations........   $   13     $   38    $  181   $  187   $  225   $  328   $  298
  Proceeds of investment and fixed asset
    disposals..............................       --         34       600      295      196      376      202
  Capital expenditures.....................       38         28       157      119      120      117      164
  Depreciation.............................       34         16        86       73      106      133      148
  Amortization.............................       28          1        22        3        2        2        2
  Dividends paid...........................       27         26       104       98       95       95       89
  Common stock reacquired (net of common
    stock issued)..........................       --         53       104      420      402      569      333

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Combined Statement of Income of Hercules for the year ended December 31, 1998 (the "Pro Forma Statement of Income") reflects the acquisition of BetzDearborn as if it had occurred at January 1, 1998. The pro forma information is based on the historical financial statements of Hercules and BetzDearborn after giving effect to the acquisition using the purchase method of accounting and a preliminary purchase price allocation. The actual allocation of the purchase price is expected to be completed by October 15, 1999, based on a complete evaluation of the assets acquired and liabilities assumed. Accordingly, the information presented herein may differ from the final purchase price allocation. The Pro Forma Statement of Income also reflects assumptions and adjustments deemed appropriate by management, which are described in the accompanying notes. Cost savings benefits from synergies to be derived from the acquisition, which may be significant, are not reflected in the Pro Forma Statement of Income. Selling, general and administrative expenses have been reclassified to conform with the 1999 presentation for goodwill and intangible asset amortization.

     The Pro Forma Statement of Income does not purport to be indicative of our results of operations had the acquisition actually occurred on the date assumed nor is it necessarily indicative of our future operating results. The Pro Forma Statement of Income should be read in conjunction with audited consolidated financial statements of Hercules and the related notes attached as Annex A, the historical consolidated financial statements of BetzDearborn and the related notes for the year ended December 31, 1997 and the unaudited financial statements of BetzDearborn for the period ended June 30, 1998, as set forth in our Current Report on Form 8-K dated October 15, 1998, which is incorporated by reference herein.

                                                                                    YEAR ENDED DECEMBER 31,
                                                HERCULES                                      1998
                                               YEAR ENDED                           ------------------------
                                            DECEMBER 31, 1998     BETZDEARBORN       PRO FORMA     PRO FORMA
                                               AS REPORTED      1/1/98 TO 9/30/98   ADJUSTMENTS    COMBINED
                                            -----------------   -----------------   -----------    ---------
                                                (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales.................................       $2,145               $948            $            $  3,093
Cost of sales.............................        1,287                390               (12)(a)      1,665
Selling, general and administrative
  expenses................................          377                388                              765
Research and development..................           61                 30                               91
Purchased in-process research and
  development.............................          130                 --              (130)(b)         --
Goodwill and intangible asset
  amortization............................           22                 12                48(c)          70
                                                                                         (12)(d)
Other operating expenses (income), net....           76                 --               (11)(e)         65
                                                 ------               ----            ------       --------
Profit from operations....................          192                128               117            437
Equity in income of affiliated
  companies...............................           10                 --                               10
Interest and debt expense.................          103                 29               150(f)         282
Other income (expense), net...............          (22)               (12)                             (34)
                                                 ------               ----            ------       --------
Income before income taxes................           77                 87               (33)           131
Income tax expense........................           68                 31               (44)(g)         55
                                                 ------               ----            ------       --------
Net income................................       $    9               $ 56            $   11       $     76
                                                 ======               ====            ======       ========
Earnings per share
  Basic...................................       $  .10                                            $    .75
  Diluted.................................       $  .10                                            $    .75
Weighted-average shares outstanding
  Basic...................................         96.3                                               100.7(h)
  Diluted.................................         97.4                                               101.8(h)

   The accompanying notes are an integral part of the Pro Forma Statement of
                                    Income.

---------------

Notes to Pro Forma Statement of Income

(a) To record the net change in depreciation expense resulting from the increase in fair value of fixed assets and the adjustment to estimated useful lives.

(b) To remove nonrecurring write-off of purchased in-process research and development.

(c) To record amortization of goodwill of $2.07 billion over its estimated useful life of 40 years and amortization of other identified intangible assets of $145 million over their estimated useful lives ranging from 10 to 15 years.

(d) To eliminate historical BetzDearborn goodwill and intangible amortization.

(e) To remove nonrecurring integration charges related to the acquisition.

(f) To record incremental interest expense at an assumed interest rate of 7.3%, the approximate borrowing rate for Hercules, on borrowings under the credit facility and amortization of debt issuance costs.

(g) To record the tax effect of the pro forma adjustments at the statutory rate of 35% for the period presented. In-process research and development and amortization of goodwill (substantially non-deductible) have not been tax effected.

(h) Shares of the BetzDearborn ESOP were exchanged for approximately 5.9 million Hercules common shares and are considered outstanding.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion is not a complete description of our financial affairs. You should read it in conjunction with our financial statements and the related notes which are attached as Annex A or incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 1998 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

                               SEGMENT REPORTING

     In 1998, we adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." In compliance with SFAS No. 131 and as a result of the acquisition of BetzDearborn, we have identified three reportable segments and have restated prior years to conform with the 1998 presentation. The three segments are: Process Chemicals and Services, comprised of Pulp and Paper and BetzDearborn; Functional Products, comprised of Aqualon and Food Gums; and Chemical Specialties, comprised of Resins and FiberVisions. Accordingly, the segment comparisons provided herein are presented on the basis prescribed by this standard.

                             RESULTS OF OPERATIONS

FIRST QUARTER OF 1999 COMPARED TO THE FIRST QUARTER OF 1998

     The table below reflects net sales and profit from operations for the quarter ended March 31, 1998, on a pro forma basis, and profit from operations for the quarter ended March 31, 1999, excluding integration costs. Acquisitions during 1998, which were accounted for using the purchase method, significantly impact the comparability of results for the first quarter of 1999. Accordingly, pro forma net sales and profit from operations for the quarter ended March 31, 1998 are provided to facilitate comparisons. The pro forma information includes BetzDearborn and FiberVisions as if the acquisitions had occurred on January 1, 1998. Pro forma adjustments have been made primarily to reflect increased goodwill and intangible amortization in reconciling items. Cost savings from combining operations with Hercules have not been reflected. Consequently, the pro forma results do not reflect the actual results of operations had the acquisitions occurred on the date indicated, and are not intended to be a projection of future results or trends.

                                                                   THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
                                                              (DOLLARS IN MILLIONS)
Net Sales by Industry Segment
  Process Chemicals and Services............................    $412          $403
  Functional Products.......................................     208           215
  Chemical Specialties......................................     171           177
                                                                ----          ----
          Total.............................................    $791          $795
                                                                ====          ====
Profit (Loss) from Operations
  Process Chemicals and Services............................    $ 80          $ 64
  Functional Products.......................................      54            56
  Chemical Specialties......................................      26            26
  Reconciling Items.........................................     (28)(a)       (18)(b)
                                                                ----          ----
          Total.............................................    $132          $128
                                                                ====          ====

---------------
(a) Includes $20 million of goodwill and intangible asset amortization, $5 million of corporate charges, $2 million of corporate research and development costs and $1 million of other items.

(b) Includes $19 million of goodwill and intangible asset amortization and $3 million of corporate research and development costs, offset by $4 million from sale of technology.

     The discussion that follows relates to comparisons in the table through profit (loss) from operations.

     Net sales were relatively flat for the quarter, as volume improvements in Process Chemicals and Services were more than offset by lower volumes in Functional Products and lower pricing in Chemical Specialties. Profit from operations increased $4 million, or 3%. The increase, partially offset by higher corporate charges, is primarily from cost improvements in Process Chemicals and Services, as a result of integrating the BetzDearborn businesses. Consequently, operating margins improved from 16.1% to 16.7%.

     Process Chemicals and Services net sales were up $9 million, or 2%, as increased volumes to the paper industry were partially offset by weaker pricing in the hydrocarbon and petrochemical markets. Profit from operations increased $16 million, or 25%. The improvement in profit from operations is primarily the result of lower selling, general and administrative expenses from the integration of BetzDearborn.

     Functional Products net sales declined $7 million, or 3%, primarily from volume decreases due to weakness in the construction and oilfield markets, which were partially offset by improved pectin pricing. Profit from operations was down $2 million, or 4%. This is a result of the volume declines, partially offset by the pricing improvements, noted above.

     Chemical Specialties net sales were down $6 million, or 3%, reflecting continued competitive pricing pressure and the pass-through effects of lower polypropylene raw material prices. The net sales decline from lower pricing was partly offset by sales volume improvement in the European and Asian hygienics markets. Profit from operations was flat, as the pricing declines noted above were offset by lower raw material costs and volume improvements.

     Equity in income of affiliated companies decreased $4 million, because FiberVisions results were consolidated in our financial statements for the first quarter of 1999. Prior to our purchase of the remaining 49% share of FiberVisions in July 1998, FiberVisions results were accounted for on the equity method.

     Interest and debt expense increased $54 million during the quarter ended March 31, 1999 as a result of the additional financial leverage resulting from the 1998 acquisitions.

     Other income, net increased $47 million. The quarter ended March 31, 1998 included a $63 million charge for legal settlements and accruals, which was partly reduced by gains on sales of investments and higher interest income.

     The provision for income taxes for the quarter ended March 31, 1999 reflects an estimated annual effective rate of 39.5%, compared to 88% for the full year of 1998. The tax rates reflect the effect of non-deductible goodwill and intangible amortization. Additionally, the 1998 tax rate reflects the effect of the non-deductible charge for purchased in-process research and development. We are pursuing tax-planning initiatives and we believe we will show some improvement in the effective rate during the remainder of 1999.

ACQUISITIONS, DIVESTITURES AND ONE-TIME ITEMS

     In 1998, we made five major acquisitions for an aggregate purchase price of approximately $3.62 billion, primarily in cash and assumed debt. These acquisitions were accounted for on the purchase method of accounting, resulting in $2.5 billion of goodwill and other intangible assets, and were financed with borrowed funds. Total debt increased by approximately $3.0 billion in 1998.

     The combined annualized revenue of the acquired businesses in 1998 was approximately $1.6 billion. The largest of the acquisitions was the purchase of BetzDearborn. BetzDearborn reported 1997 revenue of approximately $1.3 billion. Additionally, we acquired Houghton International's paper chemicals group; Citrus Colloids, a pectin manufacturer; Alliance Technical Products, a manufacturer of resins serving the water-based adhesives industry; and the 49% share of FiberVisions owned by our joint venture partner, making FiberVisions a wholly owned subsidiary.

     The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition. In 1998, these businesses added $363 million and $41 million of net sales and profit from operations, respectively, after amortization of goodwill and intangible assets of $19 million. Interest and debt expense increased significantly as a result of the increased debt.

     Primarily as a result of the acquisitions, we incurred charges of $232 million before taxes ($197 million net of income taxes) in the fourth quarter of 1998; $215 million was reflected in profit from operations and $17 million was reflected in other income (expense). The largest portion of these charges is $130 million for purchased in-process research and development related to the acquisition of BetzDearborn. The remainder of the charges relates to our plans and actions to integrate the operations of BetzDearborn and improve the efficiencies of our existing operations and support activities. Charges include employee termination benefits, exit costs related to facility closures, write-downs of property, plant and equipment, integration expenses and contract terminations. These actions are anticipated to yield synergies of at least $150 million before taxes on an annual basis; approximately half of these are expected to be realized by the end of 1999 and the remainder by the end of 2000. We expect to incur additional integration expenses during 1999. Other income (expense) in 1998 also included a $62 million charge from the settlements of long-standing "whistle-blower" lawsuits related to the divested Aerospace business.

     Other operating expenses in 1997 included charges of $167 million for asset rationalizations and impairments, termination benefits primarily associated with reorganization of management and the adoption of new competitive strategies and other costs. Additionally, other income (expense) in 1997 reflected the following items: a $20 million charge related to acquisition activity, a $32 million charge for legal settlements and a $368 million gain from the monetization of our investment in Tastemaker.

     Equity in income of affiliated companies declined in 1998 and in 1997 as a result of the monetization of our investment in Alliant Techsystems in those years and the monetization of our investment in Tastemaker in 1997.

     Profit from operations in 1996 included $13 million of probable environmental recoveries, a $2 million favorable settlement of an environmental remediation claim and a $3 million favorable adjustment to spare parts inventories.

     We divested or joint ventured several businesses in 1996 and 1997. Net sales and profit from operations related to these businesses were $84 million and $9 million, respectively, in 1997 and $286 million and $25 million, respectively, in 1996.

1998 COMPARED TO 1997

     Net sales increased $279 million, or 15%, as the increase in net sales from acquisitions was partially offset by the effects of the economic crisis in Southeast Asia, the strength of the U.S. dollar and competitive pricing pressures. Profit from operations declined $36 million, or 16%. However, after adjusting for the impact of the one-time items described under "-- -- Acquisitions, Divestitures and One-time Items" beginning on page S-20, profit from operations increased $12 million, or 3%, while operating margins decreased from 21.2% in 1997 to 19.0% in 1998. These results are due to the profit from operations impact of the net sales variance noted above, coupled with manufacturing cost improvement initiatives, partly offset by higher selling, general and administrative expenses and higher goodwill and intangible asset amortization.

     Process Chemicals and Services net sales increased $274 million, or 62%, as a result of acquisitions. Excluding acquisitions, net sales in this segment were negatively impacted by competitive pricing pressures, the impact of the economic crisis in Southeast Asia and the weakness of foreign currencies relative to the U.S. dollar. Profit from operations increased $31 million, or 31%, as the favorable impact of acquisitions was partly offset by the adverse impacts on net sales described above, higher raw material costs used in the production of wet strength products in Europe and higher selling, general and administrative expenses.

     Functional Products net sales declined $35 million, or 4%, on lower volumes, particularly in Asia and Eastern Europe, and also the U.S. oilfield markets, along with the negative impact of weaker foreign currencies relative to the U.S. dollar, partly offset by acquired revenues and improved pectin pricing. Profit from operations declined $9 million, or 4%. This was the result of improved manufacturing costs and pectin pricing mitigating the volume declines and the negative impact of the weaker foreign currencies noted above.

     Chemical Specialties net sales increased $40 million, or 8%, as the additional net sales from acquisitions were partly offset by lower pricing across the major Resins product lines both in the U.S. and in Europe.

Profit from operations rose $8 million, or 12%, as the profit from acquisitions was partly offset by the pricing declines in Resins.

1997 COMPARED TO 1996

     Net sales declined $194 million, or 9%, primarily due to divestitures, partly offset by generally higher volumes. Weaker foreign currencies impacted net sales by $88 million, or 4%. Profit from operations declined $213 million, or 48%. Excluding divestitures and one-time items described under "-- -- Acquisitions, Divestitures and One-time Items" beginning on page S-20, profit from operations decreased $12 million, or 3%, on a comparable basis. Higher volumes and manufacturing cost improvements were offset by weaker foreign currencies, which negatively impacted profit from operations by $19 million, or 5%.

     Process Chemicals and Services net sales decreased $9 million, or 2%, as higher volume from increased market share of wet strength products in Europe and in alkaline size associated with stronger industry-wide operating rates was essentially offset by regional competitive pricing pressure across all major product lines and weaker foreign currencies relative to the U.S. dollar. Profit from operations declined $8 million, or 7%, primarily due to the effects of lower pricing and higher selling, general and administrative expense spending, along with the negative effect of the weaker foreign currencies relative to the U.S. dollar. These negative impacts were only partly offset by lower raw material costs in the production of alkaline size and wet strength products and the beneficial impact of continuing manufacturing cost improvement initiatives.

     Functional Products net sales declined $26 million, or 3%, primarily due to the divestiture of a business unit, generally softer pricing and weaker foreign currencies relative to the U.S. dollar. These declines were partly offset by higher water-soluble polymers and food gums volumes in various applications. Profit from operations increased $4 million, or 2%, as a result of the volume improvement described above, along with manufacturing cost improvement initiatives partly offset by the divested business.

     Chemical Specialties net sales declined $107 million, or 17%, primarily due to the formation of the FiberVisions joint venture in June 1997, the divestiture of a business unit and weaker foreign currencies relative to the U.S. dollar, partly offset by Resins volume improvements. Profit from operations decreased $28 million, or 29%, primarily due to the divestitures, higher manufacturing costs at several Resins plants resulting from the introduction of new processes and operability issues and the effect of the weaker foreign currencies relative to the U.S. dollar.

TAX MATTERS

     The provision for income taxes reflects effective tax rates of 88% in 1998, 45% in 1997 and 33% in 1996. Both the 1998 and 1997 rates are significantly higher than the federal statutory income tax rate of 35%. The 1998 rate is high because the charges for purchased in-process research and development and goodwill amortization are not deductible for income tax purposes. The impact of these non-deductible items was reduced by favorable state tax settlements relating to a prior year's sale of an investment and favorable federal tax adjustments related to assessments in prior years. The 1997 rate reflects the relatively higher tax rate on the monetization of the Tastemaker investment and the sale of the Alliant Techsystems investment, along with required increases to tax reserves related to anticipated assessments from federal, state and foreign authorities. The 1996 rate was favorably affected by tax loss carryforwards. The 1999 tax rate is anticipated to be approximately 39.5%, reflecting the effects of the nondeductible goodwill.

                              FINANCIAL CONDITION

LIQUIDITY AND FINANCIAL RESOURCES

     Cash provided by operations was $13 million in the first quarter of 1999 compared to $38 million in the first quarter of 1998. The first quarter 1999 decrease is primarily attributable to higher interest payments, pension benefit payments reimbursed by the pension trust in the second quarter of 1999 and cash outlays for termination benefits and integration expenses.

     Net cash flow from operations was $181 million in 1998, $187 million in 1997 and $225 million in 1996. Net cash flow in 1998 included higher interest payments related to increased debt and higher payments of legal settlements, offset by lower income tax payments and cash flow from acquired businesses. Net cash flow in 1997 decreased as compared to 1996, primarily from lower trade payables, severance payments and higher legal and environmental spending, partially offset by lower tax payments.

     During 1998, we completed five acquisitions for approximately $3.62 billion, primarily in cash and assumed debt. We financed the acquisitions and refinanced existing debt with borrowings under the credit facility. Borrowings consisted of three tranches of varying maturity term loans totaling $2.75 billion due in various amounts through December 2003. As of March 31, 1999, we had refinanced a $500 million tranche and our indebtedness under the term loans now totals $2.25 billion. The facility initially bore interest at LIBOR plus 2.0% and currently bears interest at LIBOR plus 0.75% following the refinancing of the $500 million tranche. The credit facility also includes a $900 million revolving credit agreement. Current and quick ratios have improved to 1.2 and 0.8, respectively, at March 31, 1999, compared with 0.9 and 0.6, respectively, at December 31, 1998. As of March 31, 1999, Hercules had $676 million available under the revolving credit agreement and $216 million of short-term lines of credit. In April 1999, the credit facility agreement was amended and restated in order to allow (1) us to borrow in Euros as well as U.S. dollars; (2) BetzDearborn Canada, Inc., (our Canadian subsidiary) to borrow up to $100 million from select lenders in Canada in Canadian dollars; and (3) us to have greater flexibility in making corporate changes within the Hercules family of entities without the need to obtain consent from the lenders. The credit facility and the ESOP credit facility contain restrictive covenants that require us to maintain certain financial covenants, including leverage, net worth and interest coverage.

     During the quarter ended March 31, 1999, we entered into a financing agreement with NationsBank, N.A., an affiliate of Banc of America Securities LLC, which provides for the sale of promissory notes in the principal amount of up to $20 million at any one time. The agreement, which expires in December 1999, provides for commitments by the bank and us under which the bank purchases promissory notes denominated in a number of foreign currencies in exchange for U.S. dollars. The notes are repayable only to the extent of future revenues of certain foreign subsidiaries. Obligations under the agreement are not cancelable by us or the bank. Transaction gains and losses related to the notes are deferred and recognized as an adjustment to the revenue supporting the note repayment.

     In September 1998, we filed a shelf registration statement to increase accessible securities from $300 million to $3.0 billion. The registration statement, which was declared effective on October 30, 1998, provides for issuance of equity, equity-like and debt securities and warrants.

     As part of our effort to reduce our debt and extend the repayment period for paying off such debt, we have consummated the following transactions.

     On November 12, 1998, Hercules Trust V, a wholly owned subsidiary, completed a private placement of $200 million Redeemable Hybrid Income Overnight Shares ("RHINOS") to NMS Services, Inc., an affiliate of Banc of America Securities LLC. RHINOS are short-term auction-rate reset preferred securities. Hercules Trust V used the proceeds from the sale of the RHINOS to purchase our junior subordinated notes. We pay interest on the junior subordinated notes, and Hercules Trust V pays distributions on the RHINOS, at a floating rate which is reset on a quarterly basis. We guarantee payments by Hercules Trust V with respect to the RHINOS.

     We used the proceeds from the sale of the RHINOS for the partial repayment of a term loan under the credit facility. Pursuant to an amendment to the RHINOS agreements, the RHINOS will be redeemed at the close of business on the date three months following the closing of this common stock offering.

     On March 17, 1999, Hercules Trust I, a wholly owned subsidiary, completed a $362 million underwritten public offering of Trust Originated Preferred Securities ("TOPrS"). Hercules Trust I used the proceeds from the sale of the TOPrS to purchase our junior subordinated deferrable interest debentures. We pay interest on the junior subordinated deferrable interest debentures, and Hercules Trust I pays distributions on the TOPrS, at an annual rate of 9.42%. We guarantee payments by Hercules Trust I with respect to the

TOPrS. Hercules Trust I must redeem the TOPrS when the junior subordinated deferrable interest debentures are redeemed or repaid at maturity on March 31, 2029.

     We used the proceeds from the sale of the TOPrS for the partial repayment of a term loan under the credit facility.

     The issuance of the TOPrS, this offering of our common stock and the contemplated offering of the CRESTS Units, if consummated, will reduce the amount of securities accessible under the shelf registration statement to approximately $1.636 billion (assuming all of the underwriters' over-allotment options for this offering and the contemplated CRESTS Units offering are exercised).

CAPITAL STRUCTURE AND COMMITMENTS

     Total capitalization (stockholders' equity, guaranteed preferred beneficial interests in Hercules' subordinated debentures and debt) increased to $4.4 billion at March 31, 1999 and at December 31, 1998, from $1.5 billion as of the end of the first quarter in 1998. The debt-to-total capitalization ratio was 75% at March 31, 1999, and had increased to 83% at year-end 1998 from 50% at year-end 1997 and 43% at year-end 1996. The reduction as of March 31, 1999 was a result of debt refinancing. The significant increase in the ratio in 1998 was from debt financing of acquisitions. The increase in 1997 was from lower stockholders' equity as a result of our stock repurchase program combined with an increase in total debt. Over the next several years, we plan to reduce our debt-to-total capitalization ratio to pre-acquisition levels. We have maintained an investment grade rating on our outstanding senior debt.

     We have paid a quarterly dividend without interruption since 1913, our first year of operation. The annual dividend of $1.08 per share during 1998 represents a total pay-out for the year of $104 million. This reflects an 8% increase from the prior year.

     Capital expenditures during the first quarter of 1999 were $38 million and were $157 million during 1998, with 27% of the 1998 expenditures related to increased production capacity, compared with 38% in 1997 and 29% in 1996. The remainder primarily related to cost-savings projects, capacity maintenance and regulatory requirements. The increase in 1998 capital expenditures of approximately $38 million over 1997 and 1996 is primarily from companies acquired in 1998 and higher spending in Functional Products. Capital expenditures are expected to approximate $240 million during 1999. This includes funds for continuing or completing existing projects and new expansion projects, including the methylcellulose expansion in Doel, Belgium, and the pectin expansion in Grossenbrode, Germany.

                         YEAR 2000 READINESS DISCLOSURE

READINESS

     We have recognized the need to ensure that our operations and relationships with our business partners will not be adversely affected by the Year 2000 ("Y2K") problem, and thus we have developed and implemented a comprehensive project that addresses those areas of vulnerability. We have created a cross-functional Y2K Program Office at the corporate level to coordinate and provide policies, guidance and support for our Y2K initiatives. Site compliance teams have been formed at all major sites worldwide.

     The areas addressed by the Y2K Program Office include:

     - corporate and plant computer systems;

     - desktop and telecommunications systems;

     - safety, environmental and quality systems;

     - process control systems and plant floor equipment and devices with embedded chips;

     - equipment manufactured by or for BetzDearborn and sold to customers; and

     - business partner and supply chain risk management.

     We have developed a risk management plan for our business partners, including suppliers, shippers, financial institutions and service providers, involving direct communications with them and feedback analysis to assess their Y2K readiness as it relates to their potential impact on our business. Contingency plans are being developed in those cases where we appear to be at risk.

     We are engaged in a major project to implement SAP R/3(TM) software. All vendor supplied SAP code is Y2K compliant. The resulting systems comprise our core business systems, including sales and distribution, inventory and purchasing, finance and control, product costing, human resources and payroll and fixed assets. Other internally developed programs are still in the process of being tested for Y2K compliance. The systems are in the process of being rolled out in North America and Europe. The most critical applications are already operational. Overall, the project is on schedule to be completed in 1999.

     In other regions of the world, only minor changes are required to make our core business systems Y2K compliant. BetzDearborn is also in the process of implementing SAP R/3(TM) software and completed its program in North America in the second quarter of 1999. BetzDearborn's Information Technology (IT) systems in other regions are also Y2K compliant.

     For all plants and departments, inventories have been taken of equipment that may have embedded chips. Assessments of the compliance status and potential impact on our operations and remediation plans are being completed. Additionally, suppliers of raw materials and other critical services have been identified. Questionnaires requesting Y2K status have been sent to all identified major suppliers. Identification of the most critical suppliers is in progress and, where necessary, additional research is being conducted. Contingency plans are being developed or alternate suppliers identified in those cases where we appear to be at risk.

     BetzDearborn sells chemical feed equipment which is installed at customer sites. Earlier versions of this equipment were not Y2K compliant. A kit which makes this equipment Y2K compliant has been designed and tested. Affected equipment is being updated through both regular and Y2K specific service visits by our field technicians.

     Some customers may be unable to place orders or conduct business due to their potential inability to cope with Y2K matters. However, because of the broad dispersion of sales among our customer base, we currently have no plans to conduct any customer readiness assessments.

     During the second quarter of 1999, our Y2K activities included:

     - refinement of Y2K plan;

     - refinement of methodology and documentation for Y2K efforts, including inventory, assessment, remediation, testing and contingencies;

     - continuation of development of detailed project plans, contingency plans and schedules;

     - continuation of comprehensive risk assessment of crucial business functions, including intensive site reviews and evaluation of manufacturing and other facilities;

     - presentation to customers and business partners of information about our Y2K efforts;

     - continuation of assessment of remediation of embedded devices and systems in our manufacturing operations; and

     - commencement of an active testing program to test Y2K affected systems and the contingency plans for such systems.

COSTS

     The primary strategy for achieving Y2K compliance is the replacement of our core business systems through the installation of SAP R/3(TM) software. For non-IT systems, operational staff conducted departmental inventories under the direction of an outside consulting firm. We are in the process of identifying the costs associated with any necessary process control equipment upgrades or replacements. We have also engaged outside consultants specializing in Y2K readiness programs to provide support to our Y2K Program Office in the final stages of Y2K readiness and compliance.

     The total cost of the Y2K project is currently estimated to be approximately $11 million and we have spent approximately $6 million as of March 31, 1999. This cost estimate does not include the cost to upgrade or replace process control equipment. These costs are expensed as incurred and are being funded through operating cash flow. The cost of implementing the SAP R/3(TM) replacement system also is not included in the Y2K project cost estimate.

RISKS AND CONTINGENCY PLANS

     Failure to complete implementation of the SAP R/3(TM) system by the end of 1999 would represent the worst case Y2K scenario for us. At the present time, we believe that our Y2K readiness implementation efforts will be completed as scheduled so that the risks of material adverse consequences to our business, results of operations, liquidity or financial condition should be reduced. Some of our production facilities are similar in nature and products could be manufactured and shipped from alternate locations. At these locations, there are feasible manual procedures that can be implemented in the case of a Y2K related failure. For cases where products cannot be made in multiple locations or where manual procedures are not available, appropriate contingency plans are being developed and are targeted for completion in the third quarter of 1999.

     We believe that we are unlikely to experience a material adverse effect on our business, results of operations, liquidity or financial condition as a result of Y2K-related failures.

                        CONVERSION TO THE EURO CURRENCY

     On January 1, 1999, the Euro was adopted as the common legal currency for 11 European Union member nations. The Euro will coexist with the national currencies of European Union members until January 1, 2002, after which the Euro will become the sole legal currency for the 11 member states. We started our preparations for conversion to the Euro in early 1997 with internal awareness training and the formation of a multi-functional project team. Since then our Euro team has developed and implemented a strategic action plan that positioned us for use of the Euro by mid-1998.

     Our plan consisted of a project portfolio that was implemented in the second half of 1998. We made the necessary adjustments to our IT systems to ensure the compliance of all business transactions with Euro requirements and we are preparing our IT systems for the withdrawal of the national currencies by January 1, 2002. We will be prepared to do business within any European Union nation that adopts the Euro.

     We have communicated our strategy for dealing in the Euro to our business partners in Euro-participating countries and will continuously reconcile our strategy with our business partners to maintain our competitive position. Our employees have been trained to comply with the significant legal and tax implications of the Euro. We do not expect major differences in our exchange rate and interest rate risk from the Euro.

     We do not expect the Euro adoption to have a material adverse impact on our financial condition or results of operations.

                                    BUSINESS

                             HERCULES INCORPORATED

     We are a diversified, global producer of specialty chemicals used in a variety of home, office and industrial products. We produce a large number of high-margin specialty chemicals and have leadership positions in our principal product lines. Our principal products are performance and process paper chemicals, water treatment chemicals, water-soluble polymers, food ingredients, resins and polypropylene and polyethylene fibers. The primary markets we serve include pulp and paper, petroleum refineries, food processors and manufacturers, paint manufacturers, construction materials, adhesives, pharmaceutical companies and personal care product manufacturers.

     Prior to 1998, we had five established franchises in pulp and paper, food gums, the physical modification of aqueous systems, resins and fibers. The October 1998 acquisition of BetzDearborn added our sixth global franchise, water and process treatment programs used in a wide variety of industrial and commercial applications, and extended our existing pulp and paper franchise. We sell our products worldwide directly to customers from our plants and warehouses, as well as, in some cases (particularly in markets outside the U.S.), to and through distributors.

                       GENERAL INFORMATION ABOUT HERCULES

FACILITIES

     Our corporate headquarters and major research center are located in Wilmington, Delaware, while the administrative headquarters of BetzDearborn is located in Trevose, Pennsylvania. We also own a number of plants and facilities worldwide, in locations strategic to the source of raw materials or to our customers. Process Chemical and Services currently operates 58 plants and facilities located in 24 countries; Functional Products currently operates 12 plants and facilities in ten countries; and Chemical Specialties currently operates 17 plants and facilities in nine countries.

     We have initiated the following major expansion projects designed to strengthen our market position in key growth areas while continuing to improve our manufacturing efficiencies:

     - a 15,000 metric ton capacity expansion of long spin staple fiber in China;

     - a 7,000 metric ton methylcellulose capacity increase in Belgium;

     - a 2,200 metric ton pectin capacity increase in Germany;

     - a 400 metric ton hydroxypropylcellulose capacity increase in Virginia;

     - a 2,400 metric ton carrageenan plant in the Philippines that, using new cost-saving gel press technology, increased Food Gums capacity for carrageenan by a net 600 metric tons; and

     - a 700 metric ton capacity plant for the manufacture of high-performance paper chemicals in China.

RAW MATERIALS AND ENERGY SUPPLY

     We purchase raw materials and supplies from a variety of sources, including the agricultural, forestry, mining, petroleum and chemical industries. Major requirements for key raw materials and fuels typically are generally purchased pursuant to multi-year contracts. We are not dependent on any one supplier for a material amount of our raw material or fuel requirements, but certain important raw materials are obtained from sole-source or a few major suppliers.

INTELLECTUAL PROPERTY

     Patents covering a variety of products and processes have been issued to us and our assignees. We are licensed under certain other patents held by other parties covering our products and processes. Our rights under these patents and licenses constitute a valuable asset.

     We or our wholly owned subsidiaries also have many global trademarks covering our products. Some of the more significant trademarks include:
Aquapel(R) sizing agent, Hercon(R) sizing emulsions, Kymene(R) resin, Regalrez(R) resin, Aqualon(R) water-soluble polymers, Slendid(R) fat replacer, Natrosol(R) hydroxyethylcellulose, Culminal(R) methylcellulose, Klucel(R) hydroxypropylcellulose, Natrosol FPS(R) water-soluble polymer suspension, Precis(R) sizing agent, Novus(R) polymer, Dianodic(R) cooling water products, Continuum(R) cooling water products and Herculon(R) fiber.

     We do not consider any individual patent, license or trademark to be of material importance to Hercules taken as a whole.

RESEARCH AND DEVELOPMENT

     Research and development efforts are directed toward the discovery and development of new products and processes, the improvement and refinement of existing products and processes, the development of new applications for existing products and cost improvement initiatives.

COMPETITION

     The specialty chemicals industry is highly fragmented and its participants offer a broad array of product lines and categories, representing many different products designed to meet specific customer requirements. Individual product or service offerings compete on a global, regional and local level due to the nature of the businesses and products, as well as the end-markets and customers served. The industry has become increasingly global as participants focus on establishing and maintaining leadership positions in relatively narrow market niches. Many of our businesses face the competitive pressures discussed above, including industry consolidation, pricing pressures and competing technologies. In Pulp and Paper, for example, our end-markets are consolidating and many of our competitors are attempting to enhance their product offerings on a worldwide basis through alliances and distributor arrangements. In addition, certain of our businesses are subject to intense pricing pressures in various product lines, such as fibers in our hygiene products line and carrageenan and agar in our food ingredients line. FiberVisions, as a fibers manufacturer for carded applications, faces competition from spunbond/melt blown/spunbond technology (SB/SMS). SB/SMS products offer cost savings compared to the products of FiberVisions; however, FiberVisions believes that its carded products provide improved softness and acquisition and distribution properties preferred by certain segments of the disposable diaper and other hygiene products markets.

LITIGATION

     We are a defendant in numerous lawsuits that arise out of, and are incidental to, the conduct of our business. In these legal proceedings, no specifically identified director, officer or affiliate is a party or a named defendant. These suits concern issues such as product liability, contract disputes, labor-related matters, patent infringement, environmental proceedings, property damage and personal injury matters.

     Please refer to the discussion on pages A-28 through A-31 and in "Risk Factors -- We have significant indebtedness" on page S-11 for a description of our material litigation.

     In connection with the second qui tam lawsuit described on page A-30, the 60-day period during which the Department of Justice (the "DOJ") could appeal the judgment expired on April 12, 1999. On April 20, 1999, the DOJ filed a Motion to Extend Time for Filing Notice of Appeal. We and the plaintiffs in the action opposed the motion, arguing that the DOJ had not made the showing of excusable neglect required by the rules for such an extension. On May 4, 1999, the court denied the DOJ's motion. On May 21, 1999, the DOJ determined that it would not appeal further and the court's judgment dismissing the lawsuit became final on May 28, 1999.

     In connection with the third qui tam lawsuit described on page A-30, on March 23, 1999, the DOJ filed a Notice of Appeal. We and Alliant Techsystems Inc. ("Alliant"), the company which purchased our aerospace business in 1995, have offered to amend the settlement agreement to include provisions preventing Alliant from recovering certain costs under its government contracts, and we have been advised by counsel for the DOJ that it intends to accept such offer and withdraw its appeal. We expect that the DOJ's withdrawal of the appeal should occur in July 1999. As part of this settlement, we have agreed to pay Alliant $212,000 to partially compensate Alliant for its agreement to forego such cost recovery.

                         PROCESS CHEMICALS AND SERVICES

     Products and services in this segment are designed to enhance the manufacturing processes, reduce the operating costs or improve the quality of the end products of our customers. At the same time, we help our customers meet their environmental objectives and regulatory requirements.

     The two divisions in this segment are Pulp and Paper and BetzDearborn. For this segment's contribution to net sales and profit from operations, see "Management's Discussion and Analysis -- Results of Operations" beginning on page S-19.

BUSINESS STRATEGY

     The mission of Process Chemicals and Services is to be the preferred, single-source supplier of performance, process and water treatment chemicals and related on-site services. This strategy was developed in response to consolidation trends affecting many of our global customers, and the expressed desire of these customers to do business with a full-service supplier able to provide complete performance, process and water treatment chemical solutions. We implement this strategy by:

     - consolidating performance and process chemicals and water treatment programs for the pulp and paper industry;

     - maintaining and improving our commitment to responsive customer service;

     - focusing on the needs of end-users of our customers;

     - cross-selling our products;

     - locating manufacturing and distribution plants strategically;

     - striving for technical innovation, including new product development through research and development;

     - reducing costs; and

     - enhancing our applications expertise.

     On-site service is a key element to our ability to satisfy the requirements of our customers. Process Chemicals and Services has a front-line field force that works closely with customers to sell products and provide services to meet the specifications of our customers. Our field force is comprised of chemical engineers, chemists and trained technicians. In the first quarter of 1999, we identified a new role in our sales organization for our pulp and paper customers -- site managers. These individuals are responsible for coordinating "a total systems approach" that simplifies the business relationship for the customer and also offers the technical specialization needed in each area of the customer facility. Regional applications engineers, global technical consultants and our research and development industry specialists provide additional support around the world.

RESEARCH AND DEVELOPMENT

     Process Chemicals and Services currently focuses its research and development efforts on growth (innovative new product development), technical sales and services (incremental improvements to existing products and services) and cost reduction programs to meet diverse customer needs worldwide. Our state-of-the-art facilities located in Europe and the U.S. are large and sophisticated research and development laboratories with pilot plant capabilities that simulate actual operating conditions in our customer facilities. This allows an accurate assessment of the potential impact of new products on plant performance.

     New product development for performance chemicals is focused on improving end-use properties. Understanding the product end uses is a critical step in the development of strength additives and internal and surface sizes, as well as in the design of products for tissue creping, release and softeners.

     In five regional operations centers located in Europe, Asia Pacific, South America, Canada and the U.S., our scientists conduct research and customer optimization studies focused on solving water and process treatment challenges by using sophisticated techniques and equipment to provide high level analytical testing and advanced technical support to customers worldwide.

PULP AND PAPER

     Pulp and Paper is a global supplier of performance, process and water treatment chemicals for the pulp and paper industry. We believe Pulp and Paper has the most complete specialty chemicals product and service offerings for the pulp and paper industry. The division's strengths include its advanced chemical technology and services, systems and applications expertise and experience in helping customers reduce operating costs while improving product quality. Through the capabilities of our front-line field force, we are able to provide innovative solutions to problems identified by our customers and increase productivity for our customers.

PRODUCT PROFILE

     Performance Chemicals are integral components of papermaking that provide essential chemical and physical properties to paper. These performance chemicals include:

     - sizing additives to control water absorbency and print quality (including both internal and surface sizing additives and products for hard-to-size pulps, high filler loadings and new printing technologies);

     - wet- and dry-strength additives to manage paper and paperboard strength variables, increase filler loading and improve paper machine efficiency and basis weight reduction;

     - versatile Yankee dryer creping and release additives, as well as softeners to improve productivity, softness and absorbency in tissue paper; and

     - an extensive line of cellulose-based, water-soluble polymers in both dry and liquid suspensions to control viscosity and water retention in paper coating applications.

     Process Chemicals are designed to improve and optimize the production process, reduce operating costs or reduce sheet breaks and other defects that arise in the papermaking system. These process chemicals include:

     - a wide spectrum of products that eliminate the detrimental effects of microbiological growth in an environmentally safe way;

     - technologies designed to eliminate problems occurring in a papermaking system associated with contaminants, such as detackification, microfixation and stabilization of pitch;

     - preventive treatment programs that are applied directly to the surface of machine clothing and rolls to ensure trouble-free paper production;

     - customer-designed boilouts, foam cleaners and felt and dryer fabric cleaners for machine surface and fabric cleaning;

     - specialty products for corrosion control;

     - products to remove surface foam and air from papermaking systems;

     - powders, emulsions and solution polymers that optimize mill performance by enhancing retention, drainage, formation and deinking process clarification across a wide variety of paper grades;

     - pulp mill digester additives for enhanced pulp yield, wash aids for increased contaminant removal and scale control programs for improved pulp production; and

     - deinking and fiber recovery products for problems associated with using recycled fiber.

     Water Treatment Chemicals are designed to optimize water usage and/or improve water quality, maintain the integrity and extend the usefulness of the utility plant and assist customers in complying with environmental requirements. These treatment chemicals include:

     - boiler deposit and corrosion control programs to control corrosion in feedwater, steam and condensate systems and additives to control boiler fireside problems;

     - cooling water treatment programs to control corrosion, deposits and microbiological fouling;

     - influent treatments, such as coagulants and flocculents, for removing turbidity and color from fresh water; and

     - effluent treatment programs for sludge conditioning and odor control, defoamers for treatment plant applications and specialized microorganisms for improved biological treatment.

MARKETS AND CUSTOMERS SERVED

     Pulp and Paper offers its products and services to the global pulp and paper industry. We believe our sales force reaches 95% of the customers in our target global markets. Key customers include makers of tissue, towel, packaging, beverage containers, newsprint, magazine and book papers, printing and writing paper, labels, envelopes and virgin and deinked market pulps. These customers are located worldwide, with their product mix dependent, in part, on the availability of natural resources, including wood species, and end-use market demand.

     We believe the current industry conditions provide us with an opportunity to pursue a growth strategy by focusing on rapidly emerging markets (such as certain countries in Asia and Latin America) and technological innovation and margin improvement in mature markets (such as certain countries in Europe and North America).

BETZDEARBORN

     BetzDearborn is a global supplier of advanced engineered chemical water treatment programs and process treatment programs. Water treatment programs are available for boilers, cooling towers and influent and wastewater systems. Process treatment programs facilitate production in petroleum refining, chemical processing, metals and plastics, sugar and alcohol, food and beverage and other industries.

PROCESS PROFILE

     Water treatment applications are designed to control corrosion, scale, deposit formation and microbiological growth, conserve energy and improve process efficiency. Water treatment applications include:

     - boiler water applications used to create safe and reliable steam production by integrating advanced chemical treatments with highly sophisticated feed, monitoring and control systems;

     - cooling water applications used to control corrosion, scaling and mineral and microbiological fouling in closed, open evaporative and once-through cooling systems; and

     - influent and wastewater applications that use specialty chemicals, including our revolutionary Novus(R) polymers, designed for removing pollutants, minimizing sludge handling and disposal costs, improving wastewater quality, promoting water savings and recycling and improving safe chemical handling.

     Process treatment applications are designed to maintain capital equipment, maximize operating efficiency, minimize process and utility operating expense and address environmental factors. Process treatment applications include:

     - hydrocarbon process applications to prevent corrosion, control fouling, save energy, reduce downtime and maintain finished product quality;

     - metals and plastics finishing applications to provide a full range of cleaning, passivation and conversion coating treatments to help metals and plastics producers improve production efficiency, profitability and quality and achieve environmental compliance; and

     - a wide range of specialized products and services to optimize the unique processes of various industrial process applications.

MARKETS AND CUSTOMERS SERVED

     Primary customers of BetzDearborn are petroleum refineries, chemical, steel and food manufacturers, electric utilities, light industries, commercial and institutional establishments, petrochemical, gas production and secondary markets for finished product additives, steel, aluminum and plastic producers and the related transportation, machinery, appliances, fabricated parts and coil industries.

     Compliance with environmental regulations continues to be a major driving force in water treatment. Water shortages, the rising price of water, the cost of treating effluent and the environmental restrictions on wastewater discharge are some of the factors that drive the trend towards greater water reuse and conservation in industrial applications. This requires a systematic approach involving a multiplicity of procedures that will optimize boiler and cooling water operations, reduce contamination of process waters and control scale, corrosion and microorganisms.

     In this climate, the demand is growing for advanced water treatment technologies. Plants are altering standard operating practices to reduce wastewater volume, recover reusable wastes and reuse wastewater. Customers are also improving the safety and effectiveness of their water treatment programs through the use of automatic equipment for feeding chemicals and computerized equipment for real-time system monitoring and control.

     Controlling operating costs and maximizing productivity and profitability in the use of water and energy resources are key customer objectives. At the same time, innovative solutions must be found for complex environmental problems to ensure compliance with increasingly stringent regulations.

                              FUNCTIONAL PRODUCTS

     Products in this segment modify the physical properties of aqueous (water-based) and non-aqueous systems, are principally derived from natural resources and are sold as key ingredients to other manufacturers. A broad range of industries use our products for a variety of applications, including the world's processed food industry (to stabilize and gel foods), construction materials manufacturers (for tile cement) and paint manufacturers (to thicken paints).

     The two divisions in this segment are Aqualon and Food Gums. For this segment's contribution to net sales and profit from operations, see "Management's Discussion and Analysis -- Results of Operations" beginning on page S-19.

BUSINESS STRATEGY

     Aqualon's strategy is to grow by continuously improving its product offerings for added functionality, enhanced quality and reduced customer in use costs. Aqualon focuses its new product development efforts in products with water-based applications. Growth drivers are the increased use of water-based systems, including the replacement of solvent-based systems, and geographic expansion globally.

     We have a leading position in the worldwide pectin market. Food Gums has a growth strategy that includes investments in facilities and research and development. The main drivers of this growth strategy are the natural quality of our products (which meet the market demand for low fat, nutritional and natural food ingredients), the variety of our product applications, the demand for processed foods and lower-cost end-products and our long-term, stable customer base necessary to sustain such growth strategy. As a result, Food Gums focuses much of its resources on expanding pectin product lines. In carrageenan and agar, we expect to invest selectively in products with high value in use to the customer.

RESEARCH AND DEVELOPMENT

     Aqualon focuses its research and development efforts on targeted, market-oriented technology programs, process technology and responsive technical service to customers.

     Food Gums focuses its advanced process technology programs on pectin and carrageenan extraction yield improvement, cheaper peel sources for pectin, lower cost processes for carrageenan and faster quality control methods.

     We have a number of Applications and Development Laboratories positioned in Europe, Asia and the Americas that provide technical support to our major customers. At these laboratories, teams work as a network to develop products, identify new product applications and solve customer problems.

AQUALON

PRODUCT PROFILE

     Most of Aqualon's products are derived primarily from natural materials such as cellulose. Aqualon products are used in a wide variety of industries where any of the following functional properties are desired: thickening and flow properties control; water retention; adhesive strength; binding power; film formation; or protective colloid, suspending and emulsifying actions.

MARKETS AND CUSTOMERS SERVED

     Key worldwide customers of Aqualon's products include manufacturers of interior and exterior water-based paints, producers of construction materials, oilfield service companies for oil and gas exploration, paper mills and makers of oral hygiene products, cosmetics, dairy and bakery products, furniture lacquer, printing inks and aviation fluids.

FOOD GUMS

PRODUCT PROFILE

     Pectin is a natural product obtained from the peel of citrus fruits. Pectin is used to impart a gelled texture to foods, mainly fruit-based foods, and is also used as a thickening agent. Pectin can also be used to add viscosity and stabilize emulsions and suspensions in a number of liquid pharmaceutical preparations and has other pharmaceutical applications. Pectin has recently played an expanding role in fat-free and low-fat foods. Food applications account for substantially all of pectin sales with the remainder in pharmaceuticals and personal care products.

     Carrageenan is a natural, water-soluble polymer that comes from a variety of red seaweeds. It serves as a thickening agent and binder in food applications. Carrageenan is used in foods such as dairy products, processed meats and fruit dessert jellies. Dairy foods are a large market because carrageenan interacts favorably with milk proteins. Carrageenan also has non-food applications such as being a thickener in toothpaste and an ingredient in air freshener gels.

     Agar is also a natural product from seaweed. Agar is used primarily in icings (to prevent stickiness), confectionary gels and water jelly. We own a majority share in a large agar producer located in Chile.

MARKETS AND CUSTOMERS SERVED

     Food Gums products are used by food manufacturers in the following major food segments: fruit fillings; toppings; jams; preserves; fruit beverages; processed dairy foods; processed meats; and water desserts. In addition, its products are used in several specialty applications in the pharmaceutical and personal care markets. Many of our customers have long-term relationships with the division, some for as long as 30 years. In addition, Food Gums sells Aqualon products to its food industry customers, while Aqualon sells Food Gums product offerings to the pharmaceutical and personal care markets.

                              CHEMICAL SPECIALTIES

     In this segment, we manufacture hydrocarbon and rosin-based resins. We are the only global manufacturer to make both of these resins. We are also the largest manufacturer of thermal bond polypropylene staple fibers used in products such as disposable diapers.

     The two divisions in this segment are Resins and FiberVisions. For this segment's contribution to net sales and profit from operations, see "Management's Discussion and Analysis -- Results of Operations" beginning on page S-19.

BUSINESS STRATEGY

     Resins continues to examine the needs of its customers and worldwide market trends to determine appropriate uses for its products and to guide new product development in order to sustain its position as one of the largest and the most diverse global resins supplier. To support the needs of the market, the Resins strategy is focused on the following elements: internal innovation, geographic growth, redefining each Resins business unit to ensure a strong market position and excellent applications knowledge.

     Resins markets rosin and hydrocarbon resins worldwide. It is committed to offering state-of-the-art rosin and hydrocarbon resin technology and product improvement and applications innovations in its peroxy chemicals and terpene specialties units to the industries it serves.

     FiberVisions' strategy is to grow its market share in mature markets through global pricing initiatives and new product offerings while adding capacity in emerging countries in order to profitably participate in these growth markets. FiberVisions also focuses on markets where it can differentiate its product offerings, such as automotive, upholstery and drapery markets. Day-to-day efforts focus on bringing customers fiber know-how and competitive products, a high level of technical and commercial service and delivery reliability and punctuality.

     FiberVisions also intends to maximize its utilization of available assets to reduce production costs, improve the use of such assets strategically to meet market demand and position the division to be responsive to growth trends in the market. For example, FiberVisions plans to convert a line in its Athens, Georgia plant so that it produces bicomponent fibers for North American customers on a more regional basis.

RESEARCH AND DEVELOPMENT

     Resins focuses a significant portion of its research and development efforts primarily on cost improvement techniques in production processes and the procurement of raw materials. It also engages in new product development (such as resins for new adhesive polymers) and modifying existing products for new applications.

     FiberVisions' major focus in its hygiene product unit is to improve fiber strength while enhancing product properties for loft, softness and stretch, thereby creating a competitive platform that is equal to or better than spunbond. Other research is directed toward the binding, dusting and bonding functions of bicomponent fibers. The textile product unit is investigating the use of specific fibers for new applications in the upholstery, automotive, industrial and decorative fabric industries. The research and development effort is primarily geared toward the development of new fibers and new applications for existing markets.

     FiberVisions has research and development facilities in the U.S. and Europe designed to serve the business needs of its customers. Pilot spinning and processing lines are used to examine new polymer systems and process concepts such as monocomponent or bicomponent fibers from single filament spinning to full-scale production facilities.

RESINS

     Resins is among the oldest and largest suppliers of resins in the world. Resins is the only U.S. producer of refined wood rosin and it produces and markets a broad product line, including hydrocarbon resins, wood, gum and tall oil rosin-based resins and terpene resins. Resins also makes specialty terpene products for the aroma chemicals industry. The division focuses on global growth, product development and cost improvements to provide customers with solutions to meet their needs.

PRODUCT PROFILE

     A resin is a solid or viscous liquid which can come from a natural source, such as rosin, or can be made synthetically, such as hydrocarbon resins. The products of this division are low molecular weight and amorphous, which means that they have softening points rather than sharp melting points, similar to materials such as wax, salt and sugar.

     Combinations of resins and various polymers, waxes and additives are used to produce adhesives. These adhesives are used in the manufacturing of tapes and labels. Box sealing and product assembly are other applications for these adhesives. Specific properties in the manufacturing of plastic films are improved through the use of resins. Paints and other coatings use resins to promote film forming and drying. Combinations of resins with rubber and fillers compose the base material for chewing gum. Peroxy chemicals are used as a primary cross-linking agent in the manufacture of insulation layers for high voltage wire and cable. Specialty terpene products are used in the manufacture of fragrance and flavors, as well as household and industrial strength cleaners.

MARKETS AND CUSTOMERS SERVED

     Major customers for hydrocarbon resins are producers of adhesives, industrial rubber and plastic film. The trends in the adhesive industry toward environmentally-friendly products, such as solid hot melt systems (hot glue guns) and the growth of adhesive fasteners, require sophisticated resins to meet flow and adhesion requirements.

     Rosins can be used in many applications. Adhesives are the most important rosin application within Resins. Chewing gum is a significant market for wood-resin esters. Alkyd coating systems use rosin-based modifiers and fatty acids. Rosin chemicals are also used as emulsifiers in synthetic rubber compounding and processing.

     The major end uses for organic peroxides are underground power cable insulation and rubber parts used in automotive engine compartments. Cross-linking polymers with peroxides provide products with improved resistance to high temperatures.

     The terpene specialties products are used to create household and industrial fragrance products, aroma chemicals, cleaning liquids and food additives.

FIBERVISIONS

     FiberVisions was originally formed in 1997 as a joint venture between our Fibers Division and Jacob Holm & Sons' Danaklon Group. In July 1998, we acquired our partner's 49% interest. Our product range includes high-quality polypropylene and polyethylene monocomponent fibers and bicomponent fibers. These fibers are used in cover stock (e.g., the inner and outer linings) in disposable diapers, the hygiene product industries (i.e., feminine hygiene and adult incontinence products) and the decorative fabric and automotive trim markets. The division is a major supplier of fine-denier staple fibers to the hygiene product industry.

PRODUCT PROFILE

     FiberVisions manufactures fibers that deliver good cardability, bondability and consistent quality. It sells its products to nonwovens manufacturers, who convert the fibers into rolls of carded nonwoven fabrics which are then sold to the manufacturer who produces the end product for consumers. The uses of such fibers include:

  Hygiene Products:

     - Carded, thermal bonded nonwovens -- the stable fibers demonstrate excellent liquid management properties without compromising softness and strength. When used in disposable diapers and sanitary napkins, our fibers provide a soft and elastic material. Nonwoven cover stock is used in the top sheet, leg cuff and back sheet in disposable, absorbent products.

     - Airlaid materials -- bicomponent fibers are used to serve as binders in blends with other fibers, to allow cost-effective and outstanding product performance in absorbent materials. Uses include the sublayers and absorbent cores in hygiene products.

     - Hydroentangled nonwovens -- these fibers are used for hydroentangled nonwovens (wet wipes, medical or filtration) and offer environmental and cost advantages.

  Textile Products:

     - Decorative fabrics -- natural and pigmented staple fibers and yarns for binder yarn applications used in the decorative fabrics market, such as drapes and upholstery.

     - Automotive textile fabrics -- proprietary pigmented staple fibers for use in automotive trim, such as door panels and trunk liners, which are engineered to yield excellent color performance, consistency and minimal fade.

     - Other industrial uses -- a variety of our fibers are used to reinforce and increase the long-term durability of asphalt and concrete, to enhance paper products, to perform beverage filtration and for use in geotextiles and other applications.

MARKETS AND CUSTOMERS SERVED

     FiberVisions sells its fibers to global, regional and local nonwovens manufacturers. Following a period of over-capacity and slowed demand, for the first time in many years the nonwovens industry is in the process of establishing new manufacturing lines. FiberVisions anticipates demand to increase in the underdeveloped regions of Asia Pacific and Latin America and is positioned to service such markets. The division is also positioning itself to perform bicomponent fiber manufacturing in the U.S. to meet anticipated new line demand.

     FiberVisions produces fibers for the North American fabricated textile markets, including the residential upholstery, decorative fabric, apparel, automotive trim and industrial markets.

                                   MANAGEMENT

     The tables and related biographical summaries set forth below contain certain information with respect to directors, executive officers and certain other key executives of Hercules and its subsidiaries as of July 1, 1999.

                             DIRECTORS OF HERCULES

NAME                                   AGE    POSITION
----                                   ---    --------
R. Keith Elliott.....................  57     Chairman of the Board of Directors
Vincent J. Corbo.....................  56     Director, President, Chief Executive Officer and Chief
                                              Operating Officer
John G. Drosdick.....................  55     Director
Richard M. Fairbanks, III............  58     Director
Alan R. Hirsig.......................  59     Director
Edith E. Holiday.....................  47     Director
Robert G. Jahn.......................  69     Director
Gaynor N. Kelley.....................  68     Director
Ralph L. MacDonald, Jr...............  57     Director
H. Eugene McBrayer...................  67     Director
Peter McCausland.....................  49     Director
John A. H. Shober....................  65     Director
Paula A. Sneed.......................  51     Director

     R. Keith Elliott. Director since 1991. Mr. Elliott has been chairman of the board of directors since January 1997. Mr. Elliott was chief executive officer from August 1, 1996 until July 1, 1999 and he will step down as chairman of the board of directors effective March 31, 2000. In October 1995, Mr. Elliott was named president and chief operating officer and he remained president until February 1997. Prior to that, he was executive vice president and chief financial officer. Mr. Elliott joined Hercules in 1991 as senior vice president and chief financial officer, positions he held until January 1995. Prior to 1991, Mr. Elliott was with Engelhard Corporation. Mr. Elliott is also a director of Computer Task Group, PECO Energy Company, and Wilmington Trust Company.

     Vincent J. Corbo. Director since 1997. Dr. Corbo became chief executive officer on July 1, 1999 and has been president and chief operating officer since 1997. Previously, Dr. Corbo held positions in research engineering and business management, including senior vice president for Technology and the Paper Technology and Fibers businesses in 1995 and executive vice president in 1996. He became group vice president and president of Food & Functional Products in 1993. Dr. Corbo serves on the following: the Advisory Board of the College of Sciences, Georgia Institute of Technology; the Advisory Council of the Department of Engineering, Princeton University; the Engineering College Advisory Council of the University of Delaware; Trustee of Delaware Symphony Orchestra and The Grand Opera House; and President of Opera Delaware.

     John G. Drosdick. Director since 1998. Mr. Drosdick is president and chief operating officer of Sunoco, Inc., an independent petroleum refiner-marketer in the U.S. Mr. Drosdick was president of Ultramar Corporation from 1992 to 1996. He is also a director of Sunoco, Inc. and serves on the Board of Trustees of the Philadelphia Museum of Art and of Villanova University.

     Richard M. Fairbanks, III. Director since 1993. Mr. Fairbanks is president and chief executive officer, Center for Strategic & International Studies. He was Ambassador-at-Large under President Reagan. He is a member of the board of directors of SEACOR Smit, Inc. and GATX Corporation; vice chairman of the U.S. National Committee of the Pacific Economic Cooperation Council; member, Council on Foreign Relations, Council of American Ambassadors; and founder, The American Refugee Committee of Washington.

     Alan R. Hirsig. Director since 1998. Mr. Hirsig is retired president and chief executive officer of ARCO Chemical Company which was bought by Lyondell Chemical Company. He is a director of Philadelphia Suburban Corporation and Checkpoint Systems Corporation. Additionally, he is chairman, Prime Advisory Board, and director or trustee of Bryn Mawr College, Curtis Institute of Music, Rosenbach Museum and Library and YMCA of Philadelphia. Mr. Hirsig served as past chairman of the Chemical Manufacturers Association.

     Edith E. Holiday. Director since 1993. Ms. Holiday is an attorney. She was Assistant to the President of the United States and Secretary of the Cabinet from 1990 until early 1993 and served as General Counsel of the U.S. Treasury Department from 1989 through 1990. She served as Counselor to the Secretary of the Treasury and Assistant Secretary for Public Affairs and Public Liaison, U.S. Treasury Department from 1988 to 1989. Ms. Holiday is a director of Amerada Hess Corporation, H. J. Heinz Company and Beverly Enterprises, Inc. and director or trustee of various investment companies in the Franklin Templeton Group of Funds.

     Robert G. Jahn. Director since 1985. Professor Jahn has taught at Princeton University, Department of Mechanical and Aerospace Sciences since 1962. He was Dean of the School of Engineering and Applied Science at Princeton, 1971-1986. Professor Jahn is a trustee, fellow and a member of several academic and professional societies. He is vice president and a founding member of the Society for Scientific Exploration.

     Gaynor N. Kelley. Director since 1989. Mr. Kelley is the retired chairman and chief executive officer of The Perkin-Elmer Corporation, a manufacturer of analytical and biotechnology instrumentation. He is a member of the board of directors of Alliant Techsystems Inc. and Prudential Insurance Co. of America. He is on the advisory board of the Center for Management Development at Northeastern University.

     Ralph L. MacDonald, Jr. Director since 1989. Mr. MacDonald is a principal in Amelia Investment Corp. (AIC), a private investment firm dedicated to the acquisition and development of small- to medium-sized industrial manufacturing and distribution companies. Prior to AIC, he was a principal in Island Capital Corporation, a similar firm, and managing director, Global Corporate Finance, Bankers Trust Company. He is also a director of Gaylord Container Corporation.

     H. Eugene McBrayer. Director since 1992. Mr. McBrayer retired as president of Exxon Chemical Company in January 1992, after 37 years of service. He is a former chairman of the board of the Chemical Manufacturers Association and is currently a director of American Air Liquide, Inc. and Air Liquide International. He is also a member of the Advisory Committee for the Pacific Northwest National Laboratory.

     Peter McCausland. Director since 1997. Mr. McCausland is chairman and chief executive officer of Airgas, Inc. (a distributor of industrial, medical, and specialty gases and related equipment), a company he founded in 1987. He served as general counsel for MG Industries, Inc., an industrial gas producer, and was a partner in the law firm of McCausland, Keen & Buckman which specializes in mergers, acquisitions and financings. He is a director of the Fox Chase Cancer Center and the Independence Seaport Museum.

     John A. H. Shober. Director since 1998. Mr. Shober is a private investor. He served as vice chairman of the board of directors of Penn Virginia Corporation, a natural resources company, from 1992 to 1996. Mr. Shober is a director of Airgas, Inc., Anker Coal Company, C&D Technologies, Ensign Bickford Industries, Inc., First Reserve Corporation, MIBRAG mgH, Penn Virginia Corporation and several other organizations, including The Eisenhower Exchange Fellowships.

     Paula A. Sneed. Director since 1994. Ms. Sneed is senior vice president, Marketing Services, Kraft Foods, Inc., the nation's largest packaged foods company. She joined General Foods in 1977 and has held a variety of management positions, including vice president, Consumer Affairs; senior vice president and president, Foodservice Division; executive vice president and general manager, Desserts Division; and executive vice president and general manager, Dinners and Enhancers Division.

                              OFFICERS OF HERCULES

NAME                                   AGE    POSITION
----                                   ---    --------
EXECUTIVE OFFICERS:
  R. Keith Elliott...................  57     Chairman of the Board of Directors
  Vincent J. Corbo...................  56     Chief Executive Officer, Chief Operating Officer and
                                              President
  George MacKenzie...................  50     Senior Vice President and Chief Financial Officer
  Dominick W. DiDonna................  50     Senior Vice President and General Manager, Pulp and
                                              Paper
  Larry V. Rankin....................  56     Senior Vice President and General Manager,
                                              BetzDearborn
  Harry J. Tucci.....................  59     Senior Vice President, Corporate Development
  June B. Barry......................  48     Vice President, Human Resources and Administration
  Thomas A. Ciconte, Jr..............  52     Vice President, External Affairs and International
  Richard G. Dahlen..................  60     Vice President, Law and General Counsel
  Israel J. Floyd....................  52     Corporate Secretary and Assistant General Counsel
  Bruce W. Jester....................  47     Vice President, Taxes
  Vikram Jog.........................  43     Vice President and Controller
  Jan M. King........................  50     Vice President and Treasurer
  Michael J. Scott...................  47     Vice President, Business Analysis and Assistant
                                              Controller
  David L. Chester...................  47     Assistant Controller
  Stuart C. Shears...................  48     Assistant Treasurer

OTHER KEY EXECUTIVES:
  Thomas W. Fredericks...............  46     Vice President and General Manager, Resins
  Hans H. Hjorth.....................  53     Vice President and General Manager, Food Gums
  Monika Riese-Martin................  42     Vice President and General Manager, Aqualon
  John P. Murta......................  46     President and Chief Executive Officer, FiberVisions,
                                              Inc.
  J. Frank Raboud....................  54     Vice President and Chief Information Officer,
                                              Information Technology
  David A. Simpson...................  56     Vice President, Technology
  Robert E. Gallant..................  50     Vice President, Marketing
  Matthias Sonneveld.................  54     Vice President, Manufacturing

     George MacKenzie joined Hercules in 1979 and has held his current position since 1996. He was vice president and chief financial officer from 1995 to 1996, vice president, Finance in 1995 and vice president and treasurer from 1991 to 1995.

     Dominick W. DiDonna joined Hercules in 1980 and has held his current position since 1998. He was senior vice president and general manager, Paper Technology from 1997 to 1998, vice president and general manager, Paper Technology from 1995 to 1997 and vice president and general manager, Aqualon Company from 1992 to 1995.

     Larry V. Rankin joined Betz Laboratories in 1970 and has held his current position since 1998. He was executive vice president of BetzDearborn in 1998 and senior vice president, Betz Laboratories from 1988 to 1998.

     Harry J. Tucci joined Hercules in 1986 and has held his current position since 1997. He was vice president, Corporate Development from 1996 to 1997 and vice president and general manager, Composite Products Group from 1992 to 1996.

     June B. Barry joined Betz Laboratories in 1991 and has held her current position since 1998. She was vice president, Human Resources from 1991 to 1998 and also assumed responsibility for Administration in 1995.

     Thomas A. Ciconte, Jr. joined Hercules in 1976 and has held his current position since 1998. He was vice president, Information Management from 1995 to 1998 and vice president and controller, Hercules from 1991 to 1995.

     Richard G. Dahlen joined Hercules in 1996 and has held his current position since then.

     Israel J. Floyd joined Hercules in 1973 and has held his current position since 1992.

     Bruce W. Jester joined Hercules in 1980 and has held his current position since 1997. He was assistant treasurer and director, Taxes from 1994 to 1997.

     Vikram Jog joined Hercules in 1992 and has held his current position since 1996. He was controller from 1995 to 1996 and director, Corporate Analysis from 1994 to 1995.

     Jan M. King joined Hercules in 1974 and has held her current position since 1996. She was treasurer from 1995 to 1996 and vice president, Finance & Control, Food & Functional Products from 1992 to 1995.

     Michael J. Scott joined Hercules in 1980 and has held his current position since 1997. He was vice president, Business Analysis from 1996 to 1997 and vice president, Finance & Control, Hercules Chemical Specialties Company from 1994 to 1996.

     David L. Chester joined Betz Laboratories in 1978 and has held his current position since 1999. He was corporate controller from 1992 to 1999.

     Stuart C. Shears joined Hercules in 1978 and has held his current position since 1997. He was director, Finance & Credit from 1991 to 1997.

                                  UNDERWRITING

     Banc of America Securities LLC, as representative of the several underwriters, has entered into an underwriting agreement with Hercules (the "underwriting agreement"). Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase from Hercules the number of shares of common stock indicated below opposite their respective names at the public offering price less the discounts and commissions to underwriters set forth on the cover page of this prospectus supplement. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters are committed to purchase all of such shares of common stock if any are purchased.

                                                              NUMBER OF
                                                               SHARES
UNDERWRITER                                                   ---------
     Banc of America Securities LLC.........................  3,760,000
     Chase Securities Inc...................................    155,000
     Deutsche Bank Securities Inc...........................    155,000
     Goldman, Sachs & Co....................................    155,000
     Merrill Lynch, Pierce, Fenner & Smith Incorporated.....    155,000
     J.P. Morgan Securities Inc.............................    155,000
     Morgan Stanley & Co. Incorporated......................    155,000
     Salomon Smith Barney Inc...............................    155,000
     The Robinson-Humphrey Company, LLC.....................    155,000
                                                              ---------
         Total..............................................  5,000,000
                                                              =========

     The underwriters have advised Hercules that the underwriters propose initially to offer the common stock to the public on the terms set forth on the cover page of this prospectus supplement. The underwriters may allow to selected dealers a concession of not more than $0.40 per share, and the underwriters may allow, and such dealers may reallow, a concession of not more than $0.10 per share to certain other dealers. After the offering, the offering price and other selling terms may be changed by the underwriters. The shares of common stock are offered subject to receipt and acceptance by the underwriters, and to certain other conditions, including the right to reject an order in whole or in part. The underwriters may offer the common stock through a selling group.

     Hercules has granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to a maximum of 750,000 shares of common stock to cover over-allotments, if any, at the same price as the 5,000,000 shares to be purchased by the underwriters. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares of common stock in approximately the same proportion as set forth in the table above. The underwriters may purchase such shares of common stock only to cover over-allotments made in connection with the offering.

     The underwriting agreement provides that Hercules will indemnify the underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act of 1933, or will contribute to payments the underwriters may be required to make in respect thereof.

     Certain of the underwriters and their affiliates, including Banc of America Securities LLC, have engaged in, and may engage in, transactions with, have performed, and may perform, services for, or have owned, currently own or may own, equity or equity-like securities of Hercules or its subsidiaries in the ordinary course of their businesses. For a discussion of certain of these matters, see "Management's Discussion and Analysis -- Financial
Condition -- Liquidity and Financial Resources" beginning on page S-22.

     Affiliates of some of the underwriters are lenders under the credit facility and will receive a portion of the amounts repaid in respect of a term loan made under that facility with the net proceeds received from the sale of the common stock. Because more than ten percent of such net proceeds will be paid to members or affiliates of members of the NASD participating in the offering, the offering will be conducted in accordance with Conduct Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

     The directors and executive officers of Hercules have agreed that they will not, without the prior written consent of Banc of America Securities LLC (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934 ("Rule 16a-1(h)") or otherwise dispose of any shares of common stock, owned either of record or beneficially by them, or publicly announce the intention to do any of the foregoing, for a period commencing on the date of this prospectus supplement and continuing through the close of trading on the date 90 days after such date. Banc of America Securities LLC, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to those lock-up agreements. In addition, Hercules has agreed that for a period of 90 days after the date of this prospectus supplement, it will not, without the prior written consent of Banc of America Securities LLC (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open "put equivalent position" within the meaning of Rule 16a-1(h), or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act of 1933 in respect of, any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock, subject to the contemplated sale of CRESTS Units and certain other exceptions, including granting of options and sales of shares under Hercules' existing option plans.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase the common stock. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the common stock. The underwriters have advised Hercules that such transactions may be effected on the New York Stock Exchange or otherwise. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. The underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares of common stock as part of the offering.

     In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. Neither Hercules nor any of the underwriters makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither Hercules nor any of the underwriters makes any representations that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of Hercules common stock will be passed upon for Hercules by Israel J. Floyd, Esquire, Assistant General Counsel of Hercules, and by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with the sale of the common stock will be passed upon for the underwriters by Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Hercules and its subsidiaries which are attached as Annex A have been audited and reported upon by PricewaterhouseCoopers LLP, independent accountants. Such financial statements are included herein in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of BetzDearborn as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in our Current Report on Form 8-K dated October 15, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                                                         ANNEX A

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                             HERCULES INCORPORATED

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Accountants.........................  A-2
  Consolidated Statement of Income for the Years Ended
     December 31, 1998, 1997 and 1996.......................  A-3
  Consolidated Balance Sheet as of December 31, 1998 and
     1997...................................................  A-4
  Consolidated Statement of Cash Flow for the Years Ended
     December 31, 1998, 1997 and 1996.......................  A-5
  Consolidated Statement of Stockholders' Equity for the
     Years Ended December 31, 1998, 1997 and 1996...........  A-6
  Consolidated Statement of Comprehensive Income for the
     Years Ended December 31, 1998, 1997 and 1996...........  A-7
  Summary of Significant Accounting Policies................  A-8
  Notes to Consolidated Financial Statements................  A-11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and the Board of Directors of Hercules Incorporated
  Wilmington, Delaware

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Hercules Incorporated and subsidiary companies at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards that require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 23 to the financial statements, in 1997, the company changed its method of accounting for costs incurred in connection with its enterprise software installation.

                                          /S/  PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
February 19, 1999

                             HERCULES INCORPORATED

                        CONSOLIDATED STATEMENT OF INCOME

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 1998           1997           1996
                                                              ----------     ----------     ----------
                                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
Net sales...................................................    $2,145         $1,866         $2,060
                                                                ------         ------         ------
Cost of sales...............................................     1,287          1,169          1,320
Selling, general, and administrative expenses...............       399            251            262
Research and development....................................        61             53             56
Purchased in-process research and development (Note 14).....       130             --             --
Other operating expenses (income), net (Note 15)............        76            165            (19)
                                                                ------         ------         ------
Profit from operations......................................       192            228            441
Equity in income of affiliated companies....................        10             30             53
Interest and debt expense (Note 16).........................       103             39             35
Other income (expense), net (Note 17).......................       (22)           374             26
                                                                ------         ------         ------
Income before income taxes and effect of change in
  accounting principle......................................        77            593            485
Provision for income taxes (Note 18)........................        68            269            160
                                                                ------         ------         ------
Income before effect of change in accounting principle......         9            324            325
Effect of change in accounting principle (Note 23)..........        --             (5)            --
                                                                ------         ------         ------
Net income..................................................    $    9         $  319         $  325
                                                                ======         ======         ======
Earnings per share (Note 19)
Basic:
  Earnings before effect of change in accounting
     principle..............................................    $  .10         $ 3.27         $ 3.10
  Effect of change in accounting principle..................        --           (.05)            --
                                                                ------         ------         ------
  Earnings per share........................................    $  .10         $ 3.22         $ 3.10
                                                                ======         ======         ======
Diluted:
  Earnings before effect of change in accounting
     principle..............................................    $  .10         $ 3.18         $ 2.98
  Effect of change in accounting principle..................        --           (.05)            --
                                                                ------         ------         ------
  Earnings per share........................................    $  .10         $ 3.13         $ 2.98
                                                                ======         ======         ======

The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

                             HERCULES INCORPORATED

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
ASSETS
Current assets
  Cash and cash equivalents.................................   $   68       $   17
  Accounts receivable, net (Note 2).........................      663          389
  Inventories (Note 3)......................................      416          234
  Deferred income taxes (Note 18)...........................       93           49
                                                               ------       ------
          Total current assets..............................    1,240          689
Property, plant, and equipment, net (Note 12)...............    1,438          687
Investments (Note 4)........................................       51          615
Goodwill (net of accumulated amortization -- 1998, $28;
  1997, $12)................................................    2,356           41
Other intangible assets (net of accumulated
  amortization -- 1998, $22; 1997, $15).....................      192            3
Prepaid pension (Note 13)...................................      218          216
Deferred charges and other assets...........................      338          160
                                                               ------       ------
          Total assets......................................   $5,833       $2,411
                                                               ======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable..........................................   $  270       $  116
  Short-term debt (Note 5)..................................      566          275
  Accrued expenses (Note 12)................................      481          408
                                                               ------       ------
          Total current liabilities.........................    1,317          799
Long-term debt (Note 6).....................................    3,096          419
Deferred income taxes (Note 18).............................      225          160
Other postretirement benefits (Note 13).....................      136          139
Deferred credits and other liabilities......................      300          204
                                                               ------       ------
          Total liabilities.................................    5,074        1,721
Company-obligated preferred securities of subsidiary trust
  (Note 7)..................................................      200           --
Stockholders' equity
  Series preferred stock (Note 8)...........................       --           --
  Common stock, $25/48 par value (Note 9)...................       81           80
  (shares issued: 1998 -- 154,823,496; 1997 -- 154,357,015)
  Additional paid-in capital................................      504          504
  Unearned compensation (Note 10)...........................     (130)          --
  Foreign currency translation adjustment...................      (13)          (2)
  Retained earnings.........................................    2,068        2,163
                                                               ------       ------
                                                                2,510        2,745
Reacquired stock, at cost (shares: 1998 -- 53,995,692;
  1997 -- 58,289,376).......................................    1,951        2,055
                                                               ------       ------
          Total stockholders' equity........................      559          690
                                                               ------       ------
          Total liabilities and stockholders' equity........   $5,833       $2,411
                                                               ======       ======

The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

                             HERCULES INCORPORATED

                      CONSOLIDATED STATEMENT OF CASH FLOW

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1998      1997     1996
                                                              -------    -----    -----
                                                                (DOLLARS IN MILLIONS)
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income..................................................  $     9    $ 319    $ 325
Adjustments to reconcile net income to net cash provided
  from operations:
  Depreciation..............................................       86       73      106
  Amortization..............................................       22        3        2
  Write-off in-process research and development.............      130       --       --
  Nonoperating gain on disposals............................      (23)    (398)     (22)
  Noncash charges (credits).................................       38       92      (26)
  Other.....................................................       (6)      15        5
  Accruals and deferrals of cash receipts and payments:
    Affiliates' earnings in excess of dividends received....       (6)     (25)     (25)
    Accounts receivable.....................................       26      (41)       6
    Inventories.............................................      (14)      (6)     (17)
    Accounts payable and accrued expenses...................      (72)     137      (83)
    Noncurrent assets and liabilities.......................       (9)      18      (46)
                                                              -------    -----    -----
       Net cash provided by operations......................      181      187      225
                                                              -------    -----    -----
CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures........................................     (157)    (119)    (120)
Proceeds of investment and fixed asset disposals............      600      295      196
Acquisitions, net of cash acquired..........................   (3,109)      --       --
Other.......................................................      (25)     (34)      (6)
                                                              -------    -----    -----
       Net cash (used in) provided by investing
       activities...........................................   (2,691)     142       70
                                                              -------    -----    -----
CASH FLOW FROM FINANCING ACTIVITIES:
Long-term debt proceeds.....................................    3,111      343       75
Long-term debt repayments...................................     (247)    (130)     (27)
Change in short-term debt...................................     (228)     (35)     112
Payment of debt issuance costs and underwriting fees........      (66)      --       --
Proceeds from trust preferred securities....................      200       --       --
Common stock issued.........................................       10       38       15
Common stock reacquired.....................................     (114)    (458)    (417)
Dividends paid..............................................     (104)     (98)     (95)
                                                              -------    -----    -----
       Net cash provided by (used in) financing
       activities...........................................    2,562     (340)    (337)
Effect of exchange rate changes on cash.....................       (1)      (2)      (1)
                                                              -------    -----    -----
Net increase (decrease) in cash and cash equivalents........       51      (13)     (43)
Cash and cash equivalents at beginning of year..............       17       30       73
                                                              -------    -----    -----
Cash and cash equivalents at end of year....................  $    68    $  17    $  30
                                                              =======    =====    =====
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest (net of amount capitalized)......................  $   100    $  37    $  30
  Income taxes paid, net....................................      117      152      190
Noncash investing and financing activities:
  Conversion of notes and debentures........................        8       31        1
  ESOP and incentive plan stock issuances...................      196       15       14
  Accounts payable for common stock acquisitions............       --        5        8
  Investment in unconsolidated affiliates...................       --       --        1
  Investment in long-term notes.............................       --      504       --
  Accounts receivable from sale of investment/asset
    disposals...............................................       --        8        9
  Assumed debt of acquired businesses.......................      307       --       --

The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

                             HERCULES INCORPORATED

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                             UNEARNED
                                          COMMON   PAID-IN   COMPEN-    TRANSLATION   RETAINED   REACQUIRED
                                          STOCK    CAPITAL    SATION    ADJUSTMENT    EARNINGS     STOCK
                                          ------   -------   --------   -----------   --------   ----------
                                                                (DOLLARS IN MILLIONS)
Balances at January 1, 1996.............   $79      $472      $  --        $ 75        $1,712      $1,256
  (Common shares: issued 151,663,465;
  reacquired, 43,176,841)
Net income..............................    --        --         --          --           325          --
Cash dividends, $.92 per common share...    --        --         --          --           (95)         --
Foreign currency translation
  adjustment............................    --        --         --         (30)           --          --
Purchase of common stock, 7,970,784
  shares................................    --        --         --          --            --         425
Issuance of common stock:
  Incentive plans, net, 844,751 shares
     including 281,063 from reacquired
     stock..............................    --        20         --          --            --          (9)
  Conversion of notes and debentures,
     41,923 shares......................    --         1         --          --            --          --
                                           ---      ----      -----        ----        ------      ------
Balances at December 31, 1996...........   $79      $493      $  --        $ 45        $1,942      $1,672
  (Common shares: issued 152,269,076;
  reacquired, 50,866,562)
Net income..............................    --        --         --          --           319          --
Cash dividends, $1.00 per common
  share.................................    --        --         --          --           (98)         --
Foreign currency translation
  adjustment............................    --        --         --         (47)           --          --
Purchase of common stock, 9,536,619
  shares................................    --        --         --          --            --         455
Issuance of common stock:
  Incentive plans, net, 2,113,805 shares
     from reacquired stock..............    --       (19)        --          --            --         (72)
  Conversion of notes and debentures,
     2,087,939 shares...................     1        30         --          --            --          --
                                           ---      ----      -----        ----        ------      ------
Balances at December 31, 1997...........   $80      $504      $  --        $ (2)       $2,163      $2,055
  (Common shares: issued 154,357,015;
  reacquired, 58,289,376)
Net income..............................    --        --         --          --             9          --
Cash dividends, $1.08 per common
  share.................................    --        --         --          --          (104)         --
Foreign currency translation
  adjustment............................    --        --         --         (11)           --          --
Purchase of common stock, 2,361,390
  shares................................    --        --         --          --            --         109
Issuance of common stock:
  Incentive plans, net, 764,201 shares
     from reacquired stock..............    --        (7)        --          --            --         (27)
  ESOP, 5,890,873 shares from reacquired
     stock..............................    --        --       (130)         --            --        (186)
  Conversion of notes and debentures,
     466,481 shares.....................     1         7         --          --            --          --
                                           ---      ----      -----        ----        ------      ------
Balances at December 31, 1998...........   $81      $504      $(130)       $(13)       $2,068      $1,951
  (Common shares: issued 154,823,496;
  reacquired, 53,995,692)

The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

                             HERCULES INCORPORATED

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1998     1997     1996
                                                              -----    -----    -----
                                                               (DOLLARS IN MILLIONS)
Net Income..................................................  $  9     $319     $325
Foreign currency translation, net of tax....................   (11)     (47)     (30)
                                                              ----     ----     ----
Comprehensive income (loss).................................  $ (2)    $272     $295
                                                              ====     ====     ====

The accompanying accounting policies and notes are an integral part of the consolidated financial statements.

                             HERCULES INCORPORATED

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Hercules Incorporated and all majority-owned subsidiaries. Following the acquisition of BetzDearborn, the company continued BetzDearborn's practice of using a November 30 fiscal year-end for all former BetzDearborn non-U.S. subsidiaries, excluding Canada, to expedite the year-end closing process. Investments in affiliated companies with a 20% or greater ownership interest are accounted for on an equity basis and, accordingly, consolidated income includes Hercules' share of their income.

USE OF ESTIMATES

     Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ENVIRONMENTAL EXPENDITURES

     Environmental expenditures that pertain to current operations or future revenues are expensed or capitalized according to the company's capitalization policy. Expenditures for remediation of an existing condition caused by past operations that do not contribute to current or future revenues are expensed. Liabilities are recognized for remedial activities when the cleanup is probable and the cost can be reasonably estimated.

CASH AND CASH EQUIVALENTS

     Cash in excess of operating requirements is invested in short-term, income-producing instruments. Cash equivalents include commercial paper and other securities with original maturities of 90 days or less. Book value approximates fair value because of the short maturity of those instruments.

INVENTORIES

     Inventories are stated at the lower of cost or market. Domestic inventories are valued predominantly on the last-in, first-out (LIFO) method. Foreign and certain domestic inventories, which in the aggregate represent 67% of total inventories at December 31, 1998, are valued principally on the average-cost method.

PROPERTY AND DEPRECIATION

     Property, plant and equipment are stated at cost. The company changed to the straight-line method of depreciation, effective January 1, 1991, for newly acquired processing facilities and equipment. Assets acquired before then continue to be depreciated by accelerated methods. The company believes straight-line depreciation provides a better matching of costs and revenues over the lives of the assets. The estimated useful lives of depreciable assets are as follows: buildings -- 30 years; plant, machinery and equipment -- 15 years; other machinery and equipment -- 3 to 15 years.

     Maintenance, repairs and minor renewals are charged to income; major renewals and betterments are capitalized. Upon normal retirement or replacement, the cost of property (less proceeds of sale or salvage) is charged to income.

GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and Other intangible assets are amortized on a straight-line basis over the estimated future periods to be benefited, generally 40 years for goodwill and 5 to 15 years for other intangible assets.

LONG-LIVED ASSETS

     The company reviews its long-lived assets, including goodwill and other intangibles, for impairment on an exception basis whenever events or changes in circumstances indicate carrying amounts of the assets may not be recoverable through future cash flows. If an impairment loss has occurred based on expected future cash flows (undiscounted), the loss is recognized in the income statement. The amount of the impairment loss is the excess of the carrying amount of the impaired asset over the fair value of the asset. The fair value represents expected future cash flows from the use of the assets, discounted at the rate used to evaluate potential investments.

FOREIGN CURRENCY TRANSLATION

     With the exception of operations in countries with highly inflationary economies, the financial statements of Hercules' non-U.S. entities are translated into U.S. dollars using current rates of exchange, with gains or losses included in the foreign currency translation adjustment account in the stockholders' equity section of the balance sheet. The related allocation for income taxes is not significant. For operations in countries with highly inflationary economies, financial statements are translated at either current or historical exchange rates, as appropriate. These adjustments, along with gains and losses on currency transactions (denominated in currencies other than local currency), are reflected in net income.

FINANCIAL INSTRUMENTS AND HEDGING

     Derivative financial instruments are used to hedge risk caused by fluctuating currency and interest rates. The company enters into forward-exchange contracts and currency swaps to hedge foreign currency exposure. Decisions regarding hedging are made on a case-by-case basis, taking into consideration the amount and duration of the exposure, market volatility, and economic trends. The company uses the fair-value method of accounting, recording realized and unrealized gains and losses on these contracts quarterly. They are included in other income (expense), net, except for gains and losses on contracts to hedge specific foreign currency commitments, which are deferred and accounted for as part of the transaction. Gains or losses on contracts used to hedge the value of investments in certain non-U.S. subsidiaries are accounted for under the deferral method and are included in the foreign currency translation adjustment account. It is the company's policy to match the term of financial instruments with the term of the underlying designated item. If the designated item is an anticipated transaction no longer likely to occur, gains or losses from the instrument designated as a hedge are recognized in current period earnings. The company does not hold or issue financial instruments for trading purposes. In the Consolidated Statement of Cash Flow, the company reports the cash flows resulting from its hedging activities in the same category as the related item that is being hedged. Net investment hedges, requiring cash receipts or payments from borrowed foreign currencies not identified with any specific cash flows, are classified as financing activities.

     The company uses interest rate swap agreements to manage interest costs and risks associated with changing rates. The differential to be paid or received is accrued as interest rates change and is recognized in interest expense over the life of the agreements. Counterparties to the forward exchange, currency swap, and interest rate swap contracts are major financial institutions. Credit loss from counterparty nonperformance is not anticipated.

STOCK-BASED COMPENSATION

     Compensation costs attributable to stock option and similar plans are recognized based on any difference between the quoted market price of the stock on the date of grant over the amount the employee is required to pay to acquire the stock (the intrinsic-value method under Accounting Principles Board (APB) Opinion 25). Such amount, if any, is accrued over the related vesting period, as appropriate. Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation," requires companies electing to continue to use the intrinsic-value method to make pro forma disclosures of net income and earnings per share as if the fair-value-based method of accounting had been applied.

NEW ACCOUNTING STANDARDS

     Effective January 1, 1998, the company adopted SFAS, No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements. This statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the financial statements and displayed with the same prominence as other financial statements. In 1998, the company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." (See Note 24).

PENDING ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction. For fair-value hedge transactions in which the company is hedging changes in the fair value of an asset, liability, or firm commitment, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. For cash-flow hedge transactions, in which the company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. Gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current-period earnings.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidance on the capitalization and amortization of costs of computer software developed or obtained for internal use, and is effective for fiscal years beginning after December 15, 1998. The company is currently capitalizing the design and implementation costs of its ongoing enterprise-wide software installation program.

     The company is currently evaluating the impact that these statements will have on its results of operations or financial position.

RECLASSIFICATIONS

     Certain amounts in the 1997 and 1996 consolidated financial statements and notes have been reclassified to conform to the 1998 presentation.

                             HERCULES INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACQUISITIONS

     All acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

     BetzDearborn -- On October 15, 1998, the company acquired all of the outstanding shares of BetzDearborn Inc., a global specialty chemical company engaged in the treatment of water and industrial process systems, for $2,235 million in cash and $186 million in common stock exchanged for the shares held by the BetzDearborn ESOP Trust. In addition, the company assumed debt with a fair value of $117 million and repaid $557 million of other long-term debt held by BetzDearborn. This acquisition was financed with borrowings under a $3,650 million credit facility with a syndicate of banks. (See Note 6.)

     The purchase price was allocated to the estimated fair value of net assets acquired, with the excess of $2,074 million recorded as goodwill, which is being amortized over its estimated useful life of 40 years. Additionally, based on an independent appraisal, approximately $130 million of the purchase price was allocated to purchased in-process research and development and was charged to expense at the date of acquisition. (See Note 14.)

     As of the acquisition date, the company began to formulate plans to combine the operations of BetzDearborn and Hercules. It formed a program office, engaged outside consultants and established several functional integration teams to formulate and implement the plan and capture anticipated synergies. At December 31, 1998, the company had identified and approved various actions such as personnel reductions, consolidation of operations and support functions, closure of redundant or inefficient offices and facilities, and relocation of former BetzDearborn employees. Accordingly, the company has included a $94 million liability as part of the purchase price allocation. The liability includes approximately $78 million related to employee termination benefits for approximately 850 BetzDearborn manufacturing, technical, sales and marketing, administrative and support personnel worldwide. Also included is $16 million for office and facility closures, relocation of BetzDearborn employees and other related exit costs. Through December 31, 1998, the company paid $5 million of termination benefits for approximately 130 redundancies, and the remaining liability is $89 million.

     The purchase price allocation for BetzDearborn is a preliminary allocation and the goodwill recorded is subject to further adjustment resulting primarily from the completion of the integration and exit plans, which could result in additional liabilities; adjustments to the fair value of the net assets acquired; and the resolution of pre-acquisition contingencies, primarily legal matters and product liabilities, net of any related tax effects. The allocation of the purchase price is expected to be completed in 1999.

     FiberVisions L.L.C. -- In July 1998, the company completed the acquisition of the 49% share of FiberVisions L.L.C. owned by its joint venture partner Jacob Holm & Sons A/S for approximately $230 million in cash, plus assumed debt of $188 million. The allocation of the purchase price resulted in $188 million of goodwill, which is being amortized over its estimated useful life of 40 years.

                             HERCULES INCORPORATED

     The following unaudited pro forma information presents a summary of consolidated results of operations of the company as if the BetzDearborn and FiberVisions acquisitions had occurred at the beginning of each of the periods presented below:

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1997
                                                             ------    ------
Net sales..................................................  $3,276    $3,366
Income (loss) before effect of change in accounting
  principle................................................     (70)      237
Net income (loss)..........................................     (70)      226
Net earnings per share:
Basic
  Earnings before effect of change in accounting
     principle.............................................  $ (.69)   $ 2.25
  Earnings per share.......................................    (.69)     2.15
Diluted
  Earnings before effect of change in accounting
     principle.............................................  $ (.69)   $ 2.21
  Earnings per share.......................................    (.69)     2.11

     The pro forma results of operations are for comparative purposes only and reflect increased amortization and interest expense resulting from the acquisitions described above, but do not include any potential cost savings from combining the acquired businesses with the company's operations. Consequently, the pro forma results do not reflect the actual results of operations had the acquisitions occurred on the dates indicated, and are not intended to be a projection of future results or trends.

     Other -- The company also made three other acquisitions in 1998 for an aggregate purchase price of approximately $105 million in cash. These acquisitions included the worldwide paper chemicals group of Houghton International, Inc. and Citrus Colloids Ltd., a pectin manufacturer, in April 1998, and Alliance Technical Products, Ltd., a rosin dispersions company, in September 1998. Allocations of the purchase prices for these acquisitions resulted in approximately $67 million of goodwill, which is being amortized over estimated useful lives ranging from 30 to 40 years.

2. ACCOUNTS RECEIVABLE, NET

     Accounts receivable, net, consists of:

                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN MILLIONS)
Trade.......................................................    $598          $285
Other.......................................................      78           107
                                                                ----          ----
          Total.............................................     676           392
Less allowance for doubtful accounts........................      13             3
                                                                ----          ----
                                                                $663          $389
                                                                ====          ====

     At December 31, 1998, net trade accounts receivable from customers located in the United States, Europe, the Americas and Asia were $404 million, $150 million, $24 million, and $7 million, respectively.

                             HERCULES INCORPORATED

3. INVENTORIES

     The components of inventories are:

                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN MILLIONS)
Finished products...........................................    $218          $121
Materials, supplies, and work in process....................     198           113
                                                                ----          ----
                                                                $416          $234
                                                                ====          ====

     Inventories valued on the LIFO method were lower than if valued under the average-cost method, which approximates current cost, by $33 million and $37 million at December 31, 1998 and 1997, respectively.

4. INVESTMENTS

     Total equity investments in affiliated companies were $9 million at December 31, 1998, and $21 million at December 31, 1997. Dividends received from affiliated companies were $0 in 1998 and 1997, and $11 million in 1996.

     Other investments, at cost or less, were $42 million and $594 million at December 31, 1998 and 1997, respectively. Included in these amounts are non-current marketable securities aggregating $31 million and $81 million for the corresponding years, classified as "available for sale." The value of these investments, based on market quotes, approximates book values. At December 31, 1997, investments also included a $500 million 6.2% interest-bearing five-year note (the Tastemaker note), which was sold in October 1998 for a $3 million net loss as part of financing the BetzDearborn acquisition.

5. SHORT-TERM DEBT

     A summary of short-term debt follows:

                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN MILLIONS)
Commercial paper............................................    $ --          $195
Banks.......................................................      80            80
Current maturities of long-term debt........................     486            --
                                                                ----          ----
                                                                $566          $275
                                                                ====          ====

     The commercial paper program was replaced by the debt syndication utilized for the acquisition of BetzDearborn. Previously, commercial paper was issued or renewed for varying periods, with interest at prevailing market rates. Bank borrowings represent primarily foreign overdraft facilities and short-term lines of credit, which are generally payable on demand with interest at various rates. Book values of commercial paper and bank borrowings approximate market value because of their short maturity period.

     At December 31, 1998, Hercules had $219 million of unused lines of credit that may be drawn as needed, with interest at a negotiated spread over lenders' cost of funds. Lines of credit in use at December 31, 1998, were $80 million. Weighted-average interest rates on short-term borrowings at December 31, 1998 and 1997, were 5.10% and 5.40%, respectively.

                             HERCULES INCORPORATED

6. LONG-TERM DEBT

     A summary of long-term debt follows:

                                                              1998          1997
                                                            ---------      -------
                                                            (DOLLARS IN MILLIONS)
6.15% notes due 2000......................................   $  100         $100
6.60% notes due 2027(a)...................................      100          100
7.85% notes due 2000......................................       25           25
6.625% notes due 2003(b)..................................      125          125
8% convertible subordinated debentures due 2010(c)........        3           10
Term loan tranche A due in varying amounts through
  2003(d).................................................    1,250           --
Term loan tranche B due 1999(d)...........................      470           --
Term loan tranche C due 2000(d)...........................    1,000           --
Revolving credit agreement due 2003(d)....................      288           --
ESOP debt(e)..............................................      110           --
Term notes at various rates from 5.11% to 9.60% due in
  varying amounts through 2006(f).........................      102           --
Commercial paper..........................................       --           50
Variable rate loans.......................................       --            2
Other.....................................................        9            7
                                                             ------         ----
                                                              3,582          419
Current maturities of long-term debt......................     (486)          --
                                                             ------         ----
Net long-term debt........................................   $3,096         $419
                                                             ======         ====

---------------
(a) 30-year debentures with a 10-year put option, exercisable by bondholder at a redemption price equal to principal amount.

(b) Par value of $125 million issued June 1993.

(c) Subordinated debentures are convertible into common stock at $14.90 per share and are redeemable at the option of the company at varying rates. The annual sinking fund requirement of $5 million, beginning in 1996, has been satisfied through conversions of debentures.

(d) The BetzDearborn acquisition was financed with borrowings under a $3,650 million credit facility with a syndicate of banks, and was consummated on October 15, 1998. The syndication included three tranches of varying maturity term loans totaling $2,750 million and a $900 million revolving credit agreement. The facility bears interest at London Interbank Offered Rate (LIBOR) plus 2% and may decrease to LIBOR plus .75% after six months and after certain conditions are met, including repayments of term-loan tranche B. Interest rates are reset for one, three or six-month periods at the company's option. The company's debt agreement contains various restrictive covenants that, among other things, require maintenance of certain financial covenants: leverage, net worth and interest coverage, and provides that the entry of a judgment or judgments involving aggregate liabilities of $50 million or more be vacated, discharged, stayed or bonded pending appeal within 60 days of entry. Issuance costs of $59 million related to the financing are included in Deferred charges and other assets and are being amortized over the term of the loans, using the effective interest method. As of December 31, 1998, $612 million of the $900 million revolver is available for use.

(e) The company assumed a loan with a fair market value of $110 million related to the BetzDearborn ESOP Trust. The proceeds of the loan were used by the ESOP Trust for the purchase of BetzDearborn preferred shares which, upon acquisition by Hercules, were converted into equivalent shares of Hercules common

                             HERCULES INCORPORATED
    stock. The loan was recorded at fair market value at the date of acquisition, and the $16 million fair value step-up is being amortized over the term of the debt. The loan and guarantee mature in June 2009.

(f) Debt assumed in conjunction with the acquisition of FiberVisions L.L.C. (see
    Note 1), less repayments through December 31, 1998.

     Long-term debt maturities during the next five years are $486 million in 1999, $1,342 million in 2000, $318 million in 2001, $366 million in 2002, and
$831 million in 2003.

7. COMPANY-OBLIGATED PREFERRED SECURITIES OF SUBSIDIARY TRUST

     In the fourth quarter of 1998, Hercules Trust V (the Trust), the company's wholly owned consolidated subsidiary trust created under the laws of the State of Delaware, completed a private placement of units, consisting of Trust Preferred Securities (the Securities) in the amount of $200 million and a forward underwriting contract to purchase Hercules common stock. The proceeds of the Securities were invested by the Trust in the company's newly issued Junior Subordinated Debenture Notes (the Notes). Each Security will accrue and pay distributions equal to LIBOR plus 175 basis points, compounded quarterly. The obligations of the Trust are fully and unconditionally guaranteed by the company.

     The Securities are expected to be remarketed pursuant to their terms within 12 months from their issuance. The distribution rates will be reset to a fixed rate in the remarketing based on bids received in a private auction to qualified institutional buyers, and the maturity date will be reset to the one-year anniversary of the successful remarketing. Hercules will be required to redeem the Securities if remarketing does not occur within the established period. The remarketing of the Securities may be accelerated under certain circumstances, including the price of the company's common stock closing at or below $22.6875 (twenty-two and eleven-sixteenths). In addition, Hercules has agreed to offer and sell, and a third party has agreed to underwrite $200 million of Hercules common stock following the successful remarketing or redemption of the Securities.

8. SERIES PREFERRED STOCK

     The series preferred stock is without par value and is issuable in series. There are 2,000,000 shares authorized for issuance, none of which have been issued.

9. COMMON STOCK

     Hercules common stock has a stated value of $25/48, and 300,000,000 shares are authorized for issuance. At December 31, 1998, a total of 16,023,661 shares were reserved for issuance for the following purposes: 879,999 shares for sales to the Savings Plan Trustee; 11,382,530 shares for the exercise of awards under the Stock Option Plan; 2,197,137 shares for awards under incentive compensation plans; 337,440 shares for conversion of debentures and notes; and 1,226,555 shares for employee stock purchases.

     For the company's stock repurchase program, from its start in 1991 through year-end 1998, the Board authorized the repurchase of up to 74,650,000 shares of company common stock. Of that total, 6,150,000 shares were intended to satisfy requirements of various employee benefit programs. During this period, a total of 66,490,592 shares of common stock were purchased in the open market at an average price of $37.33 per share.

10. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     In connection with the acquisition of BetzDearborn, the company acquired its ESOP and related trust as a long-term benefit for substantially all of BetzDearborn's U.S. employees. The plan is a supplement to the company's retirement plan. The ESOP trust has existing long-term debt of $94 million (fair value of $110

                             HERCULES INCORPORATED
million -- see Note 6) which is guaranteed by the company. The proceeds of the original loan were used to purchase BetzDearborn convertible preferred stock, which, at the date of the BetzDearborn acquisition, was converted into Hercules common stock.

     The BetzDearborn 401(k) program was previously integrated with the ESOP. Eligible employees may invest 2% to 15% of eligible compensation. The company's matching contributions equal to 50% of the first 6% of employees' investments, fully vest to employees upon the completion of 5 years of service. The company's matching contributions, which are made in the form of Hercules common stock, are included in ESOP expense. After satisfying the 401(k) matching contributions and the dividends on allocated shares, the remaining shares of ESOP stock are allocated to each participant based on the ratio of participants' compensation to total compensation of all participants.

     The company contribution and dividends on the shares held by the ESOP trust are used to repay the loan, and stock is allocated as the principal and interest are paid. Long-term debt is reduced as payments are made on the third-party financing. The loan and unearned compensation are recorded in the company's Consolidated Balance Sheet as long-term debt and a reduction in shareholders' equity, respectively.

     The number of shares allocated and unallocated at December 31 are as follows:

                                                              1998
                                                            ---------
Allocated.................................................  1,776,338
Unallocated...............................................  4,052,556
                                                            ---------
Total shares held by ESOP.................................  5,828,894
                                                            =========

     The company is required to make cash contributions to the Plan which enable the trust to service its indebtedness. ESOP expense was $1 million for 1998 which was net of $2 million of dividends paid and charged to retained earnings.

11. LONG-TERM INCENTIVE COMPENSATION PLANS

     The company's long-term incentive compensation plans provide for the grant of stock options and the award of common stock and other market-based units to certain key employees and nonemployee directors. Through 1994, shares of common stock awarded under these plans normally were either restricted stock or performance shares. During the restriction period, award holders have the rights of stockholders, including the right to vote and receive cash dividends, but they cannot transfer ownership.

     In 1995, Hercules changed the structure of the long-term incentive compensation plans to place a greater emphasis on shareholder value creation through grants of regular stock options, performance-accelerated stock options, and Cash Value Awards (performance-based awards denominated in cash and payable in shares of common or restricted stock, subject to the same restrictions as restricted stock). Restricted stock and other market-based units are awarded with respect to certain programs. The number of awarded shares outstanding was 1,083,613; 873,627; and 1,881,946 at December 31, 1998, 1997, and 1996,
respectively.

     Under the company's incentive compensation plans, 2,197,137 shares of common stock were available for grant as stock awards or stock option awards. Stock awards are limited to approximately 15% of the total authorizations. Regular stock options are granted at the market price on the date of grant and are exercisable at various periods from one to five years after date of grant. Performance-accelerated stock options are also granted at the market price on the date of grant and are normally exercisable at nine and one-half years. Exercisability may be accelerated based upon the achievement of predetermined performance goals. Both regular and performance-accelerated stock options expire 10 years after the date of grant.

                             HERCULES INCORPORATED

     Restricted shares, options and performance-accelerated stock options are forfeited and revert to the company in the event of employment termination, except in the case of death, disability, retirement, or other specified events.

     The company applies APB Opinion 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for the stock option plans. The cost of stock awards and other market-based units, which are charged to income over the restriction or performance period, amounted to $5 million for 1998; $4 million for 1997, and $9 million for 1996.

     Below is a summary of outstanding stock option grants under the incentive compensation plans during 1996, 1997, and 1998:

                                            REGULAR                        PERFORMANCE-ACCELERATED
                              -----------------------------------    -----------------------------------
                                 NUMBER OF       WEIGHTED-AVERAGE       NUMBER OF       WEIGHTED-AVERAGE
                                  SHARES              PRICE              SHARES              PRICE
                              ---------------    ----------------    ---------------    ----------------
January 1, 1996.............     3,883,184            $26.24              786,375            $48.54
Granted.....................       673,450            $55.40            2,303,750            $49.66
Exercised...................      (646,247)           $21.29                   --                --
Forfeited...................          (800)           $47.25              (14,319)           $48.29
                                ----------            ------           ----------            ------
December 31, 1996...........     3,909,587            $32.49            3,075,806            $49.38
Granted.....................     1,708,100            $40.14              810,125            $41.07
Exercised...................    (1,611,449)           $20.97                   --                --
Forfeited...................        (4,950)           $56.26              (10,534)           $53.07
                                ----------            ------           ----------            ------
December 31, 1997...........     4,001,288            $40.41            3,875,397            $47.63
Granted.....................     2,696,215            $32.75            1,170,890            $41.09
Exercised...................      (279,795)           $24.93                   --                --
Forfeited...................       (66,430)           $41.58              (15,035)           $46.09
                                ----------            ------           ----------            ------
December 31, 1998...........     6,351,278            $37.83            5,031,252            $46.12

     The weighted-average fair value of regular stock options granted during 1996, 1997, and 1998 was $14.36, $10.13, and $8.53 respectively. The weighted-average fair value of performance-accelerated stock options granted during 1996, 1997, and 1998 was $10.20, $9.39, and $9.24 respectively.

     Following is a summary of regular stock options exercisable at December 31, 1996, 1997, and 1998, and their respective weighted-average share prices:

                                                                   WEIGHTED-AVERAGE
                                               NUMBER OF SHARES     EXERCISE PRICE
                                               ----------------    ----------------
Options exercisable December 31, 1996........     2,636,457             $25.08
Options exercisable December 31, 1997........     2,013,148             $38.54
Options exercisable December 31, 1998........     3,300,628             $41.57

     There were no performance-accelerated stock options exercisable at December 31, 1996, 1997 and 1998.

                             HERCULES INCORPORATED

     Following is a summary of stock options outstanding at December 31, 1998:

                                        OUTSTANDING OPTIONS
                         -------------------------------------------------          EXERCISABLE OPTIONS
                                          WEIGHTED-                          ---------------------------------
                           NUMBER          AVERAGE                               NUMBER
                         OUTSTANDING      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE AT   WEIGHTED-AVERAGE
 EXERCISE PRICE RANGE    AT 12/31/98   CONTRACTUAL LIFE    EXERCISE PRICE       12/31/98       EXERCISE PRICE
 --------------------    -----------   ----------------   ----------------   --------------   ----------------
 Regular Stock Options
      $11 -- $20            257,263          2.58              $15.62            257,263           $15.62
      $21 -- $30          1,915,600          9.31              $25.53            129,400           $25.00
      $31 -- $40          1,912,695          7.82              $38.75          1,491,140           $38.68
      $41 -- $60          2,265,720          7.79              $49.97          1,422,825           $50.79
                          ---------                                            ---------
                          6,351,278                                            3,300,628
                          =========                                            =========
Performance-Accelerated
     Stock Options
      $25 -- $40          1,094,733          9.01              $36.18                 --               --
      $41 -- $50          3,114,778          7.83              $47.10                 --               --
      $51 -- $61            821,741          7.08              $55.62                 --               --
                          ---------
                          5,031,252
                          =========

     The company estimates at December 31, 1998, 100% of performance-accelerated stock options will eventually vest.

     The company's Employee Stock Purchase Plan is a qualified noncompensatory plan, which allows eligible employees to acquire shares of common stock through systematic payroll deductions. The plan consists of three-month subscription periods, beginning July 1 of each year. The purchase price is 85% of the fair market value of the common stock on either the first or last day of that subscription period, whichever is lower. Purchases may range from 2% to 15% of an employee's base salary each pay period, subject to certain limitations. Currently, 1,226,555 shares of Hercules common stock are registered for offer and sale under the plan. Shares issued at December 31, 1998 and 1997, were 573,445 and 468,706, respectively. The company applies APB Opinion 25 and related interpretations in accounting for its Employee Stock Purchase Plan. Accordingly, no compensation cost has been recognized for the Employee Stock Purchase Plan.

     Had compensation cost for the company's Stock-Based Incentive Plans and Employee Stock Purchase Plan been determined on the basis of fair value according to SFAS No. 123, the fair value of each option granted or share purchased would be estimated on the grant date using the Black-Scholes option pricing model.

     The following assumptions would be used in estimating fair value for 1998, 1997, and 1996:

                                                                       PERFORMANCE       EMPLOYEE
                                                                       ACCELERATED    STOCK PURCHASE
ASSUMPTION                                             REGULAR PLAN       PLAN             PLAN
----------                                             ------------    -----------    --------------
Dividend yield.......................................        3.0%          3.0%             3.0%
Risk-free interest rate..............................       5.84%         5.77%            5.32%
Expected life........................................    7.4 yrs.        5 yrs.           3 mos.
Expected volatility..................................       23.1%         21.9%            27.0%

                             HERCULES INCORPORATED

     The company's net income and earnings per share for 1998, 1997, and 1996 would approximate the pro forma amounts below:

                                                     1998           1997           1996
                                                   ---------      ---------      ---------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE)
Net income
  As reported....................................    $   9          $ 319          $ 325
  Pro forma......................................    $  (5)         $ 308          $ 317
Basic earnings per share
  As reported....................................    $ .10          $3.22          $3.10
  Pro forma......................................    $(.06)         $3.10          $3.02
Diluted earnings per share
  As reported....................................    $ .10          $3.13          $2.98
  Pro forma......................................    $(.06)         $3.04          $2.92

     SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

12. ADDITIONAL BALANCE SHEET DETAIL

                                                               1998         1997
                                                             ---------    ---------
                                                             (DOLLARS IN MILLIONS)
Property, plant, and equipment
  Land.....................................................   $   74       $   18
  Buildings and equipment..................................    2,837        1,957
  Construction in progress.................................      126          113
                                                              ------       ------
  Total....................................................    3,037        2,088
  Accumulated depreciation and amortization................    1,599        1,401
                                                              ------       ------
  Net property, plant, and equipment.......................   $1,438       $  687
                                                              ======       ======
Accrued expenses
  Payroll and employee benefits............................   $   63       $   37
  Income taxes payable.....................................       15           91
  Accrued pension benefits.................................       29           --
  Other....................................................      374          280
                                                              ------       ------
                                                              $  481       $  408
                                                              ======       ======

                             HERCULES INCORPORATED

13. PENSION AND OTHER POSTRETIREMENT BENEFITS

     The company provides defined benefit pension and postretirement benefit plans to employees. The pension and postretirement benefit plans for BetzDearborn employees are included in the 1998 valuation. The following provides a reconciliation of benefit obligations, plan assets, and funded status of the plans.

                                                                                   OTHER
                                                                               POSTRETIREMENT
                                                           PENSION BENEFITS       BENEFITS
                                                           ----------------    --------------
                                                            1998      1997     1998     1997
                                                           ------    ------    -----    -----
                                                                 (DOLLARS IN MILLIONS)
Change in benefit obligation
Benefit obligation at January 1..........................  $1,114    $1,046    $ 141    $ 141
Service cost.............................................      20        17        1        1
Interest cost............................................      83        78       10       10
Amendments...............................................      --         6       --       --
Assumption change........................................      52        77        3       10
Divestiture..............................................      --        (4)      --       --
Acquisition..............................................     284        --        9       --
Translation difference...................................       7       (13)      --       --
Actuarial loss...........................................      28        12       10       --
Benefits paid from plan assets...........................     (89)     (105)      (2)      (2)
Benefits paid by Company.................................      --        --      (18)     (19)
                                                           ------    ------    -----    -----
Benefit obligation at December 31........................  $1,499    $1,114    $ 154    $ 141
                                                           ======    ======    =====    =====
Change in plan assets
Fair value of plan assets at January 1...................  $1,237    $1,168    $   9    $   9
Actual return on plan assets.............................     182       187        1        2
Divestiture..............................................      --        (2)      --       --
Acquisition..............................................     256        --       --       --
Company contributions (refund)...........................      (2)        4       --       --
Translation difference...................................       6       (15)      --       --
Benefits paid from plan assets...........................     (90)     (105)      (2)      (2)
                                                           ------    ------    -----    -----
Fair value of plan assets at December 31.................  $1,589    $1,237    $   8    $   9
                                                           ======    ======    =====    =====
Funded status of the plans...............................  $   90    $  124    $(146)   $(132)
Unrecognized actuarial loss..............................      89        93       34       22
Unrecognized prior service cost (benefit)................      35        39      (44)     (50)
Unrecognized net transition obligation...................     (25)      (40)      --       --
Amount included in accrued expenses -- other.............      --        --       20       21
                                                           ------    ------    -----    -----
Prepaid (accrued) benefit cost...........................  $  189    $  216    $(136)   $(139)
                                                           ======    ======    =====    =====
Amounts recognized in the statement of financial position
  consist of:
Prepaid benefit cost.....................................     218       216       --       --
Accrued benefit liability................................     (29)       --     (136)    (139)
                                                           ------    ------    -----    -----
                                                           $  189    $  216    $(136)   $(139)
                                                           ======    ======    =====    =====
Assumptions as of December 31
Weighted average discount rate...........................    7.00%     7.25%    7.00%    7.25%
Expected return on plan assets...........................    9.25%     9.25%    9.25%    9.25%
Rate of compensation increase............................    4.50%     4.50%    4.50%    4.50%

                             HERCULES INCORPORATED

                                                                                    OTHER
                                                    PENSION BENEFITS       POSTRETIREMENT BENEFITS
                                                 ----------------------    -----------------------
                                                 1998     1997     1996    1998     1997     1996
                                                 -----    -----    ----    -----    -----    -----
Service cost...................................  $  20    $  17    $ 19     $ 1      $ 1      $ 1
Interest cost..................................     83       78      77      10       10       11
Return on plan assets (expected)...............   (114)    (103)    (99)     (1)      (1)      (1)
Amortization and deferrals.....................     12        5       6      (4)      (5)      (5)
Amortization of transition asset...............    (14)     (14)    (14)     --       --       --
                                                 -----    -----    ----     ---      ---      ---
Benefit cost (credit)..........................  $ (13)   $ (17)   $(11)    $ 6      $ 5      $ 6
                                                 =====    =====    ====     ===      ===      ===

PENSION

     During 1997, the company recognized a charge of approximately $8 million for special termination benefits.

OTHER POSTRETIREMENT BENEFITS

     The non-pension postretirement benefit plans are contributory health care and life insurance plans. In August 1993, a Voluntary Employees' Beneficiary Association (VEBA) Trust was established and funded with $10 million of company funds. The company periodically obtains reimbursement for union retiree claims, while other claims are paid from company assets. The participant contributions are immediately used to cover claim payments, and for this reason do not appear as contributions to plan assets.

     The assumed health care cost trend rate at December 31, 1998 and 1997, was 5% for those under age 65 and 4.75% for those over age 65, decreasing to 4.5% in subsequent years.

     A one-percentage point increase or decrease in the assumed health care cost trend rate would increase or decrease the postretirement benefit obligation by $6 million or $7 million, respectively, and would not have a material effect on aggregate service and interest cost components.

14. PURCHASED IN-PROCESS RESEARCH AND DEVELOPMENT

     Purchased in-process research and development (IPR&D) represents the value assigned in a purchase business combination to research and development projects of the acquired business that were commenced but not yet completed at the date of the acquisition, and which, if unsuccessful, have no alternative future use in research and development activities or otherwise. Amounts assigned to purchased IPR&D must be charged to expense at the date of consummation of the purchase business combination. Accordingly, the company has charged approximately $130 million to expense at the acquisition date for IPR&D related to the BetzDearborn acquisition. (See Note 1.)

     The IPR&D projects were principally included in the water treatment and paper process divisions of the acquired business. The former Water Treatment Group (WTG) provided specialty water and process treatment programs for boiler, cooling, influent, and effluent applications to markets such as refining, chemical, paper, electric utility, food, industrial, commercial and institutional establishments. Overall, the products are used to control corrosion, scale, deposit formation, and microbiological growth, conserve energy and improve efficiency. Additionally, the former Paper Process Group (PPG) brought to market custom-engineered programs for the process-related problems associated with paper production. These problems include deposition, corrosion, microbiological fouling, foam control, deinking and felt conditioning.

                             HERCULES INCORPORATED

     The following is a summary of the significant projects and the values assigned:

                                                             ESTIMATED
                                               PERCENT        COST TO    ESTIMATED     PROJECTED    IPR&D
PROJECT                               GROUP    COMPLETE      COMPLETE    TOTAL COST   LAUNCH DATE   VALUE
-------                              -------   --------      ---------   ----------   -----------   -----
                                                                          (DOLLARS IN MILLIONS)
New Blend of Actives(1)............    PPG      73%            $  .3       $ 1.0         1999       $ 38
New Corrosion Inhibitor(2).........    WTG      31%              1.5         2.1         2002         26
Alkaline Drainage Aid(3)...........    PPG      39%              1.6         2.7         2000          6
Other major projects...............    WTG      54% Avg.         3.5         7.6      1999-2001       27
Other major projects...............    PPG      80% Avg.          .7         3.7      1999-2001       15
All other projects.................  Various    29% Avg.         4.3         6.1       Various        18
                                                 ---           -----       -----                    ----
Total IPR&D........................             49%            $11.9       $23.2                    $130
                                                 ===           =====       =====                    ====

---------------
(1) This project will continuously screen new microbiocidal actives in order to identify promising compounds that may improve current product mix of offerings.

(2) This project involves the development of new corrosion control chemistry for application in a range of water treatment systems.

(3) This project involves the development of advanced retention, drainage, and formation systems for printing and writing paper.

     Due to the uniqueness of each of the projects, the costs and effort required are estimated based on the latest available information. Additionally, the launch date reflects management's best estimate of the time that the company will begin to benefit from cash inflow of the projects. However, there is a risk that certain projects may not be completed successfully for a variety of reasons including: change in strategies, inability to develop a cost efficient treatment, and changes in market demand or customer requirements.

     The IPR&D valuation charge was measured by the stage of completion method, primarily calculated by dividing the costs incurred to date by the total estimated costs. These percentages were applied to the results of project-by-project discounted cash flow models that estimated the present value of residual cash flows deemed attributable solely to the underlying IPR&D.

     The projected revenues, costs, and margins in the cash flow forecasts are consistent with projections by management based on available historical data. The revenue projections are based on an opportunity analysis for each project, which takes into account market and competitive conditions, potential customers, and strategic goals. The weighted average cost of capital for the overall business was estimated at 11% and the risk-adjusted discount rate used in the IPR&D project valuation model was 13%.

15. OTHER OPERATING EXPENSES (INCOME), NET

     As a result of the BetzDearborn acquisition in the fourth quarter of 1998, Hercules began to formulate and implement a plan to merge the operations of BetzDearborn with Hercules (see Note 1). Additionally, the company reviewed its existing operations and support infrastructure and approved a plan to terminate Hercules employees and exit activities to eliminate redundancies and inefficiencies. As a result, the company incurred charges of approximately $76 million. These charges include employee termination benefits of $31 million; exit costs related to facility closures of $10 million; write-downs of property, plant and equipment of $24 million; and integration expenses of $11 million. Employee termination benefits are for approximately 350 Hercules manufacturing, sales and marketing, administration, technology and support personnel. Facility closures and exit costs relate primarily to Process Chemicals and Services in connection with the acquisition. Write-downs of property, plant and equipment relate to asset impairments in Chemical Specialties and Functional Products resulting from adverse business negotiations, the effects of the BetzDearborn acquisition,

                             HERCULES INCORPORATED
and the loss of a customer. Integration expenses include consulting and legal fees, integration bonuses, travel and training, and are expensed as incurred.

     Other operating expenses in 1997 included charges of $146 million, primarily associated with reorganization of management and the adoption of new competitive strategies (announced in early 1997). The charges included $122 million related to asset rationalizations and impairment and $24 million related to severance benefits. Included in the $122 million is an impairment loss of $95 million. Additionally, the company recognized approximately $27 million of rationalization charges primarily associated with certain assets, which were no longer being utilized, and lease abandonment costs. Concurrently, management authorized and committed the company to a plan to reduce its work force by approximately 270 employees and accrued $24 million of severance-related benefits. The plan included reorganization of management, reductions in operating personnel at certain domestic and foreign facilities, and the consolidation of certain support functions. Other operating expenses in 1997 also include $13 million of net environmental cleanup costs, principally for nonoperating sites and $8 million of executive retirement benefits.

     In 1996, other operating expenses (income), net, included probable recoveries related to environmental remediation of $13 million and reduction in the estimated loss on the divestiture of the Composite Products Division of $5 million.

     During 1998, the company paid $10 million of these liabilities. As of December 31, 1998, the remaining liability for these charges is $36 million for termination benefits representing approximately 370 employees and $10 million for other exit costs. Reorganization in the foreign facilities has proceeded slower than anticipated due to changes in the information system implementation schedule, acquisition activity and other corporate initiatives. Management expects to complete remaining actions under this plan during 2000.

16. INTEREST AND DEBT EXPENSE

     Interest and debt costs are summarized as follows:

                                                              1998     1997     1996
                                                              -----    -----    -----
                                                               (DOLLARS IN MILLIONS)
Costs incurred..............................................  $114      $47      $40
Amount capitalized..........................................    11        8        5
                                                              ----      ---      ---
Amount expensed.............................................  $103      $39      $35
                                                              ====      ===      ===

17. OTHER INCOME (EXPENSE), NET

     Other income (expense), net, consists of the following:

                                                              1998     1997     1996
                                                              -----    -----    -----
                                                               (DOLLARS IN MILLIONS)
Interest income.............................................  $ 36     $ 29      $ 5
Net gains on dispositions...................................    23      398       22
Acquisition costs...........................................    --      (20)      --
Legal settlements and accruals..............................   (66)     (41)      --
Interest rate swap termination..............................   (13)      --       --
Miscellaneous income (expense), net.........................    (2)       8       (1)
                                                              ----     ----      ---
                                                              $(22)    $374      $26
                                                              ====     ====      ===

     Interest income in 1998 and 1997 relates primarily to the $500 million note received upon completion of the Tastemaker monetization. The note was sold during the fourth quarter of 1998 with a net loss of $3

                             HERCULES INCORPORATED
million reported in net gains on dispositions. Also, gains of $12 million and $19 million in 1998 and 1997, respectively, were recorded from the sale of Alliant Techsystems common stock held by Hercules. (See Note 21.) Additionally, 1997 includes a gain of $368 million on the completion of transactions that monetized the company's investment in Tastemaker, a 50%-owned flavors joint venture. Net gains on dispositions in 1996 reflect the sale of real estate and the sale of a product line. Acquisition costs in 1997 represent a charge primarily related to the company's unsuccessful bid for Allied Colloids. The 1998 legal settlements and accruals relate primarily to settlements of Qui Tam ("Whistle Blower") lawsuits. (See Note 22.) The 1998 loss from terminated interest rate swaps is related to the company's financing effort upon the acquisition of BetzDearborn. Miscellaneous income (expense), net, includes net foreign currency gains of $5 million, $19 million, and $11 million in 1998, 1997, and 1996, respectively.

18. INCOME TAXES

     The domestic and foreign components of income before taxes and effect of change in accounting principle are presented below:

                                                              1998     1997    1996
                                                              -----    ----    ----
                                                              (DOLLARS IN MILLIONS)
Domestic....................................................  $(147)   $396    $250
Foreign.....................................................    224     197     235
                                                              -----    ----    ----
                                                              $  77    $593    $485
                                                              =====    ====    ====

     A summary of the components of the tax provision follows:

                                                              1998     1997     1996
                                                              -----    -----    -----
                                                               (DOLLARS IN MILLIONS)
Currently payable
  U.S. federal..............................................  $(26)    $169     $ 33
  Foreign...................................................    74       63       60
  State.....................................................    (4)       2        9
Deferred
  Domestic..................................................    17       30       41
  Foreign...................................................     7        5       17
                                                              ----     ----     ----
Provision for income taxes..................................  $ 68     $269     $160
                                                              ====     ====     ====

                             HERCULES INCORPORATED

     Deferred tax liabilities (assets) at December 31 consist of:

                                                                1998          1997
                                                              --------      --------
                                                              (DOLLARS IN MILLIONS)
Depreciation................................................   $ 153         $ 119
Prepaid pension.............................................      93            82
Inventory...................................................       6            15
Investments.................................................      84            84
Other.......................................................      46            22
                                                               -----         -----
Gross deferred tax liabilities..............................     382           322
                                                               -----         -----
Postretirement benefits other than pensions.................     (81)          (66)
Accrued expenses............................................    (126)         (110)
Loss carryforwards..........................................     (24)          (15)
Other.......................................................     (31)          (32)
                                                               -----         -----
Gross deferred tax assets...................................    (262)         (223)
                                                               -----         -----
Valuation allowance.........................................      12            12
                                                               -----         -----
                                                               $ 132         $ 111
                                                               =====         =====

     A reconciliation of the U.S. statutory income tax rate to the effective rate follows:

                                                              1998    1997    1996
                                                              ----    ----    ----
U.S. statutory income tax rate..............................   35%     35%     35%
Purchased in-process research and development (Note 14).....   59      --      --
Goodwill amortization.......................................    7      --      --
Foreign dividends net of credits............................   --       2      --
State taxes.................................................    2      --       1
Utilization of operating losses.............................   --      --      (2)
Reserves....................................................  (17)      7      --
Other.......................................................    2       1      (1)
                                                              ---      --      --
Effective tax rate..........................................   88%     45%     33%
                                                              ===      ==      ==

     The company provides taxes on undistributed earnings of subsidiaries and affiliates included in consolidated retained earnings to the extent such earnings are planned to be remitted and not reinvested permanently.

     The undistributed earnings of subsidiaries and affiliates on which no provision for foreign withholding or U.S. income taxes has been made amounted to approximately $400 million at December 31, 1998. U.S. and foreign income taxes that would be payable if such earnings were distributed may be lower than the amount computed at the U.S. statutory rate because of the availability of tax credits.

                             HERCULES INCORPORATED

19. EARNINGS PER SHARE

     The following table shows the amounts used in computing earnings per share and the effect on income and the weighted-average number of shares of dilutive potential common stock:

                                                                1998        1997        1996
                                                              --------    --------    ---------
                                                              (DOLLARS AND SHARES IN MILLIONS,
                                                                      EXCEPT PER SHARE)
Basic EPS computation:
  Income before effect of change in accounting principle....   $   9       $ 324       $  325
  Effect of change in accounting principle..................      --          (5)          --
                                                               -----       -----       ------
  Net income................................................   $   9       $ 319       $  325
                                                               =====       =====       ======
  Weighted-average shares outstanding.......................    96.3        99.2        104.9
  Earnings per share before effect of change in accounting
     principle..............................................   $ .10       $3.27       $ 3.10
  Effect of change in accounting principle..................      --        (.05)          --
                                                               -----       -----       ------
  Earnings per share........................................   $ .10       $3.22       $ 3.10
                                                               =====       =====       ======
Diluted EPS computation:
  Income before effect of change in accounting principle....   $   9       $ 324       $  325
  Interest on convertible debentures........................      --           2            2
  Effect of change in accounting principle..................      --          (5)          --
                                                               -----       -----       ------
  Net Income................................................   $   9       $ 321       $  327
                                                               =====       =====       ======
  Weighted-average shares outstanding.......................    96.3        99.2        104.9
  Options...................................................      .6         1.1          1.9
  Convertible debentures....................................      .5         2.1          2.9
                                                               -----       -----       ------
  Adjusted weighted-average shares..........................    97.4       102.4        109.7
                                                               =====       =====       ======
  Earnings per share before effect of change in accounting
     principle..............................................   $ .10       $3.18       $ 2.98
  Effect of change in accounting principle..................      --        (.05)          --
                                                               -----       -----       ------
  Earnings per share........................................   $ .10       $3.13       $ 2.98
                                                               =====       =====       ======

20. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  Notional Amounts and Credit Exposure of Derivatives

     The notional amounts of derivatives summarized below do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives, which relate to interest rates or exchange rates.

  Interest Rate Risk Management

     During 1998, interest rate swaps which converted 6.02% average fixed-rate debt to floating-rate debt expired. During the fourth quarter, a series of interest rate swap agreements converting floating rate debt into fixed rate debt ranging from 6.05% to 7.08% per year were terminated primarily in conjunction with the sale of the Tastemaker note (see Note 4) and the BetzDearborn acquisition. New interest rate swaps totaling $1.0 billion were added in the fourth quarter 1998. This series of interest rate swap agreements, maturing from 1999 through December 2002, effectively converts floating-rate debt into debt with a fixed rate ranging from 4.91% to 5.21% per year as a hedge against the company's interest rate exposure on its variable rate debt

                             HERCULES INCORPORATED
outstanding. For the years 1998, 1997, and 1996, these contracts resulted in a less than 1% change in the effective interest rate on the weighted-average notional principal amounts outstanding. The aggregate notional principal amounts at the end of 1998 and 1997 were $1.0 billion and $650 million, respectively.

     The following table indicates the types of swaps used and their weighted-average interest rates:

                                                              1998          1997
                                                            ---------      -------
                                                            (DOLLARS IN MILLIONS)
Pay fixed on swaps notional amount (at year-end)..........   $1,000         $650
Average pay rate..........................................      6.4%         6.4%
Average receive rate......................................      5.5%         5.7%

  Foreign Exchange Risk Management

     The company selectively uses foreign currency forward contracts and currency swaps to offset the effects of exchange rate changes on reported earnings, cash flow, and net asset positions. The primary exposures are denominated in Danish kroner, Dutch guilder, Belgian franc, British pound sterling, and the German mark. Some of the contracts involve the exchange of two foreign currencies, according to local needs in foreign subsidiaries. The term of the currency derivatives is rarely more than one year. At December 31, 1998 and 1997, the company had outstanding forward-exchange contracts to purchase foreign currencies aggregating $117 million and $29 million and to sell foreign currencies aggregating $320 million and $171 million, respectively. Non-U.S. dollar cross-currency trades aggregated $380 million and $630 million at December 31, 1998 and 1997, respectively. Currency swap agreements, used to hedge net investment positions, totaled $512 million at December 31, 1998. The forward-exchange contracts and currency swap agreements outstanding at December 31, 1998 will mature during 1999.

  Fair Values

     The following table presents the carrying amounts and fair values of the company's financial instruments at December 31, 1998 and 1997:

                                                               1998                    1997
                                                       ---------------------   ---------------------
                                                       CARRYING                CARRYING
                                                        AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                       --------   ----------   --------   ----------
                                                                   (DOLLARS IN MILLIONS)
Investment securities (available for sale)...........  $    31     $    31      $  81       $  81
Investment securities (held to maturity).............       --          --        500         500
Long-term debt.......................................   (3,096)     (3,101)      (419)       (452)
Company-obligated preferred securities of subsidiary
  trust..............................................     (200)       (200)        --          --
Foreign exchange contracts...........................        6*          6          2*          2
Currency swaps.......................................        8*          8         --          --
Interest rate swap contracts.........................       --           1         (1)*       (12)

---------------
* The carrying amount represents the net unrealized gain or net interest payable associated with the contracts at the end of the period.

     Fair values of derivative contracts are indicative of cash that would have been required had settlement been December 31, 1998.

                             HERCULES INCORPORATED

  Basis of Valuation

     Investment securities: Quoted market prices.

     Long-term debt: Present value of expected cash flows related to existing borrowings discounted at rates currently available to the company for long-term borrowings with similar terms and remaining maturities.

     Company obligated preferred securities of subsidiary trust: Year-end interest rates and company common stock price.

     Foreign exchange contracts: Year-end exchange rates.

     Currency swaps: Year-end interest and exchange rates.

     Interest rate swap contracts: Bank or market quotes or discounted cash flows using year-end interest rates.

21. DIVESTITURES

     In March 1997, the company completed transactions to monetize its investment in Tastemaker for approximately $608 million, including $108 million in cash and a $500 million, 6.2%, interest-bearing five-year note. Equity in income of affiliated companies included Tastemaker earnings of $11 million in 1997 and $32 million in 1996.

     In June 1997, the company completed a joint venture of its polypropylene fiber business with Jacob Holm & Sons A/S (Denmark) in which Hercules owned 51% of the joint venture, which was accounted for on the equity method at that time. In July 1998, Hercules purchased its partner's 49% share of the joint venture, with the operating results of FiberVisions being included in Hercules' consolidated financial statements since the date of acquisition. (See Note 1.)

     Pursuant to a 1997 agreement, Hercules sold its remaining shares of Alliant Techsystems Inc. for $12 million in 1998.

     In June 1996, the company sold its Composite Products Division for $141 million in cash. Net sales and operating profit of this business were $49 million and $8 million, respectively in 1996.

22. COMMITMENTS AND CONTINGENCIES

  Leases

     Hercules has operating leases (including office space, transportation, and data processing equipment) expiring at various dates. Rental expense was $35 million in 1998, and $31 million in both 1997 and 1996.

     At December 31, 1998, minimum rental payments under noncancelable leases aggregated $317 million with subleases of $30 million. A significant portion of these payments relates to a long-term operating lease for corporate office facilities. The net minimum payments over the next five years are $39 million in 1999, $32 million in 2000, $24 million in 2001, $20 million in 2002, and $18 million in 2003.

  Environmental

     Hercules has been identified as a potentially responsible party (PRP) by U.S. federal and state authorities, or has been sued for contribution by private parties, for the cost of environmental investigation and/or cleanup at numerous sites. The estimated range of the reasonably possible share of costs for investigation and cleanup is between $63 million and $199 million. The actual costs will depend upon numerous factors, including the number of parties found responsible at each environmental site and their ability to pay, the actual methods of remediation, outcomes of negotiations with regulatory authorities,

                             HERCULES INCORPORATED
outcomes of litigation, changes in environmental laws and regulations, technological developments, and the years of remedial activity required, which could range up to 30 years.

     In 1992, Hercules brought suit against its insurance carriers for past and future costs for cleanup of certain environmental sites. In April 1998, the trial regarding insurance recovery for the Jacksonville, Arkansas site (see discussion below) was completed. The jury returned a "Special Verdict Form" with findings that will, in conjunction with the court's other opinions, be used by the Court to enter a judgment. The judgment will determine the amount of Hercules recovery for past cleanup expenditures and will state that Hercules is entitled to similar coverage for costs incurred since September 30, 1997 and in the future. Hercules has not included any insurance recovery in the estimates above.

     Hercules becomes aware of sites in which it may be, but has not yet been named a PRP, principally through its knowledge of investigation of sites by the U.S. Environmental Protection Agency (EPA) or other government agencies or through correspondence with previously named PRPs requesting information on Hercules' activities at sites under investigation. In addition, Hercules has established procedures for identifying environmental issues at its respective plant sites. Environmental coordinators, familiar with environmental laws and regulations, are resources for identification of environmental issues. Further, Hercules has environmental audit programs, which are designed to identify environmental issues at operating plant sites. Through these programs and information-gathering activities, Hercules identifies potential environmental, regulatory, and remedial issues.

     Litigation over liability at Jacksonville, Arkansas, the most significant site, has been pending since 1980. As a result of a pretrial court ruling in October 1993, Hercules has been held jointly and severally liable for costs incurred, and for future remediation costs, at the Jacksonville site by the District Court, Eastern District of Arkansas (the Court).

     Other defendants in this litigation have either settled with the government or, in the case of the Department of Defense (DOD), have not been held liable. Hercules appealed the Court's order finding the DOD not liable. On January 31, 1995, the 8th Circuit Court of Appeals upheld the Court's order. Hercules filed a petition to the U.S. Supreme Court requesting review and reversal of the 8th Circuit Court ruling. This petition was denied on June 26, 1995, and the case was remanded to the District Court for further proceedings.

     On May 21, 1997, the Court issued a ruling that Uniroyal is liable and that Standard Chlorine is not liable to Hercules for contribution. A trial on allocation and damages among Hercules, Uniroyal, and the United States was scheduled to begin October 1998. Through the filing of separate summary judgment motions, Hercules and Uniroyal raised a number of defenses to the United States' ability to recover its costs. On October 23, 1998, the Court denied those motions and granted the United States' summary judgment motion, ordering Hercules and Uniroyal to pay the United States approximately $103 million plus any additional response costs incurred or to be incurred after July 31, 1997. Hercules expects that this amount will be reduced by approximately $7 million, the amount received by the United States in previous settlements with other parties. Trial testimony on the issue of allocation between Hercules and Uniroyal was completed on November 6, 1998. Once a final judgment has been entered, Hercules expects to appeal the Court's determination with respect to its liability, the United States' costs, the divisibility of harm issue, and Standard Chlorine's liability.

     At December 31, 1998, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The extent of liability is evaluated quarterly. The measurement of the liability is evaluated based on currently available information, including the process of remedial investigations at each site and the current status of negotiations with regulatory authorities regarding the method and extent of apportionment of costs among other PRPs. Hercules does not anticipate that its financial condition will be materially affected by environmental

                             HERCULES INCORPORATED
remediation costs in excess of amounts accrued, although quarterly or annual operating results could be materially affected.

  Litigation

     The company is a defendant in numerous lawsuits that arise out of, and are incidental to, the conduct of its business. In these legal proceedings, no specifically identified director, officer, or affiliate is a party or a named defendant. These suits concern issues such as product liability, contract disputes, labor-related matters, patent infringement, environmental proceedings, property damage, and personal injury matters.

     Hercules was a defendant in three Qui Tam (Whistle Blower) lawsuits brought by former employees of the Aerospace business sold to Alliant Techsystems Inc. in March 1995. Among the allegations made in the three lawsuits were allegations relating to submission of false claims and records under various government contracts, delivery of defective products, a deficient quality control program, mischarging of work performed under government contracts, misuse of government equipment, other acts of financial mismanagement, and wrongful termination claims. The government, after investigation of the allegations, declined to intervene in two of these lawsuits and partially intervened in the third. In May 1998, Hercules announced that it had agreed to settle the first lawsuit. The settlement was approved by the court and the case was dismissed in July 1998.

     In August 1998, the parties to the second lawsuit reached a tentative settlement, subject to approval of the court. Although it did not intervene in the case, the U.S. Department of Justice (DOJ) objected to approval of the tentative settlement, arguing that Hercules should only be released from claims that the government contended were actually investigated, and that the proposed allocation of settlement proceeds between False Claims Act claims and wrongful termination claims should be revised to attribute a higher percentage of recovery to claims arising under the False Claims Act. On February 9, 1999, the court entered a judgment approving the settlement and dismissing the lawsuit. The DOJ has 60 days from that date in which to file a Notice of Appeal, if it chooses to do so.

     In February 1998, the parties to the third lawsuit reached a tentative settlement, which has since been finalized, under which all claims alleging mischarging to the Intermediate Nuclear Forces Contract were settled. Other portions of the complaint were not resolved by the settlement. In August 1998, the parties reached a tentative settlement of the remaining portions of the complaint, subject to approval of the Court. The DOJ objected to approval of the tentative settlement, arguing that Hercules should only be released from claims that the government contended were actually investigated, and that the settlement agreement should have contained certain provisions preventing Alliant Techsystems Inc., which was also a defendant in the lawsuit, from recovering certain costs under its government contracts. On February 17, 1999, the Court entered a judgment approving the settlement and dismissing the lawsuit. The DOJ has 60 days from that date in which to file a Notice of Appeal, if it chooses to do so.

     As a result of these settlements, the company recognized charges of $4 million and $62 million in 1997 and 1998, respectively.

     In addition to the Jacksonville, Arkansas, site litigation described above, two individuals have sued Hercules in a lawsuit captioned Jeffrey Shelton, Jr., et al. v. Hercules Incorporated, Civil No. LR-C-97-131 (E.D. Ark. 1997). These individuals seek medical monitoring and damages for loss of recreational opportunities. They have brought a Resource Conservation and Recovery Act (RCRA) citizens suit against Hercules seeking an injunction which would require Hercules to fund or perform various environmental and health studies and pay for any required remediation to the Bayou Meto. Trial is presently scheduled for August 1999. Further, 19 individuals have sued Hercules in a matter entitled Gary Graham, et al. v. Vertac Chemical Corporation and Hercules Incorporated, No. LR-C-98-678 (E.D. Ark. 1998). These individuals seek damages for personal injuries and diminution of property value as a result of alleged dioxin contamination

                             HERCULES INCORPORATED
from the Jacksonville site. Trial is presently scheduled for August 1999. Hercules denies liability in both actions, and Hercules intends to vigorously defend itself.

     BetzDearborn, along with Pacific Gas and Electric (PG&E), is a defendant in four lawsuits involving in the aggregate approximately 2,350 plaintiffs pending in the Superior Court of Los Angeles County, California (the Lawsuits). Plaintiffs are comprised primarily of present and former PG&E employees, their families, and residents living in the vicinity of the three PG&E facilities that are the subject of the Lawsuits. Plaintiffs seek unspecified monetary damages (including punitive damages) for personal injuries arising from alleged exposures to chromate-based products sold or allegedly sold by Betz Laboratories, Inc. (predecessor to BetzDearborn) to PG&E for use in the cooling towers located at these facilities. The sales in question occurred or allegedly occurred at various times between 1952 and the mid-1980s, depending upon the facility. In the Acosta, Aguilar, and Aguayo cases, the parties have selected 20 plaintiffs and 2 alternates whose claims will be tried together, and prior to the claims for the remaining plaintiffs in the Lawsuits. It is anticipated that the 20 plaintiffs' claims will be tried in late 1999. BetzDearborn denies any legal liability to plaintiffs, believes it has substantial defenses, and intends to contest the claims vigorously. BetzDearborn further believes that any claim for punitive damages is without any legitimate basis in fact or law. The Lawsuits are captioned as follows: Acosta, et al. v. Betz Laboratories, et al., No. BC 161 669 (1996); Adams, et al. v. Betz Laboratories, et al., No. BC 113 000 (1994); Aguilar, et al. v. Betz Laboratories, et al., No. BC 158 588 (1996); and Aguayo et al. v. Betz Laboratories, et al., No. BC 123 749 (1995).

     Although both BetzDearborn and PG&E are named as defendants in each of the Lawsuits, not all plaintiffs seek damages from both defendants. PG&E previously settled a lawsuit brought by many of the same individuals who are plaintiffs in the Adams lawsuit; as a result, PG&E will have no additional liability to those plaintiffs.

     In October 1998, BetzDearborn and PG&E settled a fifth lawsuit relating to alleged exposure to chromate-based products sold or allegedly sold by Betz Laboratories, Inc. to PG&E for use in cooling towers at one or more of the PG&E facilities. That lawsuit was captioned Riep, et al. v. Betz Laboratories, et al., No. 984695 (San Francisco County, 1997). The amount of the settlement was not material.

     BetzDearborn maintained insurance coverage for the purpose of securing protection against alleged product and other liabilities, and certain of the insurance carriers have undertaken to pay the cost of the defense of the Lawsuits subject to various reservations of rights. BetzDearborn will pursue all available insurance coverage to fund any damages payable to plaintiffs in connection with the Lawsuits (excluding any punitive damages to the extent not recoverable under BetzDearborn's insurance policies).

     While it is not feasible to predict the outcome of all pending suits and claims, the ultimate resolution of these matters could have a material effect upon the financial position of Hercules, and the resolution of any of the matters during a specific period could have a material effect on the quarterly or annual operating results for that period.

23. CHANGE IN ACCOUNTING PRINCIPLE

     In November 1997, FASB's Emerging Issues Task Force (EITF) reached a final consensus on Issue 97-13, "Accounting for Costs Incurred in Connection With a Consulting Contract That Combines Business Process Reengineering and Information Technology Transformation." Activities deemed to be business process reengineering include the following: current state assessments, configuring and prototyping, process reengineering, and work force restructuring. The consensus requires that the unamortized amounts of such costs previously capitalized as of the beginning of the quarter, which includes November 20, 1997, be charged during that quarter as the cumulative effect of a change in accounting principle. The company adopted the consensus during the fourth quarter of 1997 and recorded a cumulative-effect adjustment of $5 million.

                             HERCULES INCORPORATED

24. OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

     In 1998, Hercules adopted Statement of Financial Accounting Standards
(SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement establishes new standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also establishes standards for related disclosure about products and services, geographic area, and major customers. In compliance with SFAS 131 and with the acquisition of BetzDearborn, the company has identified three reportable segments and has restated prior years to conform with the 1998 presentation.

     Process Chemicals and Services: (Pulp and Paper and BetzDearborn.) Products and services in this segment are designed to enhance customers' processes and improve their manufacturing costs or environmental impact. Principal products and markets include performance additives and water and process treatment chemicals and related on-site services for a wide variety of industrial and commercial applications including pulp and paper mills, refineries, chemical plants, metals manufacturers, automobile assembly plants and makers of food and beverages.

     Functional Products: (Aqualon and Food Gums.) Products from this segment are principally derived from natural resources and are sold as key raw materials to other manufacturers. Principal products and markets include water-soluble polymers and natural gums, used as thickeners, emulsifiers and stabilizers for water-based paints, oil and gas exploration, building materials, dairy and bakery products and other processed food products such as jams, jellies and meats.

     Chemical Specialties: (Resins and FiberVisions.) Products in this segment provide low-cost, technology driven solutions to meet customer needs and market demands. Principal products and markets include rosin and hydrocarbon resins for adhesives used in nonwoven fabrics, textile fibers, and adhesive tapes; thermal-bond polypropylene staple fiber for disposable diapers and other hygienic products; and automotive textiles.

     The company evaluates performance and makes decisions based primarily on "Profit from Operations" and "Capital Employed." Consolidated capital employed represents the total resources employed in the company and is the sum of total debt, trust preferred securities and stockholders' equity. Capital employed in each reportable segment represents the net operating assets employed to conduct business in that segment and generally includes working capital (excluding cash) and property, plant and equipment. Other assets and liabilities, primarily goodwill and other intangibles, not specifically allocated to business segments, are reflected in "Reconciling Items" in the table below.

     Hercules has no single customer representing greater than 10% of its revenues.

                              GEOGRAPHIC REPORTING

     For geographic reporting, no single country, outside the United States, is material for separate disclosure. However, because the company has significant foreign operations, revenues and long-lived assets are disclosed by geographic region.

     Revenues are reported on a "customer basis," meaning that net sales are included in the geographic area where the customer is located. Long-lived assets are included in the geographic areas in which the producing entities are located.

     Intersegment sales are eliminated in consolidation.

                                    PROCESS
                                   CHEMICALS
                                      AND       FUNCTIONAL     CHEMICAL      RECONCILING
INDUSTRY SEGMENTS                  SERVICES      PRODUCTS     SPECIALTIES       ITEMS         CONSOLIDATED
-----------------                  ---------    ----------    -----------    -----------      ------------
                                                            (DOLLARS IN MILLIONS)
1998
  Net sales......................    $717          $863          $566          $   (1)           $2,145
  Profit (loss) from
     operations..................     131           215            75            (229)(a)           192
  Equity in income of affiliated
     companies...................                                                                    10
  Interest and debt expense......                                                                   103
  Other income (expense), net....                                                                   (22)
                                                                                                 ------
  Income before income taxes.....                                                                    77
  Capital employed...............     756           392           388           2,885(d)          4,421
  Capital expenditures...........      44            53            36              24               157
  Depreciation and
     amortization................      22            32            19              35               108
                                     ----          ----          ----          ------            ------
1997
  Net sales......................    $443          $898          $526          $   (1)           $1,866
  Profit (loss) from
     operations..................     100           224            67            (163)(b)           228
  Equity in income of affiliated
     companies...................                                                                    30
  Interest and debt expense......                                                                    39
  Other income, net..............                                                                   374
                                                                                                 ------
  Income before income taxes.....                                                                   593
  Capital employed...............     138           355           168             723(d)          1,384
  Capital expenditures...........      22            47            30              20               119
  Depreciation and
     amortization................      11            34            13              18                76
                                     ----          ----          ----          ------            ------
1996
  Net sales......................    $452          $924          $633          $   51(c)         $2,060
  Profit (loss) from
     operations..................     108           220            95              18(c)            441
  Equity in income of affiliated
     companies...................                    21                            32                53
  Interest and debt expense......                                                                    35
  Other income, net..............                                                                    26
                                                                                                 ------
  Income before income taxes.....                                                                   485
  Capital employed...............     137           398           268             742(d)          1,545
  Capital expenditures...........      14            48            31              27               120
  Depreciation and
     amortization................      13            49            20              26               108

                                           UNITED
GEOGRAPHIC AREAS                           STATES    EUROPE    AMERICAS (E)    ASIA PACIFIC    TOTAL
----------------                           ------    ------    ------------    ------------    ------
1998
  Net sales..............................  $  944     $785         $258            $158        $2,145
  Long-lived assets(f)...................   3,083      681          125              97         3,986
1997
  Net sales..............................     826      655          212             173         1,866
  Long-lived assets(f)...................     387      309           19              16           731
1996
  Net sales..............................     929      726          223             182         2,060
  Long-lived assets(f)...................     529      339           39               9           916

---------------
(a) Includes costs for purchased in-process research and development, facility closure and contract termination, employee termination benefits, write-downs of property, plant and equipment, other integration expenses, and amortization of goodwill and intangibles. (See Notes 14 and 15.)

(b) Primarily includes asset rationalizations, impairments and severance costs. (See Note 15.)

(c) Includes revenues and profits pertaining to the Composite Products business sold in June 1996.

(d) Assets and liabilities not specifically allocated to business segments, primarily goodwill, intangibles, and other long-term assets net of liabilities.

(e) Ex-U.S.A.

(f) Long-lived assets include Property, plant and equipment, Goodwill and Other intangible assets. In 1998, the goodwill and other intangible assets related to the BetzDearborn acquisition are reflected in the United States region. Once the purchase price allocation is completed, these assets will be reported in the appropriate regions.

PROSPECTUS
[HERCULES LOGO]

                             HERCULES INCORPORATED
                                HERCULES TRUST I
                               HERCULES TRUST II
                               HERCULES TRUST III
                               HERCULES TRUST IV
                                 HERCULES PLAZA
                            1313 NORTH MARKET STREET
                        WILMINGTON, DELAWARE 19894-0001
                                 (302) 594-5000

                                 $3,000,000,000

                             HERCULES INCORPORATED

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                               PURCHASE CONTRACTS
                                 PURCHASE UNITS
                                    WARRANTS

                      HERCULES TRUST I, HERCULES TRUST II,
                     HERCULES TRUST III & HERCULES TRUST IV
            PREFERRED SECURITIES GUARANTEED BY HERCULES INCORPORATED

     Hercules' Common Stock is listed on the New York Stock Exchange under the ticker symbol "HPC."

                            ------------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated October 30, 1998.

                             AVAILABLE INFORMATION

     Hercules Incorporated (the "Company" or "Hercules") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 5th Street, N.W., Washington, DC 20549, and at the regional offices of the SEC, which include: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048. Such material can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005, on which certain of the Company's securities are listed. Copies can be obtained from the SEC by mail, at prescribed rates, or from the SEC's internet website at http://www.sec.gov.

     The Company and the Hercules Trusts (as defined herein) have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. In addition, certain documents filed by the Company with the SEC have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is subject to, and qualified in its entirety by, such reference. For further information with respect to the Company, the Hercules Trusts and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the documents incorporated herein by reference.

     No separate financial statements of any of the Hercules Trusts have been included or incorporated by reference herein. The Company and the Hercules Trusts do not consider that such financial statements would be material to holders of the Trust Preferred Securities (as defined herein) because (i) all of the voting securities of each Hercules Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each of the Hercules Trusts is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of such Hercules Trust and investing the proceeds thereof in Junior Subordinated Debentures issued by the Company and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the Trust Agreement (as defined herein) of a Hercules Trust, the Guarantee issued by the Company with respect to the Trust Preferred Securities issued by such Hercules Trust, the Junior Subordinated Debentures of the Company purchased by such Hercules Trust and the Junior Subordinated Debenture Indenture (as defined herein) pursuant to which such Junior Subordinated Debentures are issued, taken together, constitute direct obligations of the Company and a full and unconditional guarantee of the Trust Preferred Securities of each such Hercules Trust. See "The Hercules Trusts," "Description of Junior Subordinated Debentures," "Description of Trust Preferred Securities" and "Description of Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the SEC are incorporated herein by reference:

          (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

          (iii) The Company's Current Reports on Form 8-K dated July 24, 1998, July 30, 1998 and October 15, 1998; and

          (iv) The description of the Company's common stock in its registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All documents filed pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered pursuant to the applicable Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus and such Prospectus Supplement and to be a part hereof and thereof from the date of filing of such documents. Any statement contained herein or therein or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Prospectus and such Prospectus Supplement to the extent that a statement contained therein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Prospectus Supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus and the applicable Prospectus Supplement is delivered, upon written or oral request, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus or the applicable Prospectus Supplement other than exhibits to such documents (unless exhibits are specifically incorporated by reference in such documents). Requests should be directed to: Israel J. Floyd, Esquire, Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001 (telephone: 302-594-5128; facsimile: 302-594-7252; Internet e-mail:
ifloyd@herc.com).

                                  THE COMPANY

     Hercules operates, both domestically and throughout the world, in two industry segments: Chemical Specialties and Food & Functional Products. The Chemical Specialties segment manufactures, markets and sells such products as wet-strength resins and sizings to improve the properties of paper; resins for inks and adhesives; and polypropylene fibers and textile yarns used in disposable hygiene products and home furnishings. Major worldwide manufacturing locations include Brunswick, Georgia; Franklin, Virginia; Jefferson, Pennsylvania; Middelburg, the Netherlands; Milwaukee, Wisconsin; Paulinia, Brazil; Portland, Oregon; Savannah, Georgia; and Zwijndrecht, the Netherlands.

     The Food & Functional Products segment manufactures, markets and sells natural food gums for the food industry and water-soluble polymers used as thickeners and stabilizers in paints, personal care products, rubber and coatings. Major worldwide manufacturing locations include Alizay, France; Doel, Belgium; Hopewell, Virginia; Kenedy, Texas; Lille Skensved, Denmark; and Parlin, New Jersey.

     As of December 31, 1997, Hercules had 6,221 employees worldwide. Approximately 3,600 were located in the United States.

ACQUISITION OF BETZDEARBORN

     On July 30, 1998, Hercules entered into an agreement to acquire BetzDearborn Inc. ("BetzDearborn"). The acquisition was approved by the BetzDearborn shareholders on October 8, 1998, and the one-step cash merger transaction was consummated on October 15, 1998. The purchase price was approximately $2.4 billion in cash, and Hercules' assumption of approximately $700 million in BetzDearborn debt.

     BetzDearborn is engaged in the engineered specialty chemical treatment of water and industrial process systems, operating in a wide variety of industrial and commercial applications with particular emphasis on the chemical, petroleum refining, paper, food processing, automotive, steel and power industries. BetzDearborn develops, produces and markets a wide range of specialty chemical products, and provides the technical expertise necessary to utilize these products effectively. Chemical treatment programs are developed for use in boilers, cooling systems, heat exchangers, paper and petroleum process streams and both influent and effluent systems. BetzDearborn monitors changing water, process and plant operating conditions so as to prescribe the appropriate treatment programs to solve problems such as corrosion, scale, deposit formation and a variety of process problems.

     The merged enterprise will be a global specialty chemical company with a premier paper chemical business that will operate under the Hercules name and be headquartered in Wilmington, Delaware. The BetzDearborn water and industrial process treatment businesses, excluding paper process, will continue to operate under the BetzDearborn name. Other portions of the BetzDearborn business will be integrated into Hercules' Pulp and Paper business unit.

     The financial statements of BetzDearborn for each of the three years in the period ended December 31, 1997 and for the six-month periods ended June 30, 1998 and 1997, respectively, and the Unaudited Pro Forma Condensed Combined Financial Statements of the Company, assuming consummation of the acquisition of BetzDearborn as of January 1, 1997, for the year ended December 31, 1997 and the six-month period ended June 30, 1998, are incorporated by reference herein from the Company's Current Report on Form 8-K dated October 15, 1998.

                              THE HERCULES TRUSTS

     Each of Hercules Trust I, Hercules Trust II, Hercules Trust III and Hercules Trust IV (collectively, the "Hercules Trusts") is a statutory business trust created under Delaware law pursuant to (i) a trust agreement (each, as amended from time to time, a "Trust Agreement") executed by the Company as sponsor for such Hercules Trust (the "Sponsor") and by the initial trustees of such Hercules Trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on September 14, 1998. Each Hercules Trust exists for the exclusive purposes of (i) issuing and selling preferred securities representing undivided beneficial interests in the assets of such Hercules Trust (the "Trust Preferred Securities") and common securities representing undivided beneficial interests in the assets of such Hercules Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) using the proceeds from the sale of such Trust Securities to acquire the related Junior Subordinated Debentures (as defined herein) of the Company and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Company's Junior Subordinated Debentures will be the sole assets of each Hercules Trust and, accordingly, payments under the related Junior Subordinated Debentures will be the sole revenues of such Hercules Trust. All of the Trust Common Securities of each Hercules Trust will be owned by the Company (the "Trust Common Securities Holder") and will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities of such Hercules Trust, except that upon the occurrence and continuance of an Event of Default (as defined herein) under the applicable Trust Agreement resulting from an Event of Default under the Junior Subordinated Debenture Indenture (as defined herein), the rights of the Company as the Trust Common Securities Holder to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of Trust Preferred Securities of such Hercules Trust. See "Description of Trust Preferred Securities -- Subordination of Trust Common Securities." The Company will acquire Trust Common Securities of each Hercules Trust in an aggregate Liquidation Amount (as defined in the applicable Trust Agreement) equal to at least 3% of the total capital of such Hercules Trust. Each Hercules Trust has a term of 35 years, but may dissolve earlier as provided in the applicable Trust Agreement.

     Each Hercules Trust's business and affairs are conducted by trustees (the "Issuer Trustees") who are appointed by the Company as the Trust Common Securities Holder. Unless otherwise specified in the applicable Prospectus Supplement, the Issuer Trustees for each Hercules Trust will be The Chase Manhattan Bank, as Property Trustee (the "Property Trustee"), Chase Manhattan Bank Delaware, as Delaware Trustee (the "Delaware Trustee"), and three individual trustees (the "Administrative Trustees") who are officers or other employees of the Company. The Chase Manhattan Bank, as Property Trustee, will act as sole indenture trustee under each Trust Agreement. The Chase Manhattan Bank will also act as indenture trustee under the Guarantees and the Junior Subordinated Debenture Indenture. See "Description of Guarantees" and "Description of Debt Securities -- Description of Junior Subordinated Debentures." The Trust Common Securities Holder of a Hercules Trust or, if an Event of Default under the applicable Trust Agreement has occurred and is continuing, the holders of a majority in Liquidation Amount of the Trust Preferred Securities of such Hercules Trust will be entitled to appoint, remove or replace such Hercules Trust's Property Trustee and/or the Delaware Trustee. In no event will the holders of Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights will be vested exclusively in the Company as the Trust Common Securities Holder. The duties and obligations of each Issuer Trustee will be governed by the applicable Trust Agreement.

     The Company, as issuer of the Junior Subordinated Debentures, will pay all fees, expenses, debts and obligations (other than payments in respect of Trust Securities) related to the Hercules Trusts and the offering of the Trust Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Hercules Trusts (other than payments in respect of Trust Securities).

     The principal executive office of each Hercules Trust is c/o Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, Delaware 19894-0001.

                                USE OF PROCEEDS

     Unless otherwise indicated in a supplement or supplements to this Prospectus (a "Prospectus Supplement"), the net proceeds received by the Company from the sale of the Offered Securities (as defined herein) are expected to be used for general corporate purposes, which may include repayment of indebtedness to be incurred to finance the Company's proposed acquisition of BetzDearborn. The proceeds from the sale of Trust Preferred Securities by the Hercules Trusts will be invested in the Junior Subordinated Debentures of the Company. Except as may otherwise be described in the Prospectus Supplement relating to such Trust Preferred Securities, the Company expects to use the net proceeds from the sale of such Junior Subordinated Debentures to the Hercules Trusts for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following are the Company's consolidated ratios of earnings to fixed charges for each of the periods indicated:

                                               SIX MONTHS
                                                  ENDED              YEARS ENDED DECEMBER 31,
                                              JUNE 30, 1998    ------------------------------------
                                               (UNAUDITED)     1997    1996    1995    1994    1993
                                              -------------    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges(1).......       5x          10x     10x     12x      9x      6x

---------------
(1) The ratio of earnings to combined fixed charges and preferred stock dividends for the identified periods are identical to the ratios of earnings to fixed charges in the table because the Company had no issued and outstanding preferred stock in any of such periods.

     For the purpose of determining earnings in the calculation of the ratio of earnings to fixed charges, consolidated pre-tax income has been adjusted to reflect the distributed income of less than 50 percent owned subsidiaries, increased by the amount of previously capitalized interest amortized during the period, and increased by the amount of fixed charges, excluding capitalized interest expense. Fixed charges consist of interest expense on borrowings (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.

                  DESCRIPTION OF THE SECURITIES TO BE OFFERED

     Hercules may offer and sell from time to time (i) its unsecured senior debt securities ("Senior Debt Securities") or unsecured subordinated debt securities ("Subordinated Debt Securities"), consisting of debentures, notes or other evidences of indebtedness, or its unsecured junior subordinated debentures ("Junior Subordinated Debentures"), (ii) shares of its common stock, without par value ($25/48 stated value) (the "Common Stock"), (iii) shares of its series preferred stock, without par value (the "Preferred Stock"), which may be represented by depositary shares ("Depositary Shares"), (iv) warrants to purchase Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debentures, Common Stock, Preferred Stock or Depositary Shares (the "Warrants"), (v) purchase contracts ("Purchase Contracts") to purchase any of Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debentures, Common Stock, Preferred Stock, Depositary Shares, Warrants and Trust Preferred Securities (collectively, the "Purchase Contract Securities") or (vi) purchase units ("Purchase Units"), each representing ownership of a Purchase Contract and any of (x) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debentures, (y) debt obligations of third parties, including U.S. Treasury Securities, or (z) Trust Preferred Securities of a Hercules Trust, securing the holder's obligation to purchase the applicable Purchase Contract Securities under the Purchase Contract. Such securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a Prospectus Supplement. Such securities may be sold for U.S. dollars, foreign denominated currency or currency units. Amounts payable with respect to any such securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units.

     Each of the Hercules Trusts may offer and sell, from time to time, its Trust Preferred Securities. The payment of periodic cash distributions ("distributions") with respect to Trust Preferred Securities of each of the Hercules Trusts out of monies held by the Property Trustee of each of the Hercules Trusts and payments on liquidation of each Hercules Trust and on redemption of the Trust Preferred Securities of such Hercules Trust will be guaranteed by the Company as and to the extent described herein (each, a "Guarantee"). See "Description of Guarantees." The Company's obligation under each Guarantee will be an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Senior Debt Securities, the Subordinated Debt Securities and the Junior Subordinated Debentures, except those liabilities made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. Junior Subordinated Debentures may be issued and sold from time to time in one or more series by the Company to a Hercules Trust or a trustee of such Hercules Trust in connection with the investment of the proceeds from the offering of Trust Preferred Securities and Trust Common Securities of such Hercules Trust. The Junior Subordinated Debentures purchased by a Hercules Trust may be subsequently distributed pro rata to holders of Trust Preferred Securities and Trust Common Securities under certain circumstances described herein and in an accompanying Prospectus Supplement.

     The Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debentures, Common Stock, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts, Purchase Units and Trust Preferred Securities described herein are collectively referred to as the "Offered Securities." The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of the Offered Securities will be limited to $3,000,000,000. Specific terms of the Offered Securities will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities and the net proceeds from the sale thereof.

                         DESCRIPTION OF DEBT SECURITIES

DESCRIPTION OF THE SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

     The Company's Senior Debt Securities and Subordinated Debt Securities (collectively, for purposes of this section of the Prospectus, the "Debt Securities"), consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series, in the case of Senior Debt Securities, under a Senior Debt Indenture (the "Senior Debt Indenture") between the Company and The Chase Manhattan Bank, as Trustee, and in the case of Subordinated Debt Securities, under a Subordinated Debt Indenture (the "Subordinated Debt Indenture") between the Company and The Chase Manhattan Bank, as Trustee. The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The Chase Manhattan Bank, in its capacity as trustee under either or both of the Indentures, is referred to hereinafter as the "Trustee."

     Each of the Indentures has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") and is subject to, and governed by, the Trust Indenture Act. The form of master Indentures are included as exhibits to the Registration Statement of which this Prospectus is a part. The following description summarizes the material terms of the Indentures and the Debt Securities and is qualified in its entirety by reference to the detailed provisions of the Debt Securities and the applicable Indenture, which contains the full text of such provisions and other information regarding the Debt Securities, including the definitions of certain terms used in this Prospectus, and those terms made a part of each of the Indentures by the Trust Indenture Act. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     The Indentures are substantially identical except for provisions relating to subordination. Any Debt Securities offered by this Prospectus and any accompanying Prospectus Supplement are referred to herein as the "Offered Debt Securities."

  General

     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, foreign currencies or units based on or related to foreign currencies.

     The specific terms of a series of Offered Debt Securities will be established in or pursuant to a resolution of the Board of Directors of the Company (a "Board Resolution") or in one or more indentures supplemental to an Indenture (each, an "Indenture Supplement"). Pursuant to the Indentures, the Company can establish different rights with respect to each series of Debt Securities issued under such Indentures, including, pursuant to an Indenture Supplement, different covenants and events of default.

     The applicable Prospectus Supplement will provide information regarding the specific terms of the Offered Debt Securities, including: (i) the classification as senior or subordinated Debt Securities and the specific title and designation, aggregate principal amount (including any limit thereon), purchase price and denominations of such Offered Debt Securities; (ii) currency or units based on or relating to currencies in which principal of, premium, if any, on and/or any interest on such Offered Debt Securities will or may be payable;
(iii) the date or dates on which the principal of such Offered Debt Securities is payable or the method of determining the same, if applicable; (iv) the rate or rates (which may be fixed or variable) at which such Offered Debt Securities will bear interest, if any, or the method of determining the same, if applicable; (v) the date or dates from which such interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on such Offered Debt Securities; (vi) the place or places where the principal of and premium, if any, on and interest on the Offered Debt Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) whether such Offered Debt Securities are convertible into or exchangeable for Common

Stock or other securities or rights of the Company or other issuers and, if so, the applicable conversion or exchange terms and conditions; (ix) whether the Offered Debt Securities will be issuable in registered form ("Registered Debt Securities") or bearer form ("Bearer Debt Securities") or both and, if Bearer Debt Securities are issuable, any restrictions applicable to the place of payment of any principal of and premium, if any, on and interest on such Bearer Debt Securities, to the exchange of one form for another and to the offer, sale and delivery of such Bearer Debt Securities (except that under current United States federal income tax law, Registered Debt Securities will not be exchangeable into Bearer Debt Securities); (x) any applicable material United States federal income tax consequences, including those related to Debt Securities issued at a discount below their stated principal amount; (xi) the proposed listing, if any, of the Offered Debt Securities on any securities exchange; and (xii) any other specific terms pertaining to the Offered Debt Securities, whether in addition to, or modification or deletion of, the terms described herein.

     Unless otherwise specified in a Prospectus Supplement, Registered Debt Securities shall be issued only in denominations of U.S. $1,000 and any integral multiple thereof.

     Debt Securities will bear interest, if any, at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant Prospectus Supplement.

  Registration and Transfer

     Debt Securities may be presented for exchange and Registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions described in the applicable Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations described in the applicable Prospectus Supplement. Bearer Debt Securities and the related coupons, if any, will be transferable by delivery.

  Global Debt Securities

     Registered Debt Securities of a series may be issued in the form of one or more global securities (a "Global Security") that will be deposited with, or on behalf of, a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Registered Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole for Registered Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     Bearer Debt Securities of a series may also be issued in the form of one or more Global Securities (a "Bearer Global Security") that will be deposited with a Depositary for Euroclear System and Cedel Bank, S.A., or with a nominee for such Depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of Debt Securities in definitive form in exchange for a Bearer Global Security, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such series. However, except for Offered Debt Securities issued in foreign currencies, unless otherwise specified in the applicable Prospectus Supplement, The Depository Trust Company ("DTC") will be the Depositary and the following depositary arrangements will apply.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of a Global Security representing Debt Securities, DTC will credit the accounts of the designated Participants with the applicable portions of the principal amount of such Debt Securities and (ii) ownership of beneficial interests in a Global Security representing Debt Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests).

     Investors in a Global Security representing Debt Securities may hold their interests therein directly through DTC if they are Indirect Participants or indirectly through organizations that are Indirect Participants. All beneficial interests in a Global Security representing Debt Securities will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery of securities that they own in definitive form. Consequently, the ability to transfer beneficial interests in a Global Security representing Debt Securities to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Security representing Debt Securities to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments in respect of a Global Security representing Debt Securities will be payable in same-day funds by the Trustee to Cede & Co. as nominee of DTC in its capacity as the holder thereof under the applicable Indenture. Under the terms of each Indenture, the Trustee will treat the persons in whose names the Debt Securities, including a Global Security representing Debt Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial interests in a Global Security representing Debt Securities, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial interests in a Global Security representing Debt Securities or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities, such as a Global Security representing Debt Securities, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Security representing Debt Securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither of the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the owners of beneficial interests in a

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

Global Security representing Debt Securities, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Beneficial interests in a Global Security representing Debt Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC, the Participants and the Indirect Participants.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to beneficial owners, and vice versa, will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time. Neither the Company nor the Trustee will have any responsibility or liability with respect thereto.

     Prior to any redemption of Debt Securities covered by a Global Security, the Company will provide DTC with notices of redemption containing all information required by DTC's rules and procedures. Such notices will be provided to DTC for distribution to Participants within the time periods established by DTC. If less than the entire principal amount of Debt Securities of a series represented by a Global Security is to be redeemed, DTC's practice is to determine by lot the amount of the interest of each Participant to be redeemed.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Debt Securities only at the direction of one or more Participants to whose account with DTC interests in a Global Security representing Debt Securities are credited and only in respect of such portion of the principal amount of the Debt Securities as to which such Participant or Participants has or have given such direction.

     The foregoing information concerning DTC and its book-entry system has been obtained from sources that the Company and the Trustee believe to be reliable, but neither the Company nor the Trustee takes responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of beneficial interests in a Global Security representing Debt Securities among Participants in DTC, it is under no obligation to follow or to continue to follow such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, the Participants or the Indirect Participants of their respective obligations under the rules and procedures governing DTC's operations.

     Under the applicable Indenture, a Global Security representing Debt Securities will be exchangeable for Debt Securities in definitive form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary therefor or (y) has ceased to be a clearing agency registered under the Exchange Act, and the Company thereupon fails to appoint a successor depositary within 90 days, (ii) the Company in its sole discretion elects to cause the issuance of its Debt Securities in definitive form or (iii) there shall have occurred and be continuing an Event of Default under the applicable Indenture or any event which after notice or lapse of time or both would be an Event of Default under such Indenture.

  Ranking

     Senior Debt Securities. Payment of the principal of and premium, if any, on and interest on Debt Securities issued under the Senior Debt Indenture will rank pari passu with all other unsecured and unsubordinated debt of the Company.

     Subordinated Debt Securities. Payment of the principal of and premium, if any, on and interest on Debt Securities issued under the Subordinated Debt Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company as defined in the Subordinated Debt Indenture (the "Senior Indebtedness As Defined In the Subordinated Debt Indenture"). The Senior Indebtedness As Defined In the Subordinated Debt Indenture is (i) the principal of and premium, if any, on and interest on all of the Company's indebtedness for money borrowed, other than the Subordinated Debt Securities, whether outstanding on the date of execution of the Subordinated Debt Indenture or thereafter created, assumed or incurred, except such indebtedness as is by its terms expressly stated to be pari passu or subordinate in right of payment to the Subordinated Debt Securities, (ii) any amounts payable under swap transactions and (iii) any deferrals, renewals or extensions of the indebtedness referred to in clause (i) or (ii) above. The term "indebtedness for money borrowed" as used in the foregoing sentence shall include, without limitation, any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets (excluding trade payables arising in the ordinary course of business). Notwithstanding anything to the contrary in the Subordinated Debt Indenture or the Subordinated Debt Securities, Senior Indebtedness As Defined In the Subordinated Debt Indenture shall not include (i) any indebtedness of the Company which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Subordinated Debt Securities or (ii) any indebtedness of the Company to a subsidiary of the Company. As of June 30, 1998, the aggregate principal amount of the Senior Indebtedness As Defined In the Subordinated Debt Indenture was approximately $948,813,000. The Subordinated Debt Indenture does not contain any limitation on the amount of Senior Indebtedness As Defined In the Subordinated Debt Indenture that can be incurred by the Company. Indebtedness to be issued pursuant to the Junior Subordinated Debenture Indenture between the Company and The Chase Manhattan Bank, as Debenture Trustee, providing for the issuance of Junior Subordinated Debentures of the Company, is subordinate in right of payment to the Subordinated Debt Securities.

     In the event (i) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or its property, or (ii) that Subordinated Debt Securities of any series are declared due and payable before their expressed maturity because of the occurrence of an Event of Default under the Subordinated Debt Indenture (under circumstances other than as set forth in clause (i) above), then the holders of all Senior Indebtedness As Defined In the Subordinated Debt Indenture shall first be entitled to receive payment of the full amount due thereon, before the holders of any of such Subordinated Debt Securities or related coupons are entitled to receive a payment on account of the principal of and premium, if any, on or interest on such Subordinated Debt Securities. In the event and during the continuation of any default in payment of any Senior Indebtedness As Defined In the Subordinated Debt Indenture or if any event of default shall exist under any Senior Indebtedness As Defined In the Subordinated Debt Indenture, no payment of the principal or interest on the Subordinated Debt Securities or related coupons shall be made.

  Payment and Paying Agents

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on and interest on the Debt Securities will be made at the office of the Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company, payment of any interest may be made, except in the case of a Global Security representing Debt Securities, by
(i) check mailed to the address of the Person entitled thereto as such address shall appear in the applicable Securities Register or (ii) transfer to an account maintained by the Person entitled thereto as specified in such Securities Register, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any Debt Securities will be made to the Person in whose name such Debt Securities are registered at the close of business on the record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; provided, however, the Company will at all times be required to maintain a Paying Agent in each place of payment for the Debt Securities.

     Any moneys deposited with the Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, on or interest on any Debt Securities and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Debt Securities shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

  Conversion Rights

     The terms and conditions, if any, on which Offered Debt Securities are convertible into or exchangeable for Common Stock or other securities of the Company or other issuers will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion or exchange price, the conversion or exchange date(s) or period(s), provisions as to whether conversion or exchange will be at the option of the holder or the Company, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such Offered Debt Securities.

  Consolidation, Merger or Sale of Assets

     The Company shall not consolidate with or merge into any other Person or sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety (either in one transaction or a series of transactions) to any Person, and no Person shall consolidate with or merge into the Company, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company, unless: (i) in case the Company consolidates with or merges into another Person or sells, conveys or transfers its properties and assets as an entirety or substantially as an entirety to any Person, the successor Person is organized and existing under the laws of the United States or any State thereof or the District of Columbia, and such successor Person expressly assumes all of the Company's obligations on the applicable Debt Securities and any coupons and under the applicable Indenture;
(ii) immediately prior to and after giving effect thereto, no Event of Default under the applicable Indenture, and no event which, after notice or lapse of time or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) certain other conditions under the applicable Indenture are met. Accordingly, any such consolidation, merger or transfer of assets as an entirety or substantially as an entirety which meets the conditions described above would not create any Event of Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described below under the caption "-- Events of Default."

  Certain Covenants of the Company

     Restrictions on Creation of Secured Debt. The Company covenants that, so long as any of the Debt Securities remain outstanding, it will not, nor will it permit any Restricted Subsidiary (as defined below), to issue, assume or guarantee any debt for money borrowed (herein referred to as "Debt") if such Debt is secured by a mortgage, security interest, pledge, lien or other encumbrance (any of such are hereinafter referred to as a "lien") on any Principal Property (as defined below), or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or acquired after the date of the Indentures), without, in any such case, effectively providing concurrently with the issuance, assumption of or guarantee of any such Debt that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company or such Restricted Subsidiary ranking equally with the Debt Securities issued under the applicable Indenture and then existing or thereafter created) shall be secured equally and ratably with such Debt. This restriction, however, shall not apply to Debt secured by liens: (i) on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) on property existing at the time that it is acquired or to secure Debt incurred for the purpose of financing the purchase price of such property or improvements or construction on the property, which Debt is incurred prior to or within one year after the later of such acquisition, completion of such construction, or the commencement of commercial operation of such property; provided, however, that in the case of any such acquisition, construction or improvement the lien shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real improvement, on which the property is constructed, or the improvement is located; (iii) securing Debt owed by any Restricted Subsidiary to the Company or another Restricted Subsidiary; (iv) on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a

Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (v) paramount to all other liens on advance, partial or progress payments pursuant to contracts with U.S. federal and state governments for production, research or development, or on any material or supplies in connection with the performance of such contracts in order to secure such payments to such governments; and liens on equipment, tools, machinery, land or buildings constructed or purchased by the Company or a Restricted Subsidiary primarily for the purpose of manufacturing a product, or performing any research or development work for such governments to secure indebtedness incurred and owing to such governments for the construction, installation or purchase of such equipment, tools, machinery, land and buildings (including liens incurred in connection with pollution control, industrial revenue or similar financings); (vi) existing at the date of the Indentures; or
(vii) on particular property (or any proceeds of the sale thereof) to secure all or any part of the cost of exploration, drilling, mining or development thereof (including construction of facilities for field processing of minerals) intended to obtain or materially increase the production and sale or other disposition of oil, gas, coal, uranium, copper or other minerals therefrom, or any indebtedness created, issued, assumed or guaranteed to provide funds for any or all such purposes; or (viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the foregoing clauses (i) through (vii) inclusive; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the lien so extended, renewed or replaced (plus improvements on such property).

     Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that the aggregate amount of Debt secured by a lien then outstanding (not including secured Debt permitted under the foregoing exceptions) does not exceed 5% of the consolidated stockholders' equity of the Company as of the end of the last preceding year.

     For the purposes of the foregoing covenant, the following types of transactions shall not be deemed to create Debt secured by a lien: the sale or other transfer of (i) oil, gas, coal, uranium, copper or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specific amount of such minerals; or (ii) any other interest in property of the character commonly referred to as a "production payment."

     Restrictions of Sale and Leaseback Transactions. Sale and leaseback transactions by the Company or any Restricted Subsidiary of any Principal Property are prohibited (except for a temporary lease for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) unless (i) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by a lien upon the property involved at least equal to the Attributable Debt (defined below) in respect of such transaction without equally and ratably securing the Debt Securities, provided that such Attributable Debt shall then be deemed for all purposes under the Indentures and the provisions of this covenant to be Debt subject to the covenant described above under "-- Restrictions on Creation of Secured Debt," or (ii) an amount in cash equal to such Attributable Debt is applied to the retirement of Debt then having a maturity of more than one year.

     Certain Definitions.

     "Attributable Debt" means the present value (discounted as provided in the Indentures) of the obligation of a lessee for rental payments during the remaining term of any lease.

     "Consolidated Net Tangible Assets" means as of any particular time the aggregate amount of assets after deducting therefrom (a) all current liabilities and (b) all goodwill, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in the most recent consolidated financial statements of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles.

     "Principal Property" means any manufacturing plant or other facility of the Company or any Restricted Subsidiary, whether owned as of the date of the Indentures or acquired thereafter, which is located within the continental United States and, in the opinion of the Board of Directors or an officer designated by the Board of Directors, is of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole.

     "Restricted Subsidiary" means any Subsidiary all the property of which is located within the continental United States, which owns a Principal Property or in which the Company's investment, whether in the form of equity or debt, is in excess of 10% of the Consolidated Net Tangible Assets of the Company as of the end of the fiscal year preceding the date of determination, provided, however, that the term "Restricted Subsidiary" shall not include any Subsidiary principally engaged in financing exports from or operations outside the continental United States.

  Events of Default

     An "Event of Default" is defined under each Indenture with respect to Debt Securities of any series issued under such Indenture as being:

          (i) default in payment of all or any part of the principal of or premium, if any, on any Debt Securities of such series when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

          (ii) default for 30 days in payment of any interest on or any additional amounts payable with respect to any Debt Securities of such series when due; or

          (iii) default in payment of any sinking fund installment when due by the terms of the Debt Securities of such series; or

          (iv) default for 90 days after written notice as provided in such Indenture in the performance or breach of any covenant or agreement of the Company in the Debt Securities of such series or such Indenture other than a covenant or agreement included in such Indenture solely for the benefit of a series of Debt Securities other than such series; or

          (v) certain events of bankruptcy, insolvency or reorganization; or

          (vi) any other events of default made applicable to the Debt Securities of such series.

     Each Indenture provides that, for each series of Debt Securities, if an Event of Default other than an Event of Default referred to in clause (v) above shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may then declare the principal of or, if any of the Debt Securities of the series are original issue discount, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof, and any accrued interest on all Debt Securities of such series then outstanding to be due and payable immediately, which shall then result in the acceleration of such series of Debt Securities. If an Event of Default referred to in clause (v) above shall have occurred and be continuing, then the principal of and accrued interest on all Debt Securities of any series shall ipso facto become and be due and payable immediately without any declaration or other act on the part of the Trustee or any holder thereof. The holders of a majority in aggregate outstanding principal amount of the Debt Securities of any series may annul a declaration of acceleration of maturity and waive any default in respect of such Debt Securities if such default (other than the non-payment of the principal and interest of the Debt Securities of such series which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Trustee.

     Each Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities issued under such Indenture requesting the Trustee to exercise any right or power under such Indenture before proceeding to exercise any such right or power at the request of such holders. Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority
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

in principal amount of the outstanding Debt Securities of each series may, in respect of such series of Debt Securities, direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal, premium, if any, or interest or for the conversion or exchange of such Debt Securities in accordance with their terms) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the Debt Securities of the applicable series shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received any direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of such series.

     Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

  Discharge, Defeasance and Covenant Defeasance

     The Company can discharge or defease its obligations under each Indenture as set forth below.

     Under terms satisfactory to the Trustee, the Company may discharge certain obligations to holders of any series of Debt Securities issued under such Indentures which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or Government Obligations (as defined in such Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of and premium, if any, on and interest on such Debt Securities.

     The Company may also discharge any and all of its obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost or stolen series of Debt Securities or to maintain an office or agency in respect of such series of Debt Securities. Under terms satisfactory to the Trustee, the Company also may be released with respect to any outstanding series of Debt Securities issued under the relevant Indenture from the obligations imposed by certain provisions of such Indenture (including covenants described above limiting consolidations, mergers, and certain dispositions) and omit to comply with such provisions without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and premium, if any, on and interest on all outstanding Debt Securities of such series issued under such Indenture; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter such holders' United States federal income tax treatment of principal, premium and interest payments on such series of Debt Securities (it being understood that in the case of a defeasance such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); (iii) no Event of Default or any event which after notice or lapse of time or both would be an Event of Default has occurred; (iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (v) certain other provisions set forth in the Indenture are met; (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with; and (vii) in the case of the Subordinated Debt Indenture no event or condition shall exist that, pursuant to certain provisions described under "-- Ranking -- Subordinated Debt Securities" would prevent the Company from making payments of principal of and premium, if any, on and interest on the Subordinated Debt Securities at the date of the irrevocable deposit referred to above.

  Modification of the Indentures

     Each Indenture provides that the Company and the Trustee may enter into Indenture Supplements without the consent of the holders of Debt Securities to:
(i) secure the Debt Securities, (ii) evidence the assumption by a successor corporation of the obligations of the Company, (iii) add covenants or Events of Default for the protection of the holders of all or any series of Debt Securities, or surrender rights or powers of the Company, (iv) cure any ambiguity or correct any inconsistency in such Indenture, provided that such cure or correction does not adversely affect the holders of such Debt Securities, (v) establish the forms or terms of Debt Securities of any series and any related coupons, (vi) evidence the acceptance of appointment by a successor trustee, (vii) make provisions with respect to the conversion or exchange terms and conditions applicable to the Debt Securities of any series,
(viii) add to or change any provisions related to bearer securities, (ix) add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of Debt Securities, (x) supplement any provisions to permit or facilitate the defeasance and discharge of any series and (xi) change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision.

     Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of Debt Securities of all series issued under such Indenture then outstanding and affected (voting as one class), to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (i) extend the stated maturity of the principal of, or premium, if any, or interest on, or any additional amounts with respect to any Debt Security, or reduce the principal amount thereof or the rate (or change the manner of calculating the rate) or extend the time of payment of interest thereon or any additional amounts, or change any of the conversion, exchange or redemption provisions thereof or change the currency in which the principal of (including any amount in respect of original issue discount), premium, if any, on or interest on any Debt Security is payable or reduce the amount of principal of any original issue discount Debt Security that is payable upon acceleration or provable in bankruptcy or alter provisions of such Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or for the conversion or exchange of any Debt Security in accordance with its terms or (ii) reduce the aforesaid percentage in principal amount of Debt Securities of any series issued under such Indenture the consent of the holders of which is required for any such modification.

     The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness As Defined In the Subordinated Debt Indenture then outstanding that would be adversely affected thereby.

  Governing Law

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

  Information Concerning the Trustee

     The Chase Manhattan Bank is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking and trust relationships and is also the Debenture Trustee under the Junior Subordinated Debenture Indenture.

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

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

  General

     The Junior Subordinated Debentures will be issued in one or more series under a Junior Subordinated Debenture Indenture, as supplemented from time to time (as so supplemented, the "Junior Subordinated Debenture Indenture"), between the Company and The Chase Manhattan Bank as the Debenture Trustee. The Junior Subordinated Debenture Indenture has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the Registration Statement of which this Prospectus is a part. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Junior Subordinated Debenture Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such Junior Subordinated Debentures and the Junior Subordinated Debenture Indenture, including the definitions therein of certain terms, and those terms made a part of the Junior Subordinated Debenture Indenture by the Trust Indenture Act.

     The applicable Prospectus Supplement will describe the specific terms of the Junior Subordinated Debentures offered thereby, including: (i) the specific title and designation, aggregate principal amount (including any limit thereon), purchase price and denominations of such Junior Subordinated Debentures; (ii) the date or dates on which the principal of such Junior Subordinated Debentures is payable or the method of determining the same, if applicable; (iii) the rate or rates (which may be fixed or variable) at which such Junior Subordinated Debentures will bear interest, if any, or the method of determining the same, if applicable; (iv) the date or dates from which such interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on such Junior Subordinated Debentures;
(v) the duration of the maximum consecutive period that the Company may elect to defer payments of interest on such Junior Subordinated Debentures; (vi) any redemption, repayment or sinking fund provisions; (vii) whether such Junior Subordinated Debentures are convertible into or exchangeable for Common Stock or other securities or rights of the Company or other issuers, or a combination of the foregoing, and, if so, the applicable conversion or exchange terms and conditions; (viii) any applicable material United States federal income tax consequences; and (ix) any other specific terms pertaining to such Junior Subordinated Debentures, whether in addition to, or modification or deletion of, the terms described herein.

  Ranking

     Each series of Junior Subordinated Debentures will rank pari passu with all other Junior Subordinated Debentures (collectively, the "Other Debentures") to be issued by the Company and sold to other trusts or other entities to be established by the Company that are similar to the Hercules Trusts (collectively, the "Other Hercules Trusts") and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the Junior Subordinated Debenture Indenture to all Senior Indebtedness of the Company as defined in the Junior Subordinated Debenture Indenture (the "Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture"). The Junior Subordinated Debenture Indenture will not limit the amount of secured or unsecured debt, including Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture, that may be incurred by the Company or its subsidiaries. See "-- Subordination." As of June 30, 1998, the aggregate principal amount of the Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture was approximately $1,031,813,000.

  Form, Registration and Transfer

     The Junior Subordinated Debentures will be issued in fully registered form. Until any dissolution of the applicable Hercules Trust, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the related Trust Securities. If the Junior Subordinated Debentures are distributed to the holders of the related Trust Securities, the Junior Subordinated Debentures will be issued to such holders in the same form as the Trust Securities were held. Accordingly, any

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

depositary arrangements for such Junior Subordinated Debentures are expected to be substantially similar to those in effect for the Trust Preferred Securities. See "Description of Trust Preferred Securities -- Global Trust Preferred Securities."

  Payment and Paying Agents

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on and interest on the Junior Subordinated Debentures will be made at the office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made, except in the case of a global certificate representing Junior Subordinated Debentures, by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the applicable Securities Register for Junior Subordinated Debentures or (ii) transfer to an account maintained by the Person entitled thereto as specified in such Securities Register, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any Junior Subordinated Debenture will be made to the Person in whose name such Junior Subordinated Debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; provided, however, the Company will at all times be required to maintain a Paying Agent in each place of payment for the Junior Subordinated Debentures.

     Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, on or interest on any Junior Subordinated Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

  Option to Extend Interest Payment Date

     So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Junior Subordinated Debenture Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time up to the maximum period specified in the applicable Prospectus Supplement for the deferral of interest (each deferral period being referred to herein as an "Extension Period"), provided that an Extension Period must end on an interest payment date and may not extend beyond the stated maturity of such Junior Subordinated Debentures. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (and holders of the related Trust Securities while such Trust Securities are outstanding) will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income, regardless of the method of accounting used by the Holders.

     Prior to the termination of any Extension Period, the Company may extend such Extension Period, provided that such extension does not cause such Extension Period to exceed the maximum Extension Period, end on a date other than an interest payment date or extend beyond the stated maturity of the related Junior Subordinated Debentures. Upon the termination of any Extension Period (or any extension thereof) and the payment of all amounts then due, the Company may begin a new Extension Period, subject to the foregoing limitations. No interest shall be due and payable during an Extension Period except at the end thereof. The Company must give the Debenture Trustee notice of its election to begin or extend an Extension Period at least five Business Days prior to the earlier of (i) the date cash distributions on the related Trust Securities would have been payable except for the election to begin or extend such Extension Period or (ii) the date the applicable Hercules Trust is required to give notice to any securities exchange or to holders of its Trust Preferred Securities of the record date or the date cash distributions are payable, but in any event not less than five Business Days prior to such record date. The Debenture Trustee shall give notice of the Company's
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

election to begin or extend an Extension Period to the holders of the Trust Preferred Securities. Subject to the foregoing limitations, there is no limitation on the number of times that the Company may begin or extend an Extension Period.

  Restrictions on Certain Payments

     The Company will also covenant that if at any time (i) there shall have occurred any event of which the Company has actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, a Debenture Event of Default, (ii) the Company shall be in default with respect to any of its payment obligations under the Guarantee or (iii) the Company shall have given notice of its election to exercise its right to begin or extend an Extension Period as provided in the Junior Subordinated Debenture Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced and be continuing, then it will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (2) make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any debt securities of the Company (including Other Debentures) that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (3) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (including under Other Guarantees (as defined herein)) if such guarantee ranks pari passu or junior in right of payment to the Junior Subordinated Debentures (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock of the Company, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(c) payments under the applicable Guarantee, (d) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (f) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans).

     So long as the Trust Securities remain outstanding, the Company also will covenant (i) to maintain 100% direct or indirect ownership of the related Trust Common Securities (it being understood that any permitted successor of the Company under the Junior Subordinated Debenture Indenture may succeed to the Company's ownership of such Trust Common Securities), (ii) to use its best efforts to cause each Hercules Trust (a) to remain a business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of related Trust Securities in liquidation of such Hercules Trust, the conversion, exchange or redemption of all of such Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the applicable Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes, (iii) to use its best efforts to cause each holder of its Trust Securities to be treated as owning an undivided beneficial interest in the related Junior Subordinated Debentures and
(iv) not to cause, as Sponsor of the Hercules Trusts, or to permit, as the Trust Common Securities Holder, the dissolution, liquidation or winding-up of any Hercules Trust, except as provided in the applicable Trust Agreement.

  Modification of Junior Subordinated Debenture Indenture

     From time to time, the Company and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Junior Subordinated Debenture Indenture for specified purposes, including, among other things, curing ambiguities or adding provisions (provided that any such action does not materially adversely affect the interests of the holders of the Junior Subordinated Debentures) and maintaining the qualification of the Junior Subordinated Debenture Indenture under the Trust Indenture Act. The Junior Subordinated Debenture Indenture will permit the Company and the Debenture Trustee, with the consent of the holders of a majority in principal amount of all outstanding

Junior Subordinated Debentures affected thereby, to modify the Junior Subordinated Debenture Indenture in a manner affecting the rights of the holders of Junior Subordinated Debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) change the stated maturity or reduce the principal of any such Junior Subordinated Debentures, (ii) change the interest rate (or the manner of calculation of the interest rate) or extend the time of payment of interest on any such Junior Subordinated Debentures except pursuant to the Company's right under the Junior Subordinated Debenture Indenture to defer the payment of interest as provided therein (see "-- Option to Extend Interest Payment Date"), (iii) change any of the conversion, exchange or redemption provisions applicable to any such Junior Subordinated Debentures, (iv) change the currency in respect of which payments of principal of or any premium or interest on any such Junior Subordinated Debentures are to be made, (v) change the right of holders of Trust Securities to bring a Direct Action in respect of any required payments or conversion or exchange rights, (vi) impair or affect the right of any holder of any such Junior Subordinated Debentures to institute suit for the payment of the principal thereof or premium, if any, or interest thereon or for the conversion or exchange of any such Junior Subordinated Debentures in accordance with their terms, (vii) change the subordination provisions adversely to the holders of the Junior Subordinated Debentures, or
(viii) reduce the percentage of principal amount of Junior Subordinated Debentures the holders of which are required to consent to any such modification of the Junior Subordinated Debenture Indenture.

  Debenture Events of Default

     The following described events with respect to any series of Junior Subordinated Debentures will constitute a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) unless such event is specifically deleted or modified in or pursuant to the supplemental indenture, Board Resolution or Officers' Certificate establishing the terms of such series pursuant to the Junior Subordinated Debenture Indenture:

          (i) failure for 30 days to pay any interest on that series of Junior Subordinated Debentures when due (subject to any permitted deferral thereof); provided that, during any Extension Period for such series of Junior Subordinated Debentures, failure to pay interest on such series of Junior Subordinated Debentures shall not constitute a Debenture Event of Default; or

          (ii) failure to pay any principal of or premium, if any, on that series of Junior Subordinated Debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

          (iii) if applicable, failure by the Company to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of Junior Subordinated Debentures or the related Trust Preferred Securities; or

          (iv) failure to observe or perform any other agreement or covenant contained in the Junior Subordinated Debenture Indenture in respect of that series of Junior Subordinated Debentures for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of Junior Subordinated Debentures; or

          (v) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee in respect of such Junior Subordinated Debentures. The Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures of any series may declare the principal of and any accrued interest on such Junior Subordinated Debentures due and payable immediately upon a Debenture Event of Default, other than a Debenture Event of Default referred to in clause (v) above, which shall result in the immediate acceleration of the Junior Subordinated Debentures. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures of any series may annul such declaration and waive the default in respect of such Junior Subordinated Debentures if the default (other than the non-payment of the principal and interest of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures of any series may, on behalf of the holders of all of the Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of the principal of or premium, if any, on or interest on (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Debenture Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture of such series.

  Enforcement of Certain Rights by Holders of Trust Preferred Securities

     To the extent any action under the Junior Subordinated Debenture Indenture is entitled to be taken by the holders of at least a specified percentage of Junior Subordinated Debentures, holders of the corresponding Trust Preferred Securities may take such action if such action is not taken by the Property Trustee of the related Hercules Trust. Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and is attributable either to (i) the failure of the Company to pay the principal of or premium, if any, on or interest on the Junior Subordinated Debentures on the due date or
(ii) the failure by the Company to deliver the required securities or other rights upon an appropriate conversion or exchange right election, a holder of the related Trust Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or premium, if any, on or interest on such Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Preferred Securities held by such holder or for enforcement of such conversion or exchange rights, as the case may be (a "Direct Action"). The Company may not amend the Junior Subordinated Debenture Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, the applicable Hercules Trust may become subject to the reporting obligations under the Exchange Act. Notwithstanding any payments made to a holder of Trust Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of and premium, if any, on and interest on the related Junior Subordinated Debentures, and the Company shall be subrogated to the rights of the holder of such Trust Preferred Securities with respect to payments on the Trust Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action.

     The holders of the Trust Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related Junior Subordinated Debentures unless an Event of Default has occurred and is continuing under the applicable Trust Agreement. See "Description of Trust Preferred Securities -- Events of Default; Notice."

  Consolidation, Merger, Sale of Assets and Other Transactions

     The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company, unless: (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes the Company's obligations under the Junior Subordinated Debentures and the Guarantees; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a

Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Junior Subordinated Debenture Indenture are met.

  Satisfaction and Discharge

     The Junior Subordinated Debenture Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Junior Subordinated Debenture Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Debenture Indenture, when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation
(i) have become due and payable or (ii) will become due and payable at maturity or upon redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

  Subordination

     The Junior Subordinated Debentures will rank subordinate and junior in right of payment to all Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture to the extent provided in the Junior Subordinated Debenture Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture will first be entitled to receive payment in full of such Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

     In the event of the acceleration of the maturity of Junior Subordinated Debentures, the holders of all Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

     No payments on account of principal or premium, if any, or interest in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture, or an event of default with respect to any Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     "Indebtedness" shall mean: (i) every obligation of the Company for money borrowed; (ii) every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of the Company with respect to letters of credit, banker's acceptances or similar facilities issued for the account of the Company; (iv) every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of the Company; (vi) all indebtedness of the Company, whether incurred on or prior to the date of the Junior Subordinated Debenture Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, the Company has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and (viii) obligations of the type referred to in clauses

(i) through (vii) of another Person secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company); and all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

     "Indebtedness Ranking on a Parity with the Junior Subordinated Debentures" shall mean (i) Indebtedness, whether outstanding on the date of execution of the Junior Subordinated Debenture Indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks pari passu with and not prior to the Junior Subordinated Debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the Company and (ii) all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of equity securities or other securities guaranteed by the Company pursuant to an instrument that ranks pari passu with or junior in right of payment to the Guarantee. The securing of any Indebtedness otherwise constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Junior Subordinated Debentures.

     "Indebtedness Ranking Junior to the Junior Subordinated Debentures" shall mean any Indebtedness, whether outstanding on the date of execution of the Junior Subordinated Debenture Indenture or thereafter created, assumed or incurred, to the extent such Indebtedness by its terms ranks junior to and not pari passu with or prior to the Junior Subordinated Debentures (and any other Indebtedness Ranking on a Parity with the Junior Subordinated Debentures) in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of the Company. The securing of any Indebtedness otherwise constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Junior Subordinated Debentures.

     "Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture" shall mean all Indebtedness, whether outstanding on the date of execution of the Junior Subordinated Debenture Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Junior Subordinated Debentures or Indebtedness Ranking Junior to the Junior Subordinated Debentures.

  Governing Law

     The Junior Subordinated Debenture Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Delaware.

  Information Concerning the Debenture Trustee

     The Debenture Trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the Debenture Trustee will not be under any obligation to exercise any of the powers vested in it by the Junior Subordinated Debenture Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company currently consists of 300,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock.

     Preferred Stock may be issued from time to time in one or more classes or series of preferred stock with such designations, powers, preferences and rights of the shares of such class or series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions) and the liquidation preference established by the Board of Directors, without approval of the stockholders, pursuant to the provisions of the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation").

     At August 31, 1998, there were outstanding (i) 94,630,404 shares of Common Stock and (ii) no shares of Preferred Stock.

     As described under "Description of Depositary Shares," the Company may issue Depositary Shares evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular class or series of the Preferred Stock) in a share of a particular class or series of the Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined herein).

     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and the By-Laws of the Company, as amended (the "By-Laws"), copies of which are filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 and to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive dividends and other distributions in cash, stock or property of the Company, when, as and if declared by the Board of Directors out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

     Voting Rights. At every meeting of stockholders, every holder of Common Stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of Preferred Stock, any action submitted to stockholders is approved if the number of votes cast in favor of such action exceeds the number of votes required by the provisions of the Certificate of Incorporation or by law, subject to applicable quorum requirements. The Certificate of Incorporation requires the affirmative vote of at least 80% of the voting power of all of the stockholders with respect to certain fundamental corporate transactions. The Certificate of Incorporation also precludes stockholders from acting by written consent.

     Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the business of the Company, whether voluntary or involuntary (any such event, a "Liquidation"), the holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of Preferred Stock then outstanding.

     Miscellaneous. The holders of Common Stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the Common Stock is not subject to redemption.

     The Company has a classified Board of Directors with three-year terms. The directors are divided into three classes as equal in number as possible and the term of one class expires each year.

     The transfer agent and registrar with respect to the Common Stock is Chase Mellon Shareholder Services.

     All shares of Common Stock offered pursuant to a Prospectus Supplement, or issuable upon conversion, exchange or exercise of Offered Securities, will, when issued, be fully paid and non-assessable. The Common Stock is traded on the New York Stock Exchange under the symbol "HPC."

     Reference is made to the applicable Prospectus Supplement relating to the Common Stock offered thereby for specific terms, including: (i) the number of shares offered, (ii) the initial offering price, if any, and market price and
(iii) dividend information.

PREFERRED STOCK

     The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the

Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation (including any future amendments thereto) and By-Laws, as amended.

  General

     Subject to limitations prescribed by Delaware law and the Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each class or series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

     Reference is made to the Prospectus Supplement relating to the class or series of Preferred Stock offered thereby for specific terms, including: (i) the class or series, title and stated value, if any, of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered and the liquidation preference per share and the initial offering price, if any, of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) whether dividends on such Preferred Stock shall be cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate; (v) any voting rights granted to the holders of such Preferred Stock or required by law;
(vi) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vii) provisions for a sinking fund, if any, for such Preferred Stock;
(viii) provisions for redemption, if applicable, of such Preferred Stock; (ix) any listing of such Preferred Stock on any securities exchange; (x) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or exchangeable for other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the conversion or exchange price or rate (or manner of calculation thereof) and the conversion or exchange date(s) or period(s); (xi) whether interests in such Preferred Stock will be represented by Depositary Shares, and, if so, the terms thereof; (xii) a discussion of certain material U.S. federal income tax considerations applicable to such Preferred Stock; and
(xiii) any other material terms, preferences, rights, limitations or restrictions of such Preferred Stock.

  Rank

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to (as applicable) dividend rights and rights upon liquidation, dissolution or winding-up of the Company, rank (i) senior to all classes or series of Common Stock of the Company and to all equity securities of the Company the terms of which provide that such equity securities are subordinated to the Preferred Stock; (ii) on a parity with all equity securities of the Company other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities of the Company which the terms of such Preferred Stock provide will rank senior to it.

  Dividends

     Holders of shares of the Preferred Stock of each class or series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any class or series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any class or series of the Preferred Stock for which dividends are non-cumulative, then the holders of such class or series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such class or series are declared payable on any future dividend payment date.

     If any shares of the Preferred Stock of any class or series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of the Company of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such class or series for any period unless (i) if such class or series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period or (ii) if such class or series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment for the then current dividend period ((i) and (ii) are hereinafter collectively referred to as "all required dividends are paid"). When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of Preferred Stock of any class or series and the shares of any other class or series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such class or series, all dividends declared upon shares of Preferred Stock of such class or series and any other class or series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such class or series and such other class or series of Preferred Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Preferred Stock of such class or series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other class or series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such class or series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless all required dividends are paid, no dividends (other than in Common Stock or other stock ranking junior to the Preferred Stock of such class or series as to dividends and upon liquidation, dissolution or winding-up of the Company) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock of such class or series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such class or series as to dividends or upon liquidation, dissolution or winding-up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other stock of the Company ranking junior to the Preferred Stock of such class or series as to dividends and upon liquidation, dissolution or winding-up of the Company).

     Any dividend payment made on shares of a class or series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such class or series which remains payable.

  Redemption

     If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a class or series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such Preferred

Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of stock of the Company, the terms of such Preferred Stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless provided otherwise for any class or series of Preferred Stock, unless all required dividends are paid: (i) no shares of the applicable class or series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such class or series are simultaneously redeemed and (ii) the Company shall not purchase or otherwise acquire directly or indirectly any shares of the applicable class or series of Preferred Stock (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such class or series as to dividends and upon liquidation, dissolution or winding-up of the Company), provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such class or series.

  Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of stock of the Company ranking junior to such class or series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding-up of the Company, the holders of each class or series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such class or series of Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such class or series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of such class or series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of stock of the Company ranking on a parity with such class or series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding-up of the Company, then the holders of such class or series of Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of shares of such class or series of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of stock ranking junior to such class or series of Preferred Stock upon any liquidation, dissolution or winding-up of the Company, according to their respective rights and preferences and in each case according to their respective number of shares.

     For such purposes, neither the consolidation or merger of the Company with or into any other Company nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company shall be deemed to constitute a liquidation, dissolution or winding-up of the Company.

  Voting Rights

     Holders of such class or series of Preferred Stock will not have any voting rights, except as set forth below (unless otherwise specified in a Prospectus Supplement) or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     If specified in the applicable Prospectus Supplement, or as long as the Preferred Stock is listed on an exchange so requiring, whenever dividends on any shares of such class or series of Preferred Stock shall be in arrears for six or more quarterly periods, regardless of whether such quarterly periods are consecutive, the holders of such shares of such class or series of Preferred Stock (voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by an officer of the Company at the request of a holder of such class or series of Preferred Stock or, if such special meeting is not called by an officer of the Company within 30 days, at a special meeting called by a holder of such class or series of Preferred Stock designated by the holders of record of at least 10% of the shares of any such class or series of Preferred Stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such class or series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment or (ii) if such class or series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each class or series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such class or series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to such class or series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the Company or reclassify any authorized stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such shares; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation in respect of such class or series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such class or series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other class or series of Preferred Stock, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Preferred Stock of such class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such class or series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

  Conversion Rights

     The terms and conditions, if any, upon which shares of any class or series of Preferred Stock are convertible into or exchangeable for other securities or rights of the Company or other issuers, including, without limitation, Common Stock, Debt Securities or another series of Preferred Stock, or any combination of the foregoing, will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the name of the issuer of such other securities or rights and the number or principal amount of the securities or rights into which the Preferred Stock is convertible or exchangeable, the conversion or exchange price or rate (or manner of calculation thereof), the conversion or exchange date(s) or period(s), provisions as to whether the conversion or exchange will be at the option of the holders of such class or series of Preferred Stock or the Company or other issuer and the events requiring an adjustment of the conversion or exchange price or rate.

DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to the Deposit Agreement and the Depositary Receipts evidencing the Depositary Shares.

  General

     The Company may issue shares of Preferred Stock represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Preferred Stock Depositary"). The Prospectus Supplement relating to Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each holder of a Depositary Receipt evidencing Depositary Shares will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented by such Depositary Shares (including dividend, voting, redemption, conversion, exchange and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable fractional interest in a share of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

     A holder of Depositary Receipts evidencing Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Company may also deliver cash in lieu of delivery of fractional interests in Preferred Stock.

  Dividends and Other Distributions

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect of the series of Preferred Stock represented by the Depository Shares to the holders of Depositary Receipts in proportion to the number of Depositary Receipts owned by such holders. The Preferred Stock Depositary, however, will distribute only such amounts as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by that Preferred Stock Depositary for distribution to holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including public or private sale of such property and distribution of the net proceeds from such sale to such holders.

     The amounts so distributed in any of the foregoing cases will be reduced by any amount required by law to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

  Conversion and Exchange

     If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the applicable Prospectus Supplement, each holder of Depositary Receipts will have the right or obligation to convert or exchange the Depositary Shares represented by such Depositary Receipts pursuant to the terms thereof.

  Redemption

     If any series of Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the related Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

     After the date fixed for redemption, the Depositary Receipts evidencing such Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing such Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders of the Depositary Receipts evidencing such Depositary Shares fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

  Voting

     Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the holders of the Depositary Receipts evidencing such Depositary Shares. Each holder of such Depositary Receipts on the record date (which will be the same date as the record date for such Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts.

  Record Date

     Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion or redemption of, or any election on the part of the Company to call for the redemption of, any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts who (x) shall be entitled to receive such dividend, distribution, rights, preferences or privileges or (y) shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

  Amendment and Termination of the Deposit Agreement

     Any provision of the Deposit Agreement or any Depositary Receipt may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "-- Charges of Preferred Stock Depositary"), or which otherwise materially and adversely affects any existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts unless approved by at least two-thirds of the holders of such outstanding Depositary Receipts.

     Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination, provided, however, that any such termination that materially and adversely affects the holders of the Depositary Receipts must be approved by at least two-thirds of the holders of the outstanding Depositary Receipts. If any Depositary Receipts remain outstanding after the date of termination of the Deposit Agreement, the Preferred Stock Depositary will exchange the Depositary Receipts for shares of the Preferred Stock underlying the Depositary Shares represented by such Depositary Receipts, and, thereafter, will discontinue the transfer of Depositary Receipts, suspend the distribution of dividends to the holders thereof and not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement.

  Charges of Preferred Stock Depositary

     The Company will pay all charges of the Preferred Stock Depositary, including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

  Miscellaneous

     The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder without negligence and in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment as successor depositary. If a successor depositary shall not have been appointed and accepted its appointment within 45 days after the giving of such notice of resignation, the resigning Preferred Stock Depositary may petition any court of competent jurisdiction for the appointment of a successor depositary with respect to outstanding Depositary Receipts under the Deposit Agreement.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants to purchase Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Shares or Common Stock (collectively, the "Underlying Warrant Securities"), and such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants.

     The applicable Prospectus Supplement will describe the specific terms of any Warrants offered thereby, including: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants; (vi) the price at which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The Trust Preferred Securities will be issued by a Hercules Trust under the applicable Trust Agreement and will represent beneficial interests in such Hercules Trust. The holders of such beneficial interests will be entitled to a preference over the Trust Common Securities of such Hercules Trust with respect to the payment of distributions and amounts payable on redemption of the Trust Preferred Securities or the liquidation of such Hercules Trust under the circumstances described under "-- Subordination of Trust Common Securities." Each Trust Agreement has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the Trust Preferred Securities and the Trust Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such Trust Preferred Securities and such Trust Agreement, including the definitions therein of certain terms, and those made a part of such Trust Agreement by the Trust Indenture Act.

     Reference is made to the applicable Prospectus Supplement for a description of the specific terms of the Trust Preferred Securities offered thereby, including (i) the particular Hercules Trust issuing such Trust Preferred Securities; (ii) the specific designation, number and purchase price of such Trust Preferred Securities; (iii) the annual distribution rate (or method of calculation of the distribution rate) for such Trust Preferred Securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum Extension Period for which such distributions may be deferred; (iv) the Liquidation Amount per Trust Preferred Security which shall be paid out of the assets of such Hercules Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Hercules Trust; (v) the obligation or right, if any, of such Hercules Trust to purchase or redeem its Trust Preferred Securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such Trust Preferred Securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right; (vi) the terms and conditions, if any, upon which such Trust Preferred Securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per Trust Preferred Security and the date or dates on which or period or periods within which such conversion or exchange may be effected;
(vii) if applicable, any securities exchange upon which such Trust Preferred Securities shall be listed; (viii) whether such Trust Preferred Securities are issuable in book-entry only form and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and (ix) any other rights, preferences, privileges, limitations or restrictions of such Trust Preferred Securities consistent with the applicable Trust Agreement or with applicable law (which may differ from those described herein). Certain material United States federal income tax considerations applicable to any offering of Trust Preferred Securities will also be described in the applicable Prospectus Supplement.

GENERAL

     The Trust Preferred Securities of a Hercules Trust will rank pari passu, and payments will be made thereon pro rata, with the Trust Common Securities of such Hercules Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of Trust Preferred Securities and Trust Common Securities by a Hercules Trust will be used by such Hercules Trust to purchase an aggregate principal amount of Junior Subordinated Debentures of the Company equal to the aggregate Liquidation Amount of such Trust Preferred Securities and Trust Common Securities. Legal title to such Junior Subordinated Debentures will be held by the Property Trustee of the Hercules Trust for the benefit of the holders of the related Trust Securities. In addition, the Company will execute a Guarantee for the benefit of the holders of the related Trust Preferred Securities. The Guarantees will not guarantee payment of distributions or amounts payable on redemption of the Trust Preferred Securities or liquidation of a Hercules Trust when such Hercules Trust does not have funds legally available for the payment thereof. See "Description of Guarantees."

     The revenue of a Hercules Trust available for distribution to holders of its Trust Preferred Securities will be limited to payments under the related Junior Subordinated Debentures which such Hercules Trust purchased with the proceeds from the sale of its Trust Securities. If the Company fails to make a required payment in respect of such Junior Subordinated Debentures, the applicable Hercules Trust will not have sufficient funds to make the related payments, including distributions, in respect of its Trust Preferred Securities. Each of the Hercules Trusts is a separate legal entity and the assets of one are not available to satisfy the obligations of any other.

  Deferral of Distributions

     So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Junior Subordinated Debenture Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for up to the maximum Extension Period specified in the applicable Prospectus Supplement, provided that an Extension Period must end on an interest payment date and may not extend beyond the stated maturity of such Junior Subordinated Debentures. If the Company elects to exercise such right, distributions on the related Trust Preferred Securities will be deferred during any such Extension Period. Distributions to which holders of the Trust Preferred Securities are entitled during any Extension Period will continue to accumulate additional distributions thereon. The Company has no current intention to exercise its right to defer payments of interest on the Junior Subordinated Debentures it may issue and, accordingly, distributions on the related Trust Preferred Securities.

  Redemption

     Upon the repayment at the stated maturity or redemption (in whole or in part) prior to the stated maturity of the Junior Subordinated Debentures, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem an aggregate liquidation amount of the related Trust Securities equal to the aggregate principal amount of such Junior Subordinated Debentures so repaid or redeemed, upon not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of Trust Securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Hercules Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the Junior Subordinated Debentures are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related Trust Securities on a pro rata basis among the Trust Preferred Securities and the Trust Common Securities of the applicable Hercules Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the Trust Preferred Securities held in book-entry form, if any, are to be redeemed, such Trust Preferred Securities will be redeemed in accordance with the procedures of DTC. See "-- Global Trust Preferred Securities."

  Redemption Procedures

     If a Hercules Trust gives a notice of redemption in respect of its Trust Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, (i) with respect to Trust Preferred Securities held by DTC or its nominee, the Property Trustee will deposit, or cause the Paying Agent (as defined herein) to deposit, irrevocably with DTC funds sufficient to pay the applicable redemption price and (ii) with respect to Trust Preferred Securities held in certificated form, the Property Trustee will irrevocably deposit with the Paying Agent funds sufficient to pay the applicable redemption price and will give such Paying Agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the Trust Preferred Securities. If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the Trust Preferred Securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such Trust Preferred Securities will cease to be outstanding. In the event that any redemption date is not a Business Day, then the applicable redemption price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Hercules Trust or by the Company pursuant to the applicable Guarantee as described under "Description of Guarantees," (i) distributions on the related Trust Preferred Securities will continue to accumulate from the redemption date originally established by such Hercules Trust to the date such applicable redemption price is actually paid and
(ii) the actual payment date will be the redemption date for purposes of calculating the applicable Redemption Price.

     Subject to applicable law (including, without limitation, United States federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

  Liquidation of a Hercules Trust and Distribution of Junior Subordinated Debentures

     The Company will have the right at any time to dissolve a Hercules Trust and cause the related Junior Subordinated Debentures to be distributed to the holders of the Trust Securities of such Hercules Trust in liquidation of such Hercules Trust after satisfaction of liabilities to creditors of such Hercules Trust as required by applicable law. Such right is subject to the Company having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the Trust Preferred Securities of such Hercules Trust.

     Each Hercules Trust shall automatically dissolve upon the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company;
(ii) the distribution of the related Junior Subordinated Debentures to the holders of the Trust Securities of such Hercules Trust, if the Company, as Sponsor, has given written direction to the Property Trustee to dissolve such Hercules Trust (which direction is optional and, except as described above, wholly within the discretion of the Company, as Sponsor); (iii) the conversion, exchange or redemption of all of the Trust Securities of such Hercules Trust; (iv) expiration of the term of such Hercules Trust and (v) the entry of an order for the dissolution of such Hercules Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in clause (i), (ii), (iv) or (v) above, the applicable Hercules Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Hercules Trust as provided by applicable law, to the holders of the Trust Securities the related Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Hercules Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such Hercules Trust as provided by applicable law, an amount equal to the aggregate of the Liquidation Amount per Trust Security specified in the applicable Prospectus Supplement plus accumulated distributions thereon to the date of payment (such amount being referred to herein as the "Liquidation Distribution"). If the Liquidation Distribution can be paid only in part because the applicable Hercules Trust has insufficient assets legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Hercules Trust on its Trust Securities shall be paid on a pro rata basis, except that if a Debenture Event of Default has occurred and is continuing, the Trust Preferred Securities of such Hercules Trust shall have a priority over the Trust Common Securities of such Hercules Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

     After a date is fixed for any distribution of Junior Subordinated Debentures to holders of the related Trust Securities, (i) such Trust Securities will no longer be deemed to be outstanding, (ii) each registered global certificate, if any, representing such Trust Securities will be exchanged for a registered global certificate representing the Junior Subordinated Debentures to be delivered upon such distribution and (iii) any Trust Securities in certificated form will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the liquidation amount of such Trust Securities, and bearing accrued interest in an amount equal to the accumulated distributions on such Trust Securities until such certificates are presented to the Administrative Trustees or their agent for cancellation, whereupon the Company will issue to such holder, and the Debenture Trustee will authenticate, Junior Subordinated Debentures in certificated form.

     There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for such Trust Preferred Securities if a dissolution and liquidation of the applicable Hercules Trust were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the applicable Hercules Trust, may trade at a discount to the price that the investor paid to purchase such Trust Preferred Securities.

  Subordination of Trust Common Securities

     Payment of distributions on, and the applicable redemption price of, Trust Securities shall be made pro rata among the Trust Preferred Securities and the Trust Common Securities of the applicable Hercules Trust based on their respective Liquidation Amounts; provided, however, that if on any distribution date or redemption date a Debenture Event of Default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the Trust Common Securities of the applicable Hercules Trust, and no other payment on account of the redemption, liquidation or other acquisition of such Trust Common Securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding Trust Preferred Securities of such Hercules Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such Trust Preferred Securities then due and payable.

     Upon the occurrence and continuance of an Event of Default under the applicable Trust Agreement, the Company, as the Trust Common Securities Holder of the applicable Hercules Trust, will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default shall have been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Trust Preferred Securities of such Hercules Trust and not on behalf of the Company as the Trust Common Securities Holder, and only the holders of such Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

  Events of Default; Notice

     The occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of Default") will constitute an "Event of Default" under the applicable Trust Agreement. Within ten Business Days after the occurrence of an Event of Default under the applicable Trust Agreement actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Trust Preferred Securities of the applicable Hercules Trust, the Administrative Trustees and the Company, as Sponsor, unless such Event of Default shall have been cured or waived.

     For a discussion of the limited circumstances in which holders of Trust Preferred Securities may bring a Direct Action against the Company, see "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

  Removal of Issuer Trustees

     Unless a Debenture Event of Default has occurred and is continuing, any Issuer Trustee may be removed at any time by the Company as the Trust Common Securities Holder of the applicable Hercules Trust. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding Trust Preferred Securities of the applicable Hercules Trust. In no event will the holders of the Trust Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the Trust Common Securities Holder. No resignation or removal of an Issuer Trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

  Merger or Consolidation of Issuer Trustees

     Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the applicable Trust Agreement, provided such Person shall be otherwise qualified and eligible.

  Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Hercules Trust

     A Hercules Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below or as otherwise described under "-- Liquidation of a Hercules Trust and Distribution of Junior Subordinated Debentures." A Hercules Trust may, at the request of the Company, as Sponsor, with the consent of the Administrative Trustees but without the consent of the holders of its Trust Preferred Securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of such Hercules Trust with respect to the Trust Securities of such Hercules Trust or (b) substitutes for the Trust Securities of such Hercules Trust other securities having substantially the same terms as such Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as such Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the related Junior Subordinated Debentures,
(iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the Trust Securities of such Hercules Trust are then listed, if any, (iv) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Securities (including any Successor Securities) of such Hercules Trust or the related Junior Subordinated Debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization, (v) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) of such Hercules Trust in any material respect (other than any dilution of such holders' interests in the new entity), (vi) such successor entity has a purpose substantially identical to that of such Hercules Trust,
(vii) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to such Hercules Trust experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) of such Hercules Trust in any material respect (other than any dilution of such holders' interests in the new entity), and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Hercules Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act") and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the applicable Guarantee and the applicable guarantee for the benefit of the owner of the Common Securities of such Hercules Trust. Notwithstanding the foregoing, a Hercules Trust shall not, except with the consent of each holder of its Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Hercules Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

  Voting Rights; Amendment of a Trust Agreement

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Hercules Trust" and "Description of Guarantees -- Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of Trust Preferred Securities will have no voting rights.

     Each Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Securities of the applicable Hercules Trust, (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement, or
(ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that such Hercules Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its Trust Securities are outstanding or to ensure that such Hercules Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of such Trust Securities. A Trust Agreement may be amended by the Issuer Trustees and the Company (i) with the consent of holders of a majority in Liquidation Amount of the outstanding Trust Securities of the applicable Hercules Trust, and (ii) upon receipt by the Issuer Trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect such Hercules Trust's status as a grantor trust for United States federal income tax purposes or such Hercules Trust's exemption from status as an "investment company" under the Investment Company Act; provided, however, that, without the consent of each holder of such Trust Securities, such Trust Agreement may not be amended to (i) change the distribution rate (or manner of calculation of the distribution rate), amount, timing or currency or otherwise adversely affect the method of any required payment, (ii) change the purpose of the applicable Hercules Trust, (iii) authorize the issuance of any additional beneficial interests in such Hercules Trust, (iv) change the conversion, exchange or redemption provisions, (v) change the conditions precedent for the Company to elect to dissolve such Hercules Trust and distribute the related Junior Subordinated Debentures to the holders of such Trust Securities, (vi) change the Liquidation Distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Hercules Trust, (vii) affect the limited liability of any holder of such Trust Securities or (viii) restrict the right of a holder of such Trust Securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such Trust Securities in accordance with their terms.

     So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to such Debenture Trustee, or execute any trust or power conferred on the Debenture Trustee, with respect to the Junior Subordinated Debentures, (ii) waive certain past defaults under the Junior Subordinated Debenture Indenture, (iii) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such Junior Subordinated Debentures or (iv) consent to any amendment, modification or termination of the Junior Subordinated Debenture Indenture or such Junior Subordinated Debentures where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in Liquidation Amount of all outstanding Trust Preferred Securities of the applicable Hercules Trust; provided, however, that where a consent under the Junior Subordinated Debenture Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior approval of each holder of the related Trust Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of Trust Preferred Securities except by subsequent vote of such holders. The Property Trustee shall notify each holder of Trust Preferred Securities of any notice of default with respect to the related Junior Subordinated Debentures. In addition to obtaining approvals of holders of Trust Preferred Securities referred to above, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Hercules Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Trust Preferred Securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote to be given to each holder of record of Trust Preferred Securities in the manner set forth in the applicable Trust Agreement.

     Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances referred to above, any Trust Preferred Securities that are owned by the Company or any affiliate of the Company shall, for purposes of such vote or consent, be treated as if they were not outstanding.

  Global Trust Preferred Securities

     If specified in the applicable Prospectus Supplement, Trust Preferred Securities may be represented by one or more global certificates deposited with, or on behalf of, DTC (or other Depositary identified in such Prospectus Supplement) or a nominee thereof, in each case for credit to an account of a participant in DTC (or other Depositary). The identity of the Depositary and the specific terms of the depositary arrangements with respect to the Trust Preferred Securities to be represented by one or more global certificates will be described in the applicable Prospectus Supplement. However, unless otherwise specified in the applicable Prospectus Supplement, DTC will be the Depositary and the depositary arrangements described with respect to the Debt Securities will apply to such Trust Preferred Securities as well, except all references to the Company shall include the Hercules Trusts and all references to the applicable Indenture will refer to the applicable Trust Agreement. See "Description of Debt Securities -- Description of the Senior Debt Securities and Subordinated Debt Securities -- Global Debt Securities."

  Payment and Paying Agent

     Payments in respect of any global certificate representing Trust Preferred Securities shall be made to Cede & Co. as nominee of DTC (or other applicable Depositary or its nominee), which shall credit the relevant accounts at DTC (or such other Depositary) on the applicable payment dates, while payments in respect of Trust Preferred Securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The Paying Agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' prior written notice to the Property Trustee, the Administrative Trustees and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

  Registrar and Transfer Agent

     The Property Trustee will act as registrar and transfer agent for the Trust Preferred Securities.

     Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the applicable Hercules Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Hercules Trust will not be required to register or cause to be registered the transfer of its Trust Preferred Securities after they have been converted, exchanged, redeemed or called for redemption.

  Information Concerning the Property Trustee

     The Property Trustee, other than during the occurrence and continuance of an Event of Default under the applicable Trust Agreement, will undertake to perform only such duties as are specifically set forth in such Trust Agreement and, during the continuance of such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the Property Trustee will not be under any obligation to exercise any of the powers vested in it by such Trust Agreement at the request of any holder of the related Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in such Trust Agreement or is unsure of the application of any provision of such Trust Agreement, and the matter is not one on which holders of Trust Preferred Securities or Trust Common Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

  Miscellaneous

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate each Hercules Trust in such a way that (i) such Hercules Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act, (ii) such Hercules Trust will be classified as a grantor trust for United States federal income tax purposes and
(iii) the related Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Hercules Trust or the applicable Trust Agreement, that the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Trust Securities.

     Holders of Trust Preferred Securities will not have any preemptive or similar rights.

     A Hercules Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                           DESCRIPTION OF GUARANTEES

     A Guarantee will be executed and delivered by the Company concurrently with the issuance by a Hercules Trust of its Trust Preferred Securities for the benefit of the holders from time to time of such Trust Preferred Securities and will be held for such holders by The Chase Manhattan Bank, as trustee (the "Guarantee Trustee"). Each Guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such Guarantee, including the definitions therein of certain terms, and those made a part of such Guarantee by the Trust Indenture Act.

GENERAL

     The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the related Trust Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Hercules Trust may have or assert other than the defense of payment. The following payments (the "Guarantee Payments") with respect to Trust Preferred Securities, to the extent not paid by or on behalf of the applicable Hercules Trust, will be subject to the applicable Guarantee: (i) any accumulated distributions required to be paid on such Trust Preferred Securities, to the extent that such Hercules Trust has funds legally available therefor at such time, (ii) the applicable redemption price with respect to such Trust Preferred Securities called for redemption, to the extent that such Hercules Trust has funds legally available therefor at such time, or (iii) upon a voluntary or involuntary dissolution and liquidation of such Hercules Trust (other than in connection with the distribution of the related Junior Subordinated Debentures to holders of such Trust Preferred Securities or the redemption, conversion or exchange of such Trust Preferred Securities), the lesser of (a) the amounts due upon the dissolution and liquidation of such Hercules Trust, to the extent that such Hercules Trust has funds legally available therefor at the time and (b) the amount of assets of such Hercules Trust remaining available for distribution to holders of its Trust Preferred Securities after satisfaction of liabilities to creditors of such Hercules Trust as required by applicable law. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Trust Preferred Securities entitled thereto or by causing the applicable Hercules Trust to pay such amounts to such holders.

     The Company will, through the applicable Guarantee, the applicable Trust Agreement, the related Junior Subordinated Debentures and the Junior Subordinated Debenture Indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Hercules Trust's obligations under its Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Hercules Trust's obligations under its Trust Preferred Securities.

  Ranking

     Each Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Senior Debt Securities, the Subordinated Debt Securities and the Junior Subordinated Debentures, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock now or hereafter issued by the Company and to any guarantee now or hereafter entered into by the Company in respect of any of its capital stock. The Trust

Agreements provide that each holder of Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the related Guarantee. Each Guarantee will rank pari passu with all other guarantees (collectively, the "Other Guarantees") to be issued by the Company with respect to securities of Other Hercules Trusts.

     The Guarantees will not limit the amount of secured or unsecured debt, including Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture, that may be incurred by the Company or any of its subsidiaries.

  Guarantee of Payment

     Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against any other person or entity). A Guarantee will not be discharged except by payment of the related Guarantee Payments in full to the extent not paid by the applicable Hercules Trust or upon distribution of its Trust Preferred Securities to the holders of the related Junior Subordinated Debentures.

  Amendments and Assignment

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related Trust Preferred Securities (in which case no approval will be required), the applicable Guarantee may not be amended without the prior approval of the holders of a majority of the Liquidation Amount of such outstanding Trust Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of a Trust Agreement." All guarantees and agreements contained in a Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Trust Preferred Securities then outstanding.

  Events of Default

     An event of default under a Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any Guarantee Payment, the Company shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in Liquidation Amount of the related Trust Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the applicable Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

     If the Guarantee Trustee fails to enforce a Guarantee, any holder of the related Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the applicable Hercules Trust, the Guarantee Trustee or any other person or entity.

  Termination

     A Guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of the related Trust Preferred Securities, upon full payment of all amounts due upon the dissolution and liquidation of the applicable Hercules Trust or upon the conversion or exchange of all of the related Trust Preferred Securities (whether upon distribution of Junior Subordinated Debentures to the holders of such Trust Preferred Securities or otherwise). A Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Trust Preferred Securities must restore payment of any sums paid under such Trust Preferred Securities or such Guarantee.

  Governing Law

     The Guarantees will be governed by and construed in accordance with the laws of the State of New York.

  Information Concerning the Guarantee Trustee

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of a Guarantee, will undertake to perform only such duties as are specifically set forth in the Guarantees and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the Guarantee Trustee will not be under any obligation to exercise any of the powers vested in it by a Guarantee at the request of any holder of the related Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

  Limited Purpose of the Hercules Trusts

     The Trust Preferred Securities will represent preferred beneficial interests in the applicable Hercules Trust, and each Hercules Trust exists for the sole purpose of issuing and selling its Trust Securities, using the proceeds from the sale of its Trust Securities to acquire the related Junior Subordinated Debentures of the Company and engaging in only those other activities necessary, advisable or incidental thereto.

  Rights Upon Dissolution

     Unless the Junior Subordinated Debentures are distributed to holders of the related Trust Securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Hercules Trust, after satisfaction of the liabilities of creditors of such Hercules Trust as required by applicable law, the holders of such Trust Securities will be entitled to receive, out of assets held by such Hercules Trust, the Liquidation Distribution in cash. See "Description of Trust Preferred Securities -- Liquidation of a Hercules Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a creditor of the Company, subordinated in right of payment to all Senior Indebtedness As Defined In the Junior Subordinated Debenture Indenture as set forth in the Junior Subordinated Debenture Indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of such Junior Subordinated Debentures, before any stockholders of the Company receive payments or distributions.

                       DESCRIPTION OF PURCHASE CONTRACTS
                               AND PURCHASE UNITS

     The Company may issue Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, Purchase Contract Securities at a future date or dates. The price per Purchase Contract Security may be fixed at the time the Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Purchase Contracts. The Purchase Contracts may be issued separately or as a part of units ("Purchase Units") consisting of a Purchase Contract and either (i) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debentures, (ii) debt obligations of third parties, including U.S. Treasury securities, or (iii) Trust Preferred Securities of a Hercules Trust, securing the holder's obligations to purchase the Purchase Contract Security under the Purchase Contract. The Purchase Contracts may require the Company to make periodic payments to the holders of the Purchase Units or vice versa and such payments may be unsecured or prefunded on some basis. The Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid purchase contracts ("Prepaid Securities") upon transfer by a holder to the Company of any collateral securing such holder's obligations under the original Purchase Contract.

     The applicable Prospectus Supplement will describe the terms of any Purchase Contracts or Purchase Units and, if applicable, Prepaid Securities.

                              PLAN OF DISTRIBUTION

     The Company and/or the Hercules Trusts may sell the Offered Securities (i) through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or (iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to a series of the Offered Securities will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company and/or the Hercules Trusts from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the Offered Securities may be listed.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in a Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     If so indicated in a Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company and/or the Hercules Trusts at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in a Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("marketing firms"), acting as principals for their own accounts or as agents for the Company and/or a Hercules Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and/or a Hercules Trust and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with their remarketing of Offered Securities.

     Underwriters, dealers, remarketing firms and agents may be entitled under agreements entered into with the Company and/or the Hercules Trusts to indemnification by the Company and/or the Hercules Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company and/or the Hercules Trusts to payments they may be required to make in respect thereof, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offered Securities being offered hereby will be passed upon for the Company by Richard G. Dahlen, Esquire, Vice President and General Counsel of the Company, and by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, and for the Hercules Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, unless otherwise specified in a Prospectus Supplement. Mr. Dahlen owned beneficially, as of September 30, 1998, 15,333 shares of restricted stock under the Hercules Incorporated Long Term Incentive Compensation Plan (the "LTICP"), 244 shares of Common Stock under the Hercules Incorporated Savings and Investment Plan, and the right to acquire within 60 days hereof 25,200 shares under options held pursuant to the LTICP.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries which are incorporated by reference in the Company's most recent Annual Report on Form 10-K have been audited and reported upon by PricewaterhouseCoopers LLP, independent accountants, and are incorporated by reference in this Prospectus. Such financial statements are incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of BetzDearborn as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, appearing in the Company's Current Report on Form 8-K dated October 15, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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                                5,000,000 Shares

                                  HerculesLogo

                                  Common Stock

                           -------------------------

                             Prospectus Supplement

                                 July 21, 1999
                           -------------------------

                         BANC OF AMERICA SECURITIES LLC

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